As filed with the Securities and Exchange Commission on January 10, 2024

Registration No. 333-275704

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

FORM S-4

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

NICHOLAS FINANCIAL, INC.
(Exact Name of Registrant as Specified in Its Charter)

British Columbia*	6141	59-2506879
(State or Other Jurisdiction	(Primary Standard Industrial	(IRS Employer Identification
of Incorporation)	Classification Code Number)	Number)

26133 US Hwy 19 North, Suite 300

Clearwater, Florida 33763

(727) 726-0763

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Irina Nashtatik

Chief Financial Officer

26133 US Hwy 19 North, Suite 300

Clearwater, Florida 33763

(727) 726-0763

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications to:

Anthony D. Scioli

Mark A. Ellis

Kutak Rock LLP

1650 Farnam Street

Omaha, Nebraska 68102

(402) 346-6000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective and the consummation of the domestication transaction covered hereby.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earliest effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer, “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant files a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

*The registrant intends to change its jurisdiction of incorporation from the provincial jurisdiction of British Columbia, Canada to the State of Delaware in the United States of America through a continuation under Section 308 the British Columbia Business Corporations Act (“BCBCA”). The change in jurisdiction by continuation is sometimes referred to herein as the “domestication” and is subject to shareholder approval. The registrant intends to complete the domestication, if approved by shareholders, after the closing of the Loan Portfolio Sale (as described in the proxy circular/prospectus), if it occurs; however, the registrant intends to proceed with the domestication, if the requisite shareholder approval is obtained, if the Loan Portfolio Sale does not close. The registrant intends to proceed with the Loan Portfolio Sale, if the requisite shareholder approval is obtained, if the domestication is not completed. The domestication is not conditioned on the closing of the Loan Portfolio Sale and the closing of the Loan Portfolio Sale is not conditioned on the completion of the domestication.

The information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This document shall not constitute an offer to sell or the solicitation of any offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

PRELIMINARY – SUBJECT TO COMPLETION – DATED AS OF JANUARY 10, 2024

NICHOLAS FINANCIAL, INC.

PROPOSED DOMESTICATION AND LOAN PORTFOLIO SALE– YOUR VOTE IS VERY IMPORTANT

Dear Shareholders:

We are furnishing this management proxy circular to shareholders of Nicholas Financial, Inc. in connection with the solicitation of proxies by our management for use at a Special Meeting of our shareholders to be held on [DATE], 2024 at [TIME] ([TIME ZONE] time), at [LOCATION].

The purpose of the Special Meeting is to obtain shareholder approval to: (1) change our jurisdiction of incorporation by continuation from the provincial jurisdiction of British Columbia, Canada to the State of Delaware in the United States of America and (2) approve the sale of all or substantially all of our undertaking, consisting of automobile finance installment contracts, pursuant to a Master Asset Purchase Agreement with Westlake Services, LLC dba Westlake Financial, a California limited liability company. We refer to the first proposal as the “domestication” and to the second proposal as the “Loan Portfolio Sale” throughout this letter and the management proxy circular/prospectus that accompanies it.

We are pursuing the domestication for a number of reasons, the foremost being that we have no significant presence in Canada. Our corporate offices and operations are located in the United States and most of our shareholders reside there. The principal market for our common shares, the NASDAQ Global Select Market, is also in the United States. In addition, domiciling in the United States will eventually enable us to eliminate one level of holding company ownership and streamline our corporate structure. We believe this will reduce our overall professional fees and could lead to better acceptance in the capital markets and greater shareholder value.

We chose the State of Delaware to be our domicile principally because the Delaware General Corporation Law, or DGCL, expressly accommodates a continuation authorized by Section 308 of the British Columbia Business Corporations Act, or BCBCA. We also chose the State of Delaware because of the substantial body of case law that has evolved over the years interpreting various provisions of the DGCL. We believe the domestication will not only unambiguously establish us as a U.S. corporation, but it will help us achieve our strategic goals.

If we complete the domestication, we will continue our legal existence in Delaware as if we had originally been incorporated under Delaware law. In addition, each outstanding common share of Nicholas Financial, Inc. as a British Columbia, Canada corporation will then represent one share of common stock of Nicholas Financial, Inc. as a Delaware corporation. Our common shares are currently traded on the NASDAQ Global Select Market under the symbol “NICK”. Upon the completion of our domestication, our common stock will continue to be listed on the NASDAQ Global Select Market under the symbol “NICK.” Further, our management will be comprised of the same directors and executive officers who served in such capacities immediately prior to the domestication.

The board of directors has determined that the domestication is in the best interests of the shareholders and recommends a vote “FOR” for the domestication because it believes that the domestication will reduce our overall professional fees, could lead to better acceptance in the capital markets and greater shareholder value, eliminate compliance with both Canadian and U.S. laws, including tax laws, and the substantial body of case law that has evolved over the years interpreting various provisions of the DGCL provides greater certainty.

If the Loan Portfolio Sale proposal is approved by the requisite vote of our shareholders and the Loan Portfolio Sale closes, we intend to pursue our restructuring plan. We intend to use net proceeds from the sale to either acquire or invest in businesses outside of the Corporation’s traditional business. The board of directors intend to explore acquisitions of businesses in industries with respect to which they have familiarity with based on their other business and investment activities; however, the board does not intend to limit its acquisition and investment activities to those businesses and industries. The overall timeframe for potential acquisitions and investments remains uncertain. In exploring and considering potential acquisitions and investments, the Board intends to pursue opportunities that would have a reasonable likelihood of providing value to our shareholders over time in excess of the amount, if any, the shareholders would receive in a liquidation. The Board currently believes that the long-term interests of shareholders would be best served by the Corporation pursuing the Loan Portfolio Sale, the restructuring plan and other strategic initiatives that the Board may subsequently determine are in the best interests of shareholders.

The board of directors has determined that the Loan Portfolio Sale is in the best interests of the shareholders and recommends a vote “FOR” for the Loan Portfolio Sale because it believes we will have a better chance to enhance shareholder value by using the net proceeds from the Loan Portfolio Sale to acquire or invest in other businesses rather than by continuing to operate its existing business or liquidating The board believes that if shareholders do not approve the Loan Portfolio Sale that: (i) the value of our contracts and the receivables will decrease over time; and (ii) the purchase price offered by another potential buyer, if any, will be lower than the purchase price offered in the Loan Portfolio Sale. If the loan portfolio is not sold we expect the costs to run off the business will be significant.

The record date for the determination of shareholders entitled to receive notice of, and to vote at the Special Meeting is [DATE], 2024. At such date, [NUMBER] common shares were outstanding. The holders of at least three-fourths of our common shares present at the Special Meeting in person or by proxy (and assuming a quorum of our outstanding common shares are represented at the Special Meeting in person or by proxy) must vote to: (1) approve the domestication proposal and (2) approve the Loan Portfolio Sale proposal. Shareholders will have the right to dissent to the continuation and the Loan Portfolio Sale under Section 309 of the BCBCA. Dissenting shareholders have the right to be paid the fair value of their shares under Section 245 of the BCBCA. If approved by our shareholders, the domestication is expected to become effective as soon as practicable after the closing of the Loan Portfolio Sale. If the Loan Portfolio Sale is not approved by shareholders, we intend to proceed with the completion of the domestication as soon as practicable after the Special Meeting. If the Loan Portfolio Sale is approved by shareholders, but is terminated, we intend to proceed with the completion of the domestication as soon as practicable after the date the Loan Portfolio Sale is terminated. Our board of directors has reserved the right to terminate or abandon our domestication at any time prior to its effectiveness, notwithstanding shareholder approval, in its sole discretion.

Your existing certificates representing your Nicholas Financial, Inc. common shares will represent the same number of shares of Nicholas Financial, Inc. common stock after the domestication without any action on your part. You will not have to exchange any share certificates. We will issue new certificates to you representing shares of common stock of Nicholas Financial, Inc. as a Delaware corporation upon a transfer of the shares by you or at your request.

The accompanying management proxy circular provides a detailed description of our proposed domestication, the proposed Loan Portfolio Sale and other information to assist you in considering the proposals on which you are asked to vote. We urge you to review this information carefully and, if you require assistance, to consult with your financial, tax or other professional advisers.

Our board of directors recommends that you vote FOR approval of our domestication and FOR approval of the Loan Portfolio Sale.

Your vote is very important. Whether or not you plan to attend the Special Meeting, we ask that you indicate the manner in which you wish your shares to be voted and sign and return your proxy as promptly as possible in the enclosed envelope so that your vote may be recorded. If your shares are registered in your name, you may vote your shares in person if you attend the meeting, even if you send in your proxy.

We appreciate your continued interest in our company.

Very truly yours,

Michael Rost

Chief Executive Officer

These securities involve a high degree of risk. See “Risk Factors” beginning on page [14] of this proxy circular/prospectus for a discussion of specified matters that should be considered.

Neither the Securities and Exchange Commission nor any state securities commission or similar authority in Canada has approved or disapproved of these securities or determined if this proxy circular/prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This proxy circular/prospectus is dated [DATE], 2024 and is first being mailed to shareholders on or about [DATE] __, 2024.

NICHOLAS FINANCIAL, INC.
26133 US Hwy 19 North, Suite 300

Clearwater, Florida 33763

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To our Shareholders:

NOTICE IS HEREBY GIVEN that a special meeting of shareholders (the “Special Meeting”) of NICHOLAS FINANCIAL, INC. (the “Corporation”) will be held on [DATE], 2024, at [TIME] (TIME ZONE, time) at [LOCATION AND ADDRESS] to consider, and, if deemed advisable, approve the following special resolutions and to transact such other business as is proper at such meeting or any adjournment thereof:

1. RESOLVED AS A SPECIAL RESOLUTION, WITH OR WITHOUT AMENDMENT, THAT:

1. The Corporation is authorized to apply to the Registrar of Companies for British Columbia under Section 308 of the British Columbia Business Corporations Act (the “BCBCA”) for a continuation to the State of Delaware.

2. The Corporation is authorized to file with the Secretary of State of the State of Delaware the certificate of corporate domestication and a certificate of incorporation pursuant to, and in accordance with the Delaware General Corporation Law (the “DGCL”) as if it has been incorporated thereunder (the “domestication”).

3. Effective on the date of the domestication, the Corporation shall file a certificate of corporate domestication and certificate of incorporation and bylaws in the forms as set out in Exhibits B, C, and D to the management proxy circular dated as of [DATE], 2024 (the “Circular”) each of which is hereby approved in all respects.

4. Notwithstanding that this special resolution shall have been duly passed by the shareholders of the Corporation, the directors of the Corporation are authorized, in their sole discretion, to abandon the application for a certificate of corporate domestication and a certificate of incorporation under the DGCL at any time prior to the filing or issue thereof without further approval of the shareholders of the Corporation.

5. Any director or officer of the Corporation is authorized and directed to execute and deliver or cause to be executed and delivered all such documents and instruments and to take or cause to be taken all such other actions as such director or officer may determine to be necessary or desirable to carry out the intent of the foregoing special resolution, such determination to be conclusively evidenced by the execution and delivery of such documents and instruments and the taking of such actions.

2. RESOLVED AS A SPECIAL RESOLUTION, WITH OR WITHOUT AMENDMENT, THAT:

1. The sale of all or substantially all of our undertaking, consisting of motor vehicle retail installment sale contracts and other portions of our undertaking specified in, and pursuant to, a Master Asset Purchase Agreement with Westlake Services, LLC dba Westlake Financial, a California limited liability company (the “Loan Portfolio Sale”), be approved;

2. Notwithstanding that this special resolution shall have been duly passed by the shareholders of the Corporation, the directors of the Corporation are authorized, in their sole discretion, to abandon the Loan Portfolio Sale at any time prior to the completion thereof without further approval of the shareholders of the Corporation; and

3. Any director or officer of the Corporation is authorized and directed to execute and deliver or cause to be executed and delivered all such documents and instruments and to take or cause to be taken all such other actions as such director or officer may determine to be necessary or desirable to carry out the intent of the foregoing special resolution, such determination to be conclusively evidenced by the execution and delivery of such documents and instruments and the taking of such actions.

A shareholder wishing to be represented by proxy at the Special Meeting or any postponement or adjournment thereof must deposit his or her duly executed form of proxy with the Corporation’s transfer agent and registrar, Computershare Investor Services Inc., 8th Floor, 100 University Avenue, Toronto, Ontario, M5J 2Y1, Attention: Proxy Department, or by facsimile to (416) 263-9524 or 1-866-249-7775 or with the Corporation at the Corporate Headquarters of the Company at 26133 US Hwy 19 North, Suite 300 Clearwater, Florida 33763 not later than [TIME]. [TIME ZONE] time) on [DATE], 2024 or, if the Special Meeting is adjourned, not less than 48 hours (excluding Saturdays, Sundays and holidays) before any postponement or adjournment of the Special Meeting. The time limit for the deposit of proxies may be waived by the chair of the Special Meeting at his discretion, without notice. A shareholder may also vote by telephone or via the Internet by following the instructions on the form of proxy. If a shareholder votes by telephone or via the Internet, completion or return of the proxy form is not needed.

The directors of the Corporation have fixed the close of business on [DATE], 2024 as the record date for the determination of the shareholders of the Corporation entitled to receive notice of the Special Meeting and to vote at the Special Meeting. At such date, [NUMBER] common shares were outstanding. The holders of at least three-fourths of our common shares present at the Special Meeting in person or by proxy (and assuming a quorum of our outstanding common shares are represented at the Special Meeting in person or by proxy) must vote to approve the domestication proposal. No cumulative voting rights are authorized. A proxy circular/prospectus and form of proxy accompany this Notice.

DATED at Clearwater, Florida this [DAY] day of [MONTH], 2024.

Irina Nashtatik,
Chief Financial Officer & Corporate Secretary

MANAGEMENT PROXY CIRCULAR

Exhibits:
Exhibit A-1 – Special Resolution Related to Continuation and Domestication
Exhibit A-2 – Special Resolution Related to Loan Portfolio Sale
Exhibit B – Form of Certificate of Corporate Domestication
Exhibit C – Form of Certificate of Incorporation of Nicholas Financial, Inc.
Exhibit D – Form of Bylaws of Nicholas Financial, Inc.
Exhibit E – Sections 237 - 247 of the British Columbia Business Corporations Act. (BCBCA)
Exhibit F – Asset Purchase Agreement
Exhibit G – Form of Proxy Card

NICHOLAS FINANCIAL, INC.

PROXY CIRCULAR/PROSPECTUS

(All dollar amounts expressed herein are U.S. dollars)

SUMMARY

This summary highlights selected information appearing elsewhere in this proxy circular/prospectus (the “Circular”) and does not contain all the information that you should consider in making a decision with respect to the proposals described herein. You should read this summary, together with the more detailed information, including our financial statements and the related notes appearing elsewhere in this Circular, and the exhibits attached hereto. You should carefully consider, among other things, the matters discussed in “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which are included in this Circular or incorporated by reference into this Circular. You should read this Circular in its entirety.

Nicholas Financial, Inc.

Nicholas Financial, Inc. is a Canadian holding company incorporated under the laws of British Columbia in 1986 (“Nicholas Financial-Canada” or the “Corporation”). The business activities of Nicholas Financial-Canada are currently conducted exclusively through its wholly owned indirect subsidiary, Nicholas Financial, Inc., a Florida corporation (“Nicholas Financial-Florida”). Nicholas Financial-Florida is a specialized consumer finance company engaged primarily in acquiring and servicing automobile finance installment contracts for purchases of used and new automobiles and light trucks. Additionally, Nicholas Financial-Florida sells consumer-finance related products and, prior to the end of the third fiscal quarter of the fiscal year ended March 31, 2023, Nicholas Financial-Florida originated direct consumer loans. The Corporation disclosed in its Form 10-Q for the quarterly period ended September 30, 2023 that in connection with the Asset Purchase Agreement (as defined below), the Corporation does not intend to continue any significant contract purchases and origination activities, except on a much smaller scale, than it has historically Nicholas Data Services, Inc. (“NDS”), is a second Florida subsidiary of Nicholas Financial-Canada and it serves as the intermediate holding company for Nicholas Financial-Florida. NF Funding I, LLC (“NF Funding I”), was a wholly owned, special purpose financing subsidiary of Nicholas Financial-Florida, but that subsidiary no longer served any purpose and, as a result, it was dissolved prior to the end of the fiscal year ended March 31, 2023.

Our principal executive office is located at 26133 US Hwy 19 North, Suite 300 Clearwater, Florida 33763, and our telephone number at that address is (727) 726-0763. Our registered office in Canada is located at 3200 – 650 West Georgia Street, Vancouver, British Columbia, V6B 4P7.

Significant additional information about the Corporation is set forth in the section of this Circular entitled “Information Concerning the Corporation,” beginning at page [10].

Set forth below in a question and answer format is general information regarding the Special Meeting of Shareholders (the “Special Meeting”) to which this Circular relates. This general information regarding the Special Meeting is followed by a more detailed summary of the process relating to, reasons for and effects of our proposed change in jurisdiction of incorporation from British Columbia, Canada to Delaware in the United States (Proposal 1 in the Notice of Special Meeting), which we refer to in this Circular as the domestication and for the sale of all or substantially all of our undertaking (Proposal 2 in the Notice of Special Meeting), which we refer to in this Circular as the Loan Portfolio Sale.

Questions and Answers About the Meeting and Proposals

Q. What is the purpose of the Special Meeting?

A. The purpose of the Special Meeting is to vote on a proposal to approve a special resolution authorizing us to make an application to change the jurisdiction of incorporation of Nicholas Financial-Canada from British Columbia, Canada to the State of Delaware, United States of America and adopt a certificate of incorporation of Nicholas Financial, Inc. under Delaware law to be effective as of the date of our domestication, to vote on a second proposal to approve a special resolution approving the sale of all or substantially all of the Corporation’s undertaking pursuant to the Master Asset Purchase Agreement dated November 13, 2023, by and between Westlake Services, LLC dba Westlake Financial, a California limited liability company, the Corporation and Nicholas Financial- Florida, a wholly-owned indirect subsidiary of the Corporation), substantially in the form attached to this Circular as Exhibit F (such agreement, the “Asset Purchase Agreement,” and such proposal the “Loan Portfolio Sale”) and to transact such other business as is proper at the Special Meeting.

Q. What will happen if the shareholders do not approve the domestication?

A. Our jurisdiction will remain in British Columbia, Canada and the potential benefits to the Corporation and the shareholders of the domestication described in this Circular will not be realized. See “THE DOMESTICATION- Principal Reasons for the Domestication.”

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Q. What will happen if the shareholders approve the Loan Portfolio Sale?

A. If the Loan Portfolio Sale proposal is approved by our shareholders and the Loan Portfolio Sale closes, among other things we intend to pursue our restructuring plan. We intend to use net proceeds from the sale to either acquire or invest in businesses outside of the Corporation’s traditional business. The board of directors intend to explore acquisitions of businesses in industries with respect to which they have familiarity with based on their other business and investment activities; however, the board does not intend to limit its acquisition and investment activities to those businesses and industries. The overall timeframe for potential acquisitions and investments remains uncertain. In exploring and considering potential acquisitions and investments, the Board intends to pursue opportunities that would have a reasonable likelihood of providing value to our shareholders over time in excess of the amount, if any, the shareholders would receive in a liquidation. The Board currently believes that the long-term interests of shareholders would be best served by the Corporation pursuing the Loan Portfolio Sale, the restructuring plan and other strategic initiatives that the Board may subsequently determine are in the best interests of shareholders. There can be no assurance that any of these alternatives will result in greater stockholder value than the liquidation and dissolution of the Corporation. See “THE LOAN PORTFOLIO SALE- -Reasons for the Loan Portfolio Sale Proposal” and “-Our Business and Operations Following Approval of the Loan Portfolio Sale Proposal” and “RISK FACTORS- Risks Relating to the Loan Portfolio Sale.

Q. What will happen if the shareholders do not approve the Loan Portfolio Sale?

A. The Loan Portfolio Sale will not be consummated and the potential benefits to the Corporation and the shareholders of the restructuring plan described in this Circular may not be realized at all or delayed. If our shareholders do not approve the Loan Portfolio Sale proposal, we believe it would be very difficult for us to continue our current business operations. See “THE LOAN PORTFOLIO SALE-Reasons for the Loan Portfolio Sale Proposal.” If our stockholders do not approve the Loan Portfolio Sale proposal, the Board will continue to explore what, if any, alternatives are available in light of our future business prospects. See “THE LOAN PORTFOLIO SALE- Our Business and Operations Following Approval of the Loan Portfolio Sale Proposal.”

Q. Where will the Special Meeting be held?

A. The Special Meeting will be held at [LOCATION AND ADDRESS] on [DATE], 2024, at [TIME] ([TIME ZONE], time).

Q. Who is soliciting my vote?

A. Our management is soliciting your proxy to vote at the Special Meeting. This Circular and form of proxy were first mailed to our shareholders on or about [DATE], 2024. Your vote is important. We encourage you to vote as soon as possible after carefully reviewing this Circular.

Q. Who is entitled to vote?

A. The record date for the determination of shareholders entitled to receive notice of the Special Meeting is [DATE], 2024. In accordance with the provisions of the BCBCA, we will prepare a list of our registered holders of common shares (the “common shareholders”) as of the record date. If you were a common shareholder as of the record date, you will be entitled to vote to approve the special resolution authorizing the change of jurisdiction and approval of the Delaware certificate of incorporation of Nicholas Financial, Inc. to be effective as of the date of our domestication (Proposal 1 in the Notice of Special Meeting) and any other matter that is properly submitted for shareholder vote at the Special Meeting.

Q. What am I voting on?

A. The common shareholders are entitled to vote on: (1) a special resolution authorizing us to make an application under Section 308 of the BCBCA to change our jurisdiction of incorporation from the provincial jurisdiction of British Columbia, Canada to the State of Delaware, United States of America, by way of a continuation under Section 308 of the BCBCA and a domestication under Section 388 of the Delaware General Corporation Law (“DGCL”), and to approve the Delaware certificate of incorporation of Nicholas Financial, Inc. authorized in the special resolution to be effective as of the date of our domestication (2) a special resolution authorizing us to approve the sale of all or substantially all of the undertaking of the Corporation (the “Loan Portfolio Sale”) pursuant to the Master Asset Purchase Agreement dated November 13, 2023, by and between Westlake Services, LLC dba Westlake Financial, a California limited liability company, the Corporation and Nicholas Financial- Florida corporation and wholly-owned indirect subsidiary of the Corporation), substantially in the form attached to this Circular as Exhibit F (such agreement, the “Asset Purchase Agreement,” and such proposal the “Loan Portfolio Sale”).

Q. What is the voting recommendation of the Board of Directors?

A. The board of directors recommends a vote: (1) FOR the special resolution authorizing us to make an application under Section 308 of the BCBCA to change our jurisdiction of incorporation from the provincial jurisdiction of British Columbia, Canada to the State of Delaware, United States of America, by way of a continuation, and to approve the Delaware certificate of incorporation of Nicholas Financial, Inc. authorized in the special resolution to be effective as of the date of our domestication and (2) FOR the special resolution authorizing the Loan Portfolio Sale.

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Q. Will any other matters be voted on?

A. The board of directors does not intend to present any other matters at the Special Meeting. The board of directors does not know of any other matters that will be brought before our shareholders for a vote at the Special Meeting. If any other matter is properly brought before the Special Meeting, your signed proxy card gives authority to Jeffrey Royal and Mark Hutchins, and each or either of them as proxies, with full power of substitution, to vote on such matters at their discretion.

Q. How many votes do I have?

A. Common shareholders are entitled to one vote for each common share held as of the close of business on the record date.

Q. What is the difference between holding shares as a shareholder of record and as a beneficial owner?

A. Many shareholders hold their shares through a stock broker or bank (“Intermediaries”) rather than directly in their own names. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Shareholder of Record – If your shares are registered directly in your name with our transfer agent, you are considered, with respect to those shares, the “shareholder of record,” and these Circular materials are being sent directly to you by us. You may vote the shares registered directly in your name by completing and mailing the proxy card, . by telephone or via the Internet by following the instructions on the form of proxy or by voting in person at the Special Meeting.

Beneficial Owner – Non-registered holders who have not objected to their Intermediary disclosing certain ownership information about themselves to the Corporation are referred to as “NOBOs”. Those non-registered holders who have objected to their Intermediary disclosing ownership information about themselves to the Corporation are referred to as “OBOs”. The Corporation has elected to send the Notice, this Circular and the form of proxy (collectively, the “meeting materials”) directly to the NOBOs, to the extent possible, and indirectly through Intermediaries to the OBOs. The Intermediaries (or their service companies) are responsible for forwarding the meeting materials to each OBO, unless the OBO has waived the right to receive them. Intermediaries will frequently use service companies to forward the meeting materials to non-registered holders.

Q. How do I vote?

A. If you are a shareholder of record, there are four ways to vote: By completing and mailing your proxy card; by telephone or via the Internet by following the instructions on the form of proxy or by voting in person at the Special Meeting. If you return your proxy card but you do not indicate your voting preferences, the proxies will vote your shares FOR Proposal 1, FOR Proposal 2 and on any other matter that is properly submitted for shareholder vote at the Special Meeting.

Generally, a non-registered holder who has not waived the right to receive meeting materials will either:

(i) be given a voting instruction form (“VIF”) which is not signed by the Intermediary, and which, when properly completed and signed by the non-registered holder and returned to the Intermediary or its service company, will constitute voting instructions which the Intermediary must follow; or

(ii) less frequently, be given a form of proxy which has already been signed by the Intermediary (typically by a facsimile, stamped signature), which is restricted as to the number of common shares beneficially owned by the non-registered holder and must be completed, but not signed, by the non-registered holder and deposited with the Corporation’s transfer agent, Computershare Investor Services Inc.

These meeting materials are being sent to both registered shareholders and non-registered holders. If you are a non-registered holder, and the Corporation or its agent has sent these meeting materials to you, your name and address and information about your holdings of securities have been obtained in accordance with applicable securities regulatory requirements from the Intermediary holding securities on your behalf. By choosing to send these meeting materials to you directly, the Corporation (and not the Intermediary holding securities on your behalf) has assumed responsibility for delivering these materials to you and executing your proper voting instructions. Please return your voting instructions as specified in the request for voting instruction.

VIFs, whether provided by the Corporation or by an Intermediary, should be completed and returned in accordance with the specific instructions noted on the VIF, including those regarding where and by when the VIF is to be delivered. The purpose of this procedure is to permit non-registered holders to direct the voting of the common shares that they beneficially own.

Should a non-registered holder who receives a VIF wish to attend the Special Meeting or have someone else attend on his or her behalf, the non-registered holder should follow the instructions set forth in the VIF.

Q. Can I change my vote or revoke my proxy?

A. A shareholder may revoke the proxy at any time prior to the voting thereof. In addition to revocation in any other manner permitted by law, a proxy may be revoked by an instrument in writing executed by the shareholder or his attorney authorized in writing, or if the shareholder is a corporation, by a duly authorized officer or attorney thereof (such instrument, a “Notice of Revocation”), and deposited either at the registered office of the Corporation at any time up to and including the last business day preceding the day of the

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Special Meeting, or any adjournment thereof, or, as to any matter in respect of which a vote shall not already have been cast pursuant to such proxy, with the Chairman of the Meeting on the day of the Meeting, or any adjournment thereof, and upon either of such deposits the proxy is revoked. If you file a Notice of Revocation, you may then vote (or abstain from voting) your shares in person at the Special Meeting; however, if you are a beneficial owner, you must first obtain a proxy from the record holder to do so.

Q. How are votes counted?

A. We will appoint a scrutineer at the Special Meeting, who will collect all proxies and ballots and tabulate the results. The scrutineer is typically a representative of our transfer agent.

Q. Who pays for soliciting proxies?

A. We will bear the cost of soliciting proxies from the shareholders. It is planned that the solicitation will be initially by mail, but proxies may also be solicited by our employees by email. These persons will receive no additional compensation for such services but will be reimbursed for reasonable out-of-pocket expenses. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of shares held of record by these persons, and we may reimburse them for their reasonable out-of-pocket expenses. The cost of such solicitation, estimated to be approximately $[AMOUNT], will be borne by us.

Q. What is the quorum requirement of the Special Meeting?

A. A quorum for the consideration of Proposal 1 and Proposal 2 shall be common shareholders present in person or by proxy representing not less than one-third of the total outstanding common shares.

Q. What are broker non-votes?

A. Broker non-votes occur when holders of record, such as banks and brokers holding shares on behalf of beneficial owners, do not receive voting instructions from the beneficial holders at least ten days before the Special Meeting. Broker non-votes will not affect the outcome of the matters being voted on at the Special Meeting, assuming that a quorum is obtained.

Q. What is the vote required to approve the domestication?

A. Our change of jurisdiction from British Columbia, Canada to Delaware requires the affirmative vote, in person or by proxy, of three-fourths of the votes cast by the common shareholders at the Special Meeting if a quorum, or one-third of the total outstanding common shares, is present.

Q. What is the vote required to approve the Loan Portfolio Sale?

A. The Loan Portfolio sale requires the affirmative vote, in person or by proxy, of three-fourths of the votes cast by the common shareholders at the Special Meeting if a quorum, or one-third of the total outstanding common shares, is present.

Q. Multiple shareholders live in my household, and together we received only one copy of this Circular. How can I obtain my own separate copy of this document for the Special Meeting?

A. You may pick up copies in person at the Special Meeting. If you want copies mailed to you and are a beneficial owner, you must request them from your broker, bank or other nominee. If you want copies mailed to you and are a shareholder of record, we will mail them promptly if you request them from our corporate office by phone at (727) 726-0763 or by mail to 26133 US Hwy 19 North, Suite 300 Clearwater, Florida 33763, Attention: Chief Financial Officer. We cannot guarantee you will receive mailed copies before the Special Meeting.

Q. Who can help answer my questions?

A. If you have questions about the Special Meeting you should contact Irina Nashtatik at (727) 726-0763. You may also obtain additional information about us from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information.”

The Domestication Proposal

Our board of directors is proposing to change our jurisdiction of incorporation from the provincial jurisdiction of British Columbia, Canada to the State of Delaware, United States of America through a transaction called a “continuation” under Section 308 of the BCBCA and a “domestication” under Section 388 of the DGCL. Under the DGCL, a corporation becomes domesticated in Delaware by filing a certificate of corporate domestication and a certificate of incorporation with the Secretary of State of the State of Delaware. The domesticated corporation, which will be called Nicholas Financial, Inc., will become subject to the DGCL on the date of its domestication, but will be deemed for the purposes of the DGCL to have commenced its existence in Delaware on the date it originally commenced existence in Canada. The board of directors has approved the domestication, believes it to be in our best interests, and recommends approval. See “THE DOMESTICATION.”

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Our board of directors has determined to pursue the domestication for a number of reasons, the foremost being that we have no significant presence in Canada. Our corporate offices and operations are located in the United States, most of our shareholders reside there, and the principal market for our common shares is the NASDAQ Global Select Market. In addition, domiciling in the United States may eventually enable us to eliminate one level of holding company ownership (by merging our wholly owned Nicholas Financial-Florida subsidiary with and into Nicholas Financial, Inc, a Delaware corporation.) and streamline our corporate structure. We believe this will lead to greater acceptance in the capital markets, lower accounting and legal fees, and greater shareholder value. We chose the State of Delaware to be our domicile principally because the DGCL expressly accommodates continuations under the BCBCA, and also because of the comprehensive body of case law interpreting the DGCL that has evolved over the years, including case law interpreting the duties and obligations of directors and officers. We believe the domestication will unambiguously establish us as a U.S. corporation and help us achieve our strategic goals. See “THE DOMESTICATION- Principal Reasons for the Domestication.”

The domestication will change the corporate laws that apply to our shareholders from the provincial jurisdiction of British Columbia, Canada to the State of Delaware. There are material differences between the BCBCA and the DGCL. Our shareholders may have more or fewer rights under Delaware law depending on the specific set of circumstances. See “THE DOMESTICATION- Comparison of Shareholder Rights.”

We plan to complete the domestication, if approved by shareholders, after the closing of the Loan Portfolio Sale (as described in the proxy circular/prospectus), if it occurs; however, we intend to proceed with the domestication, if the requisite shareholder approval is obtained, if the Loan Portfolio Sale does not close. The registrant intends to proceed with the Loan Portfolio Sale, if the requisite shareholder approval is obtained, if the domestication is not completed. The domestication is not conditioned on the closing of the Loan Portfolio Sale and the closing of the Loan Portfolio Sale is not conditioned on the completion of the domestication. The domestication will be effective on the date set forth in the certificate of corporate domestication and certificate of incorporation, as filed with the Secretary of State of the State of Delaware. Thereafter, Nicholas Financial, Inc. will be subject to the certificate of incorporation filed in Delaware. See “THE DOMESTICATION-Proposed Certificate of Incorporation and Bylaws of Nicholas Financial, Inc.” We will be discontinued in Canada as of the date of the filing of the certificate of corporate domestication and certificate of incorporation in Delaware. After receipt of the certificate of incorporation in Delaware, the Registrar of Companies for British Columbia (the “Registrar”) will publish in the prescribed manner a notice that the Corporation has been continued into the State of Delaware. However, the board of directors may decide to delay the domestication or not to proceed with the domestication after receiving approval from our shareholders if it determines that the domestication is no longer advisable. The board of directors has not considered any alternative action if the domestication is not approved or if it decides to abandon the domestication.

The domestication will not interrupt our corporate existence, our operations, our outstanding agreements and obligations, or the trading market of our common shares. Each outstanding common share at the time of the domestication will remain issued and outstanding as a share of common stock of Nicholas Financial, Inc. after our corporate existence is continued from British Columbia, Canada under the BCBCA and domesticated in Delaware under the DGCL. Following the completion of the domestication, Nicholas Financial, Inc.’s common stock will continue to be listed on the NASDAQ Global Select Market under the symbol “NICK”.

Regulatory and Other Approvals

The continuation is subject to the authorization of the Registrar, before applying to the Secretary of State of Delaware. The Registrar is empowered to authorize the continuation if, among other things, the Registrar is satisfied that the Corporation has filed with the Registrar all of the records that the Corporation is required to file with the Registrar under the BCBCA.

Tax Consequences of the Domestication

U.S. Federal Income Tax Consequences. We believe that the change in our jurisdiction of incorporation should constitute a tax-free reorganization within the meaning of Section 368(a)(1)(F) of the United States Internal Revenue Code and, generally, neither we nor Nicholas Financial, Inc. should recognize any gain or loss for U.S. federal income tax purposes as a result of the domestication, other than as described below or later herein in “THE DOMESTICATION—United States and Canadian Income Tax Considerations.” If, for any reason, we determine prior to closing of the domestication that the domestication would not qualify as a tax‑free reorganization within the meaning of Section 368, we will abandon the domestication.”

For U.S. shareholders, the domestication also would generally be tax-free, however, Internal Revenue Code Section 367 has the effect of potentially imposing income tax on certain holders in connection with such transactions. Pursuant to the Treasury Regulations under Internal Revenue Code Section 367, any U.S. holder that owns, directly or through attribution, 10% or more of the combined voting power of all classes of our stock (which we refer to as a 10% shareholder) will have to recognize a deemed dividend on the domestication equal to the “all earnings and profits amount,” within the meaning of Treasury Regulation Section 1.367(b) -2, attributable to such holder’s shares in the Corporation. Any U.S. shareholder that is not a 10% shareholder and whose shares have a fair market value of less than $50,000 on the date of the domestication, will recognize no gain or loss as a result of the domestication. A U.S. shareholder that is not a 10% shareholder but whose shares have a fair market value of at least $50,000 on the date of the domestication must generally recognize gain (but not loss) on the domestication equal to the difference between the fair market value of the Nicholas Financial, Inc. common stock received at the time of the domestication over the shareholder’s tax basis in our shares. Such a shareholder, however, instead of recognizing gain, may elect to include in income as a deemed dividend the “all earnings and profits amount” attributable to his shares in the Corporation which we refer to as a “Deemed Dividend Election.”

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Based on all available information, we believe that it is possible that no U.S. shareholder of the Corporation should have a positive “all earnings and profits amount” attributable to such shareholder’s shares in the Corporation, and that we are not a “passive foreign investment company” as that term is defined in the Internal Revenue Code of 1986, as amended, or the Code, and accordingly no U.S. shareholder should be subject to tax on the domestication. Based on our limited activity at the holding company level and its consistent history of losses, we do not believe that a U.S. shareholder should have a positive “all earnings and profits” amount attributable to such shareholder’s shares in the Corporation. As a result, we believe that no U.S. shareholder should be required to include any such amount in income as a result of the domestication. However, no assurance can be given that the IRS will agree with us. If it does not agree, then a U.S. shareholder may be subject to adverse U.S. federal income tax consequences. A U.S. shareholder’s tax basis in the shares of common stock of Nicholas Financial, Inc. received in the exchange will be equal to such shareholder’s tax basis in the shares of the Corporation, increased by the amount of gain (if any) recognized in connection with the domestication or the amount of the “all earnings and profits amount” included in income by such U.S. shareholder. A U.S. shareholder’s holding period in the shares of common stock of Nicholas Financial, Inc. should include the period of time during which such shareholder held his shares in the Corporation, provided that the shares of the Corporation were held as capital assets.

See a more detailed discussion of U.S. federal income tax matters arising from the Domestication in “THE DOMESTICATION—United States and Canadian Income Tax Considerations – United States Federal Income Tax Consequences.”

Canadian Federal Tax Consequences Under the Income Tax Act. Under the Income Tax Act (Canada), or Tax Act, the change in our jurisdiction from Canada to the United States will cause our tax year to end immediately before the domestication. Furthermore, we will be deemed to have disposed of all of our property immediately before the continuation for proceeds of disposition equal to the fair market value of the property at that time. We will be subject to a separate corporate emigration tax imposed equal to the amount by which the fair market value of all of our property (principally consisting of all of the outstanding shares of capital stock of our United States operating Florida subsidiary, Nicholas Financial, as well as NDS, as defined below) immediately before the continuation exceeds the aggregate of our liabilities at that time (other than dividends payable and taxes payable in connection with the emigration tax) and the amount of paid-up capital on all of our outstanding common shares.

We have reviewed our assets, liabilities, paid-up capital and other tax balances with the assistance of our professional advisors. Based on our calculations and based on a number of key assumptions, if the market price of our common shares does not exceed $7.00 per share and the exchange rate of the Canadian dollar to the U.S. dollar remains relatively constant at CDN $1.00 equals US $0.75, the domestication is expected to result in the Corporation being liable to Canadian tax under Part XIV of the Tax Act (as defined below) of approximately $1,446,000, but we do not expect to incur any Canadian Part I income tax. This conclusion is based in part on determinations of factual matters and such key assumptions, including determinations regarding the fair market value of our assets and tax attributes, any or all of which could change prior to the effective time of the domestication. If the market price of our common shares exceeds such amount, however, or if the exchange rate of the Canadian dollar to the U.S. dollar appreciably changes or the key assumptions prove to be inaccurate, then we could incur Canadian income taxation as a result of the domestication. If the closing of the Loan Portfolio Sale or other factors cause the market price of our common shares to increase above the assumed market price of $7.00 per share, we could incur more Canadian tax under Part XIV of the Tax Act and perhaps also income tax under Part I of the Tax Act. If the closing of the Loan Portfolio Sale or other factors cause the market price of our common shares to decrease below the assumed market price of $7.00 per share, we could incur less Canadian income taxation.

Our shareholders who hold our common shares after the domestication will not be considered to have disposed of their shares by reason only of the domestication. Accordingly, the domestication will not cause Canadian resident shareholders to realize a capital gain or loss on their shares and there will be no effect on the adjusted cost base of their shares.

The foregoing is a brief summary of the principal tax considerations of the domestication only and is qualified in its entirety by the more detailed description of income tax considerations in “THE DOMESTICATION—United States and Canadian Tax Considerations” in this Circular, which shareholders are urged to read. This summary does not discuss all aspects of United States and Canadian tax consequences that may apply in connection with the domestication. Shareholders should consult their own tax advisors as to the tax consequences of the domestication applicable to them. In addition, please note that other tax consequences may arise under applicable law in other countries.

Dissent Rights of Shareholders

If you wish to dissent to the domestication and do so in compliance with Sections 237 - 247 of the BCBCA, and we proceed with the domestication, you will be entitled to be paid the fair value of the common shares you hold. Fair value is determined as of the close of business on the day before the domestication is approved by our common shareholders. If you wish to dissent, you must send written objection to the domestication to us at or before the Special Meeting. If you vote in favor of the domestication, you in effect lose your rights to dissent. If you withhold your vote or vote against the domestication, you preserve your dissent rights to the extent you comply with Sections 237 - 247 of the BCBCA.

However, it is not sufficient to vote against the domestication or to withhold your vote. You must also provide a separate dissent notice at or before the Special Meeting. If you grant a proxy and intend to dissent, the proxy must instruct the proxy holder to vote against the domestication in order to prevent the proxy holder from voting such shares in favor of the domestication and thereby voiding

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your right to dissent. Under the BCBCA, you have no right of partial dissent. Accordingly, you may only dissent as to all your common shares. Sections 237 - 247 of the BCBCA is reprinted in their entirety as Exhibit E to this Circular.

If you wish to dissent to the Loan Portfolio Sale and do so in compliance with Sections 237 - 247 of the BCBCA, and we proceed with the Loan Portfolio Sale, you will be entitled to be paid the fair value of the common shares you hold. Fair value is determined as of the close of business on the day before the Loan Portfolio Sale is approved by our common shareholders. If you wish to dissent, you must send written objection to the Loan Portfolio Sale to us at or before the Special Meeting. If you vote in favor of the Loan Portfolio Sale, you in effect lose your rights to dissent. If you withhold your vote or vote against the Loan Portfolio Sale, you preserve your dissent rights to the extent you comply with Sections 237 - 247 of the BCBCA.

However, it is not sufficient to vote against the Loan Portfolio Sale or to withhold your vote. You must also provide a separate dissent notice at or before the Special Meeting. If you grant a proxy and intend to dissent, the proxy must instruct the proxy holder to vote against the domestication in order to prevent the proxy holder from voting such shares in favor of the Loan Portfolio Sale and thereby voiding your right to dissent. Under the BCBCA, you have no right of partial dissent. Accordingly, you may only dissent as to all your common shares. Sections 237 - 247 of the BCBCA is reprinted in their entirety as Exhibit E to this Circular.

Comparison of Shareholder Rights

Upon completion of the domestication, our shareholders will be holders of common stock of Nicholas Financial, Inc., a Delaware corporation, and their rights will be governed by the DGCL as well as Nicholas Financial, Inc.’s certificate of incorporation and bylaws. Shareholders should be aware that the rights they currently have under the BCBCA may, with respect to certain matters, be different than the rights they will have as stockholders under the DGCL. For example, under the BCBCA, a company has the authority to issue an unlimited number of shares whereas, under the DGCL, a Delaware corporation may only issue the number of shares that is authorized by its certificate of incorporation and stockholder approval must be obtained to amend the certificate of incorporation to authorize the issuance of additional shares. See “The Domestication – Comparison of Shareholder Rights” for a more detailed description of the material differences between the rights of Canadian shareholders and Delaware stockholders.

The Loan Portfolio Sale Proposal

As reported in the Corporation’s Form 10-Q for the quarterly period ended September 30, 2023 our automobile finance installment contracts have suffered large credit losses. If the Loan Portfolio Sale does not close, we believe that our automobile finance installment contracts will continue to rapidly suffer large credit losses, which we believe would in turn result in a significant devaluation of the receivables associated with these contracts, the Corporation and the market value of its stock and add uncertainty to our ability to successfully implement our restructuring plan. See “THE LOAN PORTFOLIO SALE-“Background” and “-Reasons for the Loan Portfolio Sale Proposal.” We also believe that if shareholders do not approve the Loan Portfolio Sale that: (i) the value of our contracts and the receivables will decrease over time; and (ii) the purchase price offered by another potential buyer, if any, will be lower than the purchase price offered in the Loan Portfolio Sale. If the loan portfolio is not sold we expect the costs to run off the business will be significant. As part of our change in operating strategy and evolving restructuring in an effort to mitigate against these potential adverse effects and to maximize shareholder value, our Board seeks to effect the sale of all or substantially all of the undertaking of the Corporation and its affiliates. In furtherance of these efforts, the Board is presenting the Loan Portfolio Sale proposal for approval by the Corporation’s shareholders. The aggregate cash purchase price of approximately $65.5 million under the Asset Purchase Agreement equates to a book value per share of approximately $9.00 per share, subject to adjustment (both increases and deductions) in accordance with the terms of the Asset Purchase Agreement, as of November 13, 2023, compared to the closing price of the Corporation’s common stock on November 13, 2023 of $4.5285 per share. As reported in the Corporation’s Form 10-Q for the quarterly period ended September 30, 2023, the book value of the Corporation’s receivables, net of unearned discounts and fees and accrued interest receivable and the allowance for credit losses was $72,152,361. The Corporation divided that net book value by 7,290,557 shares of its common stock outstanding to calculate that the implied net book value of the receivables per share of common stock was approximately $9.90 per share. As also reported in the Corporation’s Form 10-Q for the quarterly period ended September 30, 2023, the “fair value” of the Corporation’s receivables as of September 30, 2023 was $67,187,210. The Corporation divided that fair value amount by 7,290,557 shares of its common stock outstanding to calculate that the implied fair value of the receivables per share of common stock was $9.22 per share The book value per share based on the purchase price under the Asset Purchase Agreement, the closing price of the Corporation’s Common Stock on November 13, 2023, the implied net book value of the receivables per share of common stock and the implied fair value of the receivables per share of common stock is not determinative of fair value under the BCBCA for shareholders who dissent to the Loan Portfolio Sale. See “THE LOAN PORTFOLIO SALE- -Reasons for the Loan Portfolio Sale Proposal” and “-Dissent Rights of Shareholders” and “RISK FACTORS- Risks Relating to the Loan Portfolio Sale.”

If the Loan Portfolio Sale proposal is approved by the requisite vote of our shareholders and the Loan Portfolio Sale closes, among other things we intend to continue to pursue our restructuring plan. As part of our restructuring plan, we intend to use net proceeds from the Loan Portfolio Sale to either acquire or invest in businesses outside of the Corporation’s traditional business and seek to maximize the value of deferred tax assets, including net operating losses, available to the Corporation. The board of directors intends to explore acquisitions of businesses in industries with respect to which they have familiarity based on their other business and

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investment activities; however, the board does not intend to limit its acquisition and investment activities to those businesses and industries. The overall timeframe for potential acquisitions and investments remains uncertain. The board currently believes that the long-term interests of shareholders would be best served by the Corporation using the net proceeds from the Loan Portfolio Sale to acquire and invest in other businesses instead of liquidating and distributing the net sales proceeds to shareholders because it believes that such acquisitions and investments will, over time, increase shareholder value to a greater extent than what they would receive in liquidation. The liquidation value of the Corporation was not determined in connection with the Loan Portfolio Sale because we believe that there are inherent uncertainties in establishing that value based on the nature of most of our assets and their deterioration in value. There can be no assurance that any of these acquisitions or investments in other businesses, if made, will result in greater stockholder value than the liquidation and dissolution of the Corporation. See “RISK FACTORS- Risks Relating to the Loan Portfolio Sale.” In developing the restructuring plan and considering the Loan Portfolio Sale, the Board considered at length potential strategic alternatives available to us, including identifying available strategic alternatives and transactions involving the Corporation as a whole, such as a merger, reverse merger, sale of assets, strategic partnership or other business combination transaction, that would have a reasonable likelihood of providing value to our shareholders over time in excess of the amount, if any, the shareholders would receive in a liquidation. See “THE LOAN PORTFOLIO SALE- Our Business and Operations Following Approval of the Loan Portfolio Sale Proposal.” The Board determined that none of these potential strategic alternatives, other than the Loan Portfolio Sale, were viable. Currently, the Board has no plans to liquidate the Corporation’s assets and distribute funds from liquidation to the shareholders.

The BCBCA law provides that a corporation may sell all or substantially all of its undertaking upon the recommendation of its board of directors, followed by the requisite approval of its stockholders. At the Special Meeting, you will be asked to consider and vote upon the Loan Portfolio Sale proposal to approve the Loan Portfolio Sale pursuant to the Asset Purchase Agreement. We plan to complete the domestication, if approved by shareholders, after the closing of the Loan Portfolio Sale, if it occurs; however, we intend to proceed with the domestication, if the requisite shareholder approval is obtained, if the Loan Portfolio Sale does not close. The registrant intends to proceed with the Loan Portfolio Sale, if the requisite shareholder approval is obtained, if the domestication is not completed. The domestication is not conditioned on the closing of the Loan Portfolio Sale and the closing of the Loan Portfolio Sale is not conditioned on the completion of the domestication.

The board of directors has determined that effecting the Loan Portfolio Sale pursuant to the Asset Purchase Agreement is in the best interests of the Corporation and shareholders and recommends a vote “FOR” for the Loan Portfolio Sale because it believes we will have a better chance to enhance shareholder value by using the net proceeds from the Loan Portfolio Sale to acquire or invest in other businesses rather than by continuing to operate its existing business or liquidating. The board believes that if shareholders do not approve the Loan Portfolio Sale that: (i) the value of our contracts and the receivables will decrease over time; and (ii) the purchase price offered by another potential buyer, if any, will be lower than the purchase price offered in the Loan Portfolio Sale. If the loan portfolio is not sold we expect the costs to run off the business will be significant. See “THE LOAN PORTFOLIO SALE- -Reasons for the Loan Portfolio Sale Proposal.”

Tax Consequences of the Loan Portfolio Sale

U.S. Federal Income Tax Consequences.

Subject to a more detailed discussion below in “THE LOAN PORTFOLIO SALE—United States and Canadian Income Tax Considerations – United States Federal Income Tax Consequences”, for U.S. federal income tax purposes, the proposed Loan Portfolio Sale will be treated as a sale of corporate assets in exchange for cash. Based on the terms of the Asset Purchase Agreement and our best estimates at this time of our adjusted tax basis in the Loan Portfolio, we expect the total adjusted tax basis of all our Loan Portfolio assets to exceed the total amount realized; therefore, we expect to recognize a net income tax loss on the Loan Portfolio Sale. We currently estimate such net income tax loss on the Loan Portfolio Sale to be between $25 million to #30 million, subject to certain true‑up provisions as set forth in the Asset Purchase Agreement.

Canadian Federal Tax Consequences Under the Income Tax Act.

Subject to a more detailed discussion below in “THE LOAN PORTFOLIO SALE—United States and Canadian Income Tax Considerations—Canadian Federal Income Tax Consequences”, for Canadian federal income tax purposes, the proposed Loan Portfolio Sale will be treated as a sale of corporate assets in exchange for cash. Based on the terms of the Asset Purchase Agreement and our best estimates at this time of our adjusted tax basis in the Loan Portfolio, we expect the total adjusted tax basis of all our Loan Portfolio assets to exceed the total amount realized; therefore, we expect to recognize a significant net income tax loss on the Loan Portfolio Sale. The loss should not be a taxable event to the Corporation.

The foregoing is a brief summary of the principal tax considerations of the Loan Portfolio Sale only and is qualified in its entirety by the more detailed description of income tax considerations in “United States and Canadian Tax Considerations” in this Circular, which shareholders are urged to read. This summary does not discuss all aspects of United States and Canadian tax consequences that may apply in connection with the Loan Portfolio Sale. Shareholders should consult their own tax advisors as to the tax consequences of the Loan Portfolio Sale applicable to them. In addition, please note that other tax consequences may arise under applicable law in other countries.

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Dissent Rights of Shareholders

If you wish to dissent to the Loan Portfolio Sale and do so in compliance with Sections 237 - 247 of the BCBCA, and we proceed with the Loan Portfolio Sale, you will be entitled to be paid the fair value of the common shares you hold. Fair value is determined as of the close of business on the day before the Loan Portfolio Sale is approved by our common shareholders. If you wish to dissent, you must send written objection to the Loan Portfolio Sale to us at or before the Special Meeting. If you vote in favor of the Loan Portfolio Sale, you in effect lose your rights to dissent. If you withhold your vote or vote against the Loan Portfolio Sale, you preserve your dissent rights to the extent you comply with Sections 237 - 247 of the BCBCA.

However, it is not sufficient to vote against the Loan Portfolio Sale or to withhold your vote. You must also provide a separate dissent notice at or before the Special Meeting. If you grant a proxy and intend to dissent, the proxy must instruct the proxy holder to vote against the Loan Portfolio Sale in order to prevent the proxy holder from voting such shares in favor of the Loan Portfolio Sale and thereby voiding your right to dissent. Under the BCBCA, you have no right of partial dissent. Accordingly, you may only dissent as to all your common shares. Sections 237 - 247 of the BCBCA is reprinted in their entirety as Exhibit E to this Circular.

If you wish to dissent to the Loan Portfolio Sale and do so in compliance with Sections 237 - 247 of the BCBCA, and we proceed with the Loan Portfolio Sale, you will be entitled to be paid the fair value of the common shares you hold. Fair value is determined as of the close of business on the day before the Loan Portfolio Sale is approved by our common shareholders. If you wish to dissent, you must send written objection to the Loan Portfolio Sale to us at or before the Special Meeting. If you vote in favor of the Loan Portfolio Sale, you in effect lose your rights to dissent. If you withhold your vote or vote against the Loan Portfolio Sale, you preserve your dissent rights to the extent you comply with Sections 237 - 247 of the BCBCA.

However, it is not sufficient to vote against the Loan Portfolio Sale or to withhold your vote. You must also provide a separate dissent notice at or before the Special Meeting. If you grant a proxy and intend to dissent, the proxy must instruct the proxy holder to vote against the Loan Portfolio Sale in order to prevent the proxy holder from voting such shares in favor of the Loan Portfolio Sale and thereby voiding your right to dissent. Under the BCBCA, you have no right of partial dissent. Accordingly, you may only dissent as to all your common shares. Sections 237 - 247 of the BCBCA is reprinted in their entirety as Exhibit E to this Circular.

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INFORMATION CONCERNING THE company

Narrative Description of Our Business.

Nicholas Financial, Inc. (“Nicholas Financial-Canada”) is a Canadian holding company incorporated under the laws of British Columbia in 1986. The business activities of Nicholas Financial-Canada are currently conducted exclusively through its wholly owned indirect subsidiary, Nicholas Financial, Inc., a Florida corporation (“Nicholas Financial-Florida”). Nicholas Financial-Florida is a specialized consumer finance company engaged primarily in acquiring and servicing automobile finance installment contracts for purchases of used and new automobiles and light trucks. Additionally, Nicholas Financial-Florida sells consumer-finance related products and, prior to the end of the third fiscal quarter of the fiscal year ended March 31, 2023, Nicholas Financial-Florida originated direct consumer loans. The Corporation disclosed in its Form 10-Q for the quarterly period ended September 30, 2023 that in connection with the Asset Purchase Agreement, the Corporation does not intend to continue any significant contract purchases and origination activities, except on a much smaller scale, than it has historically. Nicholas Data Services, Inc. (“NDS”), is a second Florida subsidiary of Nicholas Financial-Canada and it serves as the intermediate holding company for Nicholas Financial-Florida. NF Funding I, LLC (“NF Funding I”), was a wholly owned, special purpose financing subsidiary of Nicholas Financial-Florida, but that subsidiary no longer served any purpose and, as a result, it was dissolved prior to the end of the fiscal year ended March 31, 2023. As of September 30, 2023, Nicholas Financial-Florida owned 5,367,888 shares of common stock of Nicholas Financial-Canada.

Nicholas Financial-Canada, Nicholas Financial-Florida, and NDS are hereafter collectively referred to as the “Company”.

All financial information herein is designated in United States dollars.

The Company’s principal executive offices are located at 26133 US HWY 19 North, Suite 300, Clearwater, Florida 33763, and its telephone number is (727) 726-0763.

The following diagram summarizes the current organizational structure of Nicholas-Financial-Canada, NDS and Nicholas Financial-Florida, prior to the domestication. At the effective time of the domestication this organizational structure shall remain the same, except that Nicholas Financial-Canada will become a Delaware corporation.

Additional information about the Company, its business, properties and employees can be found in its our Annual Report on Form 10-K for the year ended March 31, 2023, our Report on Form 10-Q for the three months ended June 30, 2023 and our Report on Form 10-Q for the three months ended September 30, 2023, each of which is incorporated by reference into this Circular.

Legal Proceedings.

The Company is involved in certain claims and legal proceedings in the normal course of business of which one, if decided adversely to the Company, would, in the opinion of management, have a material adverse effect on the Company’s financial condition or results of operations.

Specifically, as previously disclosed in our Form 10-Q for the quarterly period ended September 30, 2023, the Company has been sued together with several other defendants, in a lawsuit styled: Nicholas Financial, Inc. v. Jeremiah Gross, No. 21CY-CV02148-01, 7th Judicial Circuit Court, Clay County, Missouri (the "Court"). On March 9, 2021 the Company filed suit against Jeremiah Gross for a deficiency balance owed to the Company following the 2018 surrender and sale of his motor vehicle which secured a loan from the Company. On April 22, 2021 a default judgment for $7,984.18 was entered against Mr. Gross. On December 22, 2021 Mr. Gross filed a motion to set aside the default judgment. The Court granted his motion on March 23, 2022. In his answer he asserted a class-action counterclaim against the Company seeking to represent a nationwide class of the Company’s customers who received allegedly deficient notices regarding the sale of their vehicles and whose vehicles were recovered and sold by the Company, and on behalf of Missouri customers who received allegedly deficient notices from the Company regarding the sale of their recovered vehicles and the calculation of the deficiency owed the Company. The Company filed its answer to the counterclaim on May 13, 2022. On September 9,

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2022 the Company filed a motion for summary judgment as to all counts of the counterclaim and the Company's claim against Mr. Gross. The motion was argued on February 16, 2023. On March 27, 2023 the Court entered an order granting the motion in part and denying the motion in part. The Court found in favor of the Company as to the counterclaim regarding presale notices and prejudgment interest, and in Mr. Gross’s favor for the counterclaim as to post-sale notices. The Court denied the Company’s motion for summary judgment as to its claim for a deficiency against Mr. Gross. The remaining claim relates to post-sale notices sent to Missouri customers. The Company’s insurer accepted the defense of this litigation under a reservation of rights. On November 13, 2023 the Company and the Company’s insurer reached agreement with Mr. Gross on the terms and conditions of a settlement for the last remaining class action claim relating to post-sale notices sent to Missouri customers. Among other things, the settlement is expected to provide that the Company’s insurer will deposit the remaining available limits under the Company’s insurance policy, which shall in no event be less than $750,000, into a qualified settlement fund in order to satisfy all remaining claims in exchange for a full release of the Company and its affiliates and the Company’s insurer from any and all past, present and future liability arising out of or relating to consumer credit contracts under which the Company or its affiliates obtained a security interest in property. The terms and conditions of the final settlement agreement will be subject to approval by the Court, and the parties in the litigation intend to seek such approval promptly following memorialization of the terms and conditions of the settlement into a final agreement. There can be no assurance that the Court will approve the terms and conditions of the final settlement agreement.

Market for Our Common Equity and Related Stockholder Matters.

Market for Common Stock. The Corporation’s common shares are traded on the NASDAQ Global Select Market under the symbol “NICK.”

Shareholders. The Corporation had approximately 114 shareholders of record as of June 10, 2023.

Dividends. The Corporation has not declared and paid cash dividends on its common shares in the recent past and has no current plans to declare or pay any cash dividends in the foreseeable future. There are no Canadian foreign exchange controls or laws that would affect the remittance of dividends or other payments to the Corporation’s non-Canadian resident shareholders. There are no Canadian laws that restrict the export or import of capital, other than the Investment Canada Act (Canada), which requires the notification or review of certain investments by non-Canadians to establish or acquire control of a Canadian business. The Corporation is not a Canadian business as defined under the Investment Canada Act because it has no place of business in Canada, has no individuals employed in Canada in connection with its business, and has no assets in Canada used in carrying on its business.

Canada and the United States of America are signatories to the Convention Between the United States of America and Canada With Respect to Taxes on Income and on Capital (the “Tax Treaty”). The Tax Treaty contains provisions governing the tax treatment of interest, dividends, gains, and royalties paid to or received by a person residing in the United States. The Tax Treaty also contains provisions to prevent the occurrence of double taxation, essentially by permitting the taxpayer to claim a tax credit for taxes paid in the foreign jurisdiction.

Earnings from U.S. subsidiaries are permanently invested in the U.S. The Corporation has not provided any Canadian income tax or U.S. withholding tax on unremitted earnings. If a dividend was paid to the Corporation from the current or accumulated earnings and profits of the U.S. subsidiary, the dividend would be subject to a U.S. withholding tax of 5%. The gross dividend (i.e., before payment of the withholding tax) would generally be included in the Corporation's Canadian taxable income. However, under certain circumstances, the Corporation may be allowed to deduct the dividends in the calculation of its Canadian taxable income. If the Corporation has no other foreign (i.e., non-Canadian) non-business income, no relief is available in that case to recover the withholding taxes previously paid.

A 15% Canadian withholding tax applies to dividends paid by the Corporation to a U.S. shareholder (including those that own less than 10% of the Corporation’s voting shares) that is an individual. The U.S. shareholder must include the gross amount of the dividends in the shareholder’s net income to be taxed at the regular rates. In general, a U.S. shareholder can obtain a foreign tax credit for U.S. federal income tax purposes with respect to the Canadian withholding tax on such dividends, but the amount of such credit is subject to a limitation that depends, in part, on the amount of the shareholder’s income and losses from other sources. A U.S. shareholder that is an individual also can elect to claim a deduction (rather than a foreign tax credit) for all non-U.S. income taxes paid by the shareholder during the particular year. The benefit of any deduction for foreign taxes may be negatively impacted by the overall limitation on deducting income and other taxes. U.S. shareholders are urged to consult their own tax advisors regarding the U.S. federal income tax treatment of any Canadian withholding tax imposed on dividends from the Corporation.

Securities Authorized for Issuance under Equity Incentive Plans. The following table sets forth information as of March 31, 2023 concerning securities authorized for issuance pursuant to our equity compensation plans.

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EQUITY COMPENSATION PLAN INFORMATION

(In thousands, except exercise price)

	Number of	Weighted –	Number of Securities
	Securities to		Remaining Available
	be Issued Upon	Average	for Future Issuance
	Exercise of	Exercise Price of	Under Equity
	Outstanding	Outstanding	Compensation Plans
Plan Category	Options, Warrants	Options, Warrants	(Excluding Securities
	and Rights	and Rights	Reflected in Column (a))
	(a)	(b)	(c)
Equity Compensation Plans
Approved by Security Holders	10	$12.68	662
Equity Compensation Plans	-	Not Applicable	-
Not Approved by Security Holders
TOTAL	10	$12.68	662

Management’s Discussion and Analysis of Financial Condition and Results of Operation.

The discussion of our financial condition and results of operation from “Management’s Discussion and Analysis of Financial Condition and Results of Operation” in our Annual Report on Form 10-K for the year ended March 31, 2023, our Report on Form 10-Q for the three months ended June 30, 2023 and our Report on Form 10-Q for the three months ended September 30, 2023 are incorporated by reference into this Circular. The “Management’s Discussion and Analysis of Financial Condition and Results of Operation” in our Annual Report on Form 10-K for the year ended March 31, 2023, our Report on Form 10-Q for the three months ended June 30, 2023 and our Report on Form 10-Q for the three months ended September 30, 2023 should be read in conjunction with our consolidated audited financial statements and notes as of and for the years ended March 31, 2023 and 2022, which are incorporated by reference into this Circular from our Annual Report on Form 10-K for the year ended March 31, 2023, our consolidated unaudited interim financial statements and notes as of June 30, 2023 and for the three month periods ended June 30, 2023 and 2022, which are incorporated by reference into this Circular from our Report on Form 10-Q for the three months ended June 30, 2023, and our consolidated unaudited interim financial statements and notes as of September 30, 2023 and for the three month periods ended September 30, 2023 and 2022, which are incorporated by reference into this Circular from our Report on Form 10-Q for the three months ended September 30, 2023. These consolidated financial statements have been prepared in accordance with United States generally accepted accounting principles.

Quantitative and Qualitative Disclosures About Market Risk.

Not applicable.

Financial Statements and Supplementary Data.

Our consolidated audited financial statements and notes as of March 31, 2023 and 2022 and the years ended March 31, 2023 and 2022 are incorporated by reference into this Circular from our Annual Report on Form 10-K for the year ended March 31, 2023. Our unaudited interim financial statements and notes for the three months ended June 30, 2023 are incorporated by reference into this Circular from our Report on Form 10-Q for the three months ended June 30, 2023 and our unaudited interim financial statements and notes for the three months ended September 30, 2023 are incorporated by reference into this Circular from our Report on Form 10-Q for the three months ended September 30, 2023.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

On August 15, 2022, the Audit Committee of the Board of Directors of the Corporation approved the engagement of FORVIS, LLP as the Corporation’s new independent registered public accounting firm for the fiscal year ending March 31, 2023, and dismissed RSM US LLP as the Corporation’s independent registered public accounting firm, in each case effective immediately. For further discussion regarding our change in independent registered public accounting firms, see our Form 8-K filed on August 17, 2022, which is incorporated by reference into this Circular.

Directors, Executive Officers and Corporate Governance.

Directors and Officers. The same persons serving as directors and officers of the Corporation immediately prior to the domestication will continue to serve as directors and officers of the Corporation following the domestication. For information regarding such persons, please refer to the information contained in (i) the Corporation’s Annual Report on Form 10-K for the year ended March 31, 2023 and (ii) the Corporation’s Notice of Annual General Meeting of Shareholders and 2023 Proxy Statement and Information Circular, which are incorporated by reference into this Circular.

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Director and Executive Compensation. The director and executive compensation programs currently offered by the Corporation are described in the Corporation’s Notice of Annual General Meeting of Shareholders and 2023 Proxy Statement and Information Circular, which is incorporated by reference into this Circular.

Corporate Governance. The corporate governance practices of the Corporation, after giving effect to the domestication, will continue to be the same as the current corporate governance practices of the Corporation. For information regarding the corporate governance practices of the Corporation, please refer to the information regarding the corporate governance practices of the Corporation contained in the Corporation’s Notice of Annual General Meeting of Shareholders and 2023 Proxy Statement and Information Circular, which is incorporated by reference into this Circular. There are differences between the Corporation’s existing articles and the Certificate of Incorporation and Bylaws as they will be in effect upon the completion of the domestication. These differences are discussed under “Comparison of Shareholder Rights”.

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RISK FACTORS

You should carefully consider the risks and uncertainties described below, together with all of the other information and risks included in, or incorporated by reference into this Circular, including our consolidated financial statements and the related notes thereto which are incorporated by reference into this Circular from our Annual Report on Form 10-K for the year ended March 31, 2023, from our Report on Form 10-Q for the three months ended June 30, 2023 and from our Report on Form 10-Q for the three months ended September 30, 2023 and the Risk Factors which are incorporated by reference into this Circular from our Annual Report on Form 10-K for the year ended March 31, 2023, from our Report on Form 10-Q for the three months ended June 30, 2023 and from our Report on Form 10-Q for the three months ended September 30, 2023, before making a decision whether to vote for the proposal described in this Circular.

The following risk factors and other information in this Circular contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and forward-looking information within the meaning of applicable Canadian legislation. This summary does not discuss all aspects of U.S. or Canadian tax consequences that may apply in connection with the domestication or Loan Portfolio Sale. In addition, please note that other tax consequences may arise under applicable law in other countries. If any of the following events or developments described below actually occur, the business, financial condition or operating results of Nicholas Financial, Inc., as a British Columbia corporation prior to the domestication, if it occurs, and as a Delaware corporation, if the domestication occurs, could be materially harmed. This could cause the trading price of its common stock to decline, and you may lose all or part of your investment.

Risks Relating to the Domestication

If the IRS does not agree with our beliefs regarding the “all earnings and profits amount” attributable to a shareholder’s shares in the Corporation, our stockholders may owe income taxes as a result of the domestication. Based on all available information, we believe that the domestication will qualify as a tax-free reorganization for U.S. federal income tax purposes and that no U.S. shareholder should be subject to U.S. federal income tax as a result of the domestication. Based on a review of information available to us, we believe that Nicholas Financial, Inc. has a deficit in “earnings and profits.” As a result, no U.S. shareholder should have a positive “all earnings and profits amount” attributable to such shareholder’s common shares, and therefore no U.S. shareholder should be required to include any such amount in income as a result of the domestication.

Based on our limited activity at the holding company level and its consistent history of, we do not believe that a U.S. shareholder should have a positive “all earnings and profits” amount attributable to such shareholder’s shares in the Corporation. However, if the IRS does not agree with our beliefs a shareholder may be subject to adverse U.S. federal income tax consequences on the domestication. Any U.S. shareholder who owns, directly or indirectly, 10% or more of the combined voting power of all classes of our common stock at the time of the domestication will have to recognize income, categorized as dividend income for U.S. federal income tax purposes, equal to the “all earnings and profits amount,” within the meaning of Treasury Regulation Section 1.367(b) -2, allocable to such U.S. shareholder’s shares in the Corporation. Any U.S. shareholder who owns less than 10% of the combined voting power of all classes of our common shares and whose shares have a fair market value of $50,000 or more on the date of the domestication will, assuming the deemed dividend election is made by such U.S. shareholder, have income in an amount equal to the lesser of the gain, if any, on the domestication or “all earnings and profits amount” attributable to his shares in Nicholas Financial, Inc. U.S. shareholders who own less than 10% of the combined voting power of all classes of our shares and whose shares have a fair market value below $50,000 are not subject to tax on the domestication. For additional information on the U.S. federal income tax consequences of the domestication, see “United States Federal Income Tax Consequences”.

The rights of our shareholders under Canadian law will differ from their rights under Delaware law, which will, in some cases, provide less protection to shareholders following the domestication.

Upon consummation of the domestication, our shareholders will become stockholders of a Delaware corporation. There are material differences between the BCBCA and the DGCL and our current articles of incorporation and the proposed certificate of incorporation and bylaws. For example, under Canadian law, many significant corporate actions such as amending a corporation’s articles of incorporation or consummating a merger require the approval of three-quarters of the votes cast by Nicholas Financial, Inc.’s shareholders, whereas under Delaware law, a majority of the total voting power of all of those entitled to vote may approve the matter. Furthermore, shareholders under Canadian law are entitled to dissent and appraisal rights under a number of extraordinary corporate actions, including an amalgamation with another unrelated corporation, certain amendments to a corporation’s articles of incorporation or the sale of all or substantially all of a corporation’s undertaking; under Delaware law, stockholders are entitled to dissent and appraisal rights for certain specified corporate transactions such as mergers or consolidations. If the domestication is approved, shareholders may be afforded less protection under the DGCL than they had under the BCBCA in certain circumstances. See “The Domestication – Comparison of Shareholder Rights”.

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The proposed domestication will result in additional direct and indirect costs whether or not it is completed.

The domestication will result in additional direct costs. We will incur attorneys’ fees, accountants’ fees, filing fees, mailing expenses and financial printing expenses in connection with the domestication. The domestication will also temporarily divert the attention of our management and employees from the day-to-day management of the business to a limited extent.

The amount of corporate tax payable by us will be affected by the value of our property on the date of the domestication. For Canadian tax purposes, on the date of the domestication we will be deemed to have a year end and will also be deemed to have sold all of our property and received the fair market value for those properties. We do not expect that we will be subject to any Canadian taxation on this deemed disposition. However, we will be subject to an additional corporate emigration tax equal to 5% of the amount by which the fair market value of our property, net of liabilities, exceeds the paid-up capital of our issued and outstanding shares. We have completed certain calculations of our tax accounts with the assistance of professional advisors, and assuming the fair market value of our property reflects the market price of our stock, a stock price of $7.00 per common share and that the exchange rate of the Canadian dollar to the U.S. dollar is CDN $1.00 equals US $0.75, the domestication is expected to result in the Corporation being liable to Canadian tax under Part XIV of the Tax Act (as defined below) of approximately $1,446,000, but we do not expect to incur any Canadian Part I income tax. We may be subject to additional corporate emigration tax if the price of our common shares increases or if the exchange rate were to change significantly or if key assumptions regarding these calculations prove inaccurate. If the closing of the Loan Portfolio Sale or other factors cause the market price of our common shares to increase above the assumed market price of $7.00 per share, we could incur more Canadian tax under Part XIV of the Tax Act and perhaps also income tax under Part I of the Tax Act. If the closing of the Loan Portfolio Sale or other factors cause the market price of our common shares to decrease below the assumed market price of $7.00 per share, we could incur less Canadian income tax.

Further, it is possible that the Canadian federal tax authorities may not accept our valuations or calculations of our tax accounts, which may result in additional taxes payable as a result of the domestication. As is customary, when a Canadian federal tax liability depends largely on factual matters, we have not applied to the Canadian federal tax authorities for a ruling on this matter and do not intend to do so.

We are of the view that our principal undertaking will be carrying on an active consumer lending business (or such other business as we undertake if the Loan Portfolio Sale completed) and as these businesses are carried on by our controlled foreign affiliates the shares of NDS that we own should not be considered to be an offshore investment fund property for purposes of the Tax Act. However, this determination may change depending on the use to which the Corporation puts the proceeds of the Loan Portfolio Sale.

Risks Relating to the Loan Portfolio Sale

There are many risks and uncertainties that shareholders should consider when deciding whether to vote to approve the Loan Portfolio Proposal, including, but not limited to, those set forth below. You should carefully consider the following risk factors, together with all of the other information included in this Circular, before you decide whether to vote or instruct your vote to be cast to approve the Loan Portfolio Sale pursuant to the Asset Purchase Agreement, as described in this Circular.

•
Shareholders could vote against the Loan Portfolio Sale proposal or fail to vote, thereby making the Loan Portfolio Sale impossible. If the Loan Portfolio Sale proposal is not approved by Shareholders, we believe that our automobile finance installment contracts will rapidly suffer large credit losses which could result in a significant devaluation of the Corporation and the market value of its stock and add uncertainty to our ability to successfully implement our restructuring plan. See “THE LOAN PORTFOLIO SALE-Reasons for the Loan Portfolio Sale Proposal” and “THE LOAN PORTFOLIO SALE- Our Business and Operations Following Approval of the Loan Portfolio Sale Proposal.”
•
The Loan Portfolio Sale, even if approved by the Shareholders, may not be completed.
•
The occurrence of certain events, changes or other circumstance could give rise to the termination of the Asset Purchase Agreement, which would result in the Loan Portfolio Sale not being consummated in accordance with the Asset Purchase Agreement.
•
The Board did not seek or obtain a fairness opinion from an investment bank or other firm that the consideration to be paid for the assets being sold is fair from a financial point of view.
•
Our ability to preserve and use our net operating loss (“NOL”) carryforwards and certain other tax attributes as part of our restructuring plan, or otherwise, may be limited or may not be available for use at all. As of September 30, 2023, we maintained a deferred income tax valuation allowance of $11.3 million, the remaining state gross NOL was $53.5 million, and the remaining U.S. gross NOL amounted to $31.3 million. The U.S. NOL generated beginning in 2022 and later will carry forward indefinitely, while some state NOLs begin to expire March 31, 2039. Realization of these NOL depends on future income and if we do not generate future income our existing carryforwards would be unavailable to offset future income tax liabilities, which could materially and adversely affect our results of operations, Additionally, under Section 382 of the Internal Revenue Code, if a corporation undergoes an “ownership change,” generally defined as a greater than 50% change (by value) in its equity ownership over a rolling three-year period, the corporation’s ability to use its pre-change NOL carryforwards and other

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pre-change tax attributes to offset its post-change income may be limited. Similar rules may apply under state tax laws. We do not believe that we will experience an ownership change as a result of the domestication or the Loan Portfolio Sale. However, we may experience ownership changes in the future as a result of future transactions in, or issuances of, our stock, some of which may be outside our control. If a “change in ownership” occurs and if we earn net taxable income, our ability to use our pre-change NOL carryforwards, or other pre-change tax attributes, to offset U.S. and state taxable income may be subject to significant limitations or may not be available at all. Limitations on the use of our pre-change NOL carryforwards or other pre-change tax attributes or our inability to use them could adversely affect our restructuring plan by delaying or preventing its implementation.
•
Even if the Loan Portfolio Sale closes, the restructuring plan may not be implemented at all or, if implemented, may not be successful in achieving its intended goals. We may not be successful in identifying other businesses to acquire or invest and, if we do, we may not be able to make such acquisitions or investments on terms favorable to us, if at all. There can be no assurance that if such acquisitions or investments are made that the value to shareholders over time will exceed the amount, if any, they would receive in a liquidation. There can be no assurance that the restructuring plan will result in greater shareholder value than the liquidation and dissolution of the Corporation.

General Risk Factors

We have a material weaknesses in our internal control over financial reporting. Failure to maintain an effective system of internal control over financial reporting and disclosure controls and procedures could lead to a loss of investor confidence in our financial statements and have an adverse effect on our stock price.

As reported in our Report on Form 10-Q for the three months ended June 30, 2023 and in our Report on Form 10-Q for the three months ended September 30, 2023, which are incorporated by reference in this Circular, based on management’s evaluation the effectiveness of the Corporation’s disclosure controls and procedures (as defined in Rule 13a-15(e) under the Exchange Act), our Chief Executive Officer and the Chief Financial Officer have concluded that our disclosure controls and procedures were not effective at a reasonable level of assurance as of June 30, 2023 or September 30, 2023 because of a material weakness in our internal control over financial reporting relating to the design of the controls over accounting for credit losses in accordance with FASB ASU 2016-13, Financial Instruments – Credit Losses (Topic 326) (CECL), including the operation of these controls.

We will take certain measures to remediate the material weakness related to the design of the controls related to application of the CECL accounting standard, including designing and implementing formal procedures and controls related to secondary review of data input, model calculations, journal entries, and financial statement disclosures.

While we believe that our efforts for remediation will improve the effectiveness of our internal control over financial reporting, these remediation efforts will be ongoing and will require time to operate for management to be able to conclude that the design is effective to remediate the material weakness identified. We may conclude that additional measures are necessary to remediate the material weakness in our internal control over financial reporting, which may necessitate additional evaluation and implementation time.

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FORWARD-LOOKING STATEMENTS

From time to time, we may publish “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act and forward-looking information within the meaning of applicable Canadian securities legislation. We generally identify forward-looking statements and information with the words “plan,” “expect,” “anticipate,” “estimate,” “may,” “will,” “should” and similar expressions. We base these forward-looking statements and information on our current expectations and projections about future events.

We caution readers that a variety of factors could cause our actual results to differ materially from those discussed in, or implied by, these forward-looking statements and information. These risks and uncertainties, many of which are beyond our control, include, but are not limited to those included in the Corporation’s Form 10-K for the year ended March 31, 2023 in the Corporation’s Form 10-Q for the quarterly period ended June 30, 2023 and the Corporation’s Form 10-Q for the quarterly period ended September 30, 2023 in “FORWARD-LOOKING INFORMATION” and are incorporated by reference herein. Many factors could cause our actual results, performance or achievements to be materially different from any results, performance or achievements that may be expressed or implied by such forward-looking statements, including those set forth under the headings “Risk Factors” and “Information Concerning the Corporation”. Should one or more of these risks or uncertainties materialize, or should the assumptions underlying the forward-looking statements or information prove incorrect, actual results may vary materially from those described in this Circular as intended, planned, anticipated, believed, estimated or expected. We do not intend, and do not assume, any obligation to update these forward-looking statements or information.

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THE SPECIAL MEETING

Solicitation of Proxies

This Circular is forwarded to our shareholders in connection with the solicitation of proxies by our management for use at our special meeting of shareholders (the “Special Meeting”) to be held on [DATE] at [TIME] ([TIME ZONE] time) at [LOCATION and at any adjournments thereof for the purposes set forth in the Notice of Special Meeting, which accompanies this Circular. This Circular is dated [DATE], 2024 and is first being mailed to shareholders on or about [DATE], 2024.

The record date for the determination of shareholders entitled to receive notice of the Special Meeting is [DATE], 2024. In accordance with the provisions of the BCBCA, we will prepare a list of the common shareholders as of the record date, all of whom will be entitled to vote their common shares to approve the special resolution for the domestication and the certificate of incorporation of Nicholas Financial, Inc. (Proposal 1 in the Notice of Special Meeting) and any other matter properly submitted for shareholder vote at the Special Meeting.

It is planned that the solicitation will be initially by mail, but proxies may also be solicited by our employees by email. The cost of such solicitation, estimated to be approximately $[AMOUNT] to $[AMOUNT], will be borne by us.

No person is authorized to give any information or to make any representations other than those contained in this Circular and, if given or made, such information or representations should not be relied upon as having been authorized by us. The delivery of this Circular shall not, under any circumstances, create an implication that there has not been any change in the information set forth herein since the date of this Circular. Except as otherwise stated, the information contained in this Circular is given as of [DATE], 2023.

Our Common Shares

Our shareholders are entitled to one vote at all meetings of shareholders for each common share held as of the record date for the meeting. As of the record date for the Special Meeting, 7,290,557 common shares were issued and outstanding.

Under the BCBCA, the affirmative vote, whether in person or by proxy, of at least two-thirds of the votes cast by the holders of common shares at the Special Meeting is required to approve the change in jurisdiction, if a quorum is present. A quorum constitutes not less than one-third of our total outstanding common shares.

Appointment and Revocation of Proxies

Jeffrey Royal and Mark Hutchins, and each or either of them, have been appointed by the board of directors to serve as proxies for the shareholders at the Special Meeting.

Shareholders have the right to appoint persons, other than Mr. Royal and Mr. Hutchins, who need not be shareholders, to represent them at the Special Meeting. To exercise this right, the shareholder may insert the name of the desired person in the blank space provided in the form of proxy accompanying this Circular or may submit another form of proxy.

Proxies must be deposited in the manner and by the time specified in the Notice of Special Meeting.

Common shares represented by properly executed proxies will be voted by the persons appointed to serve as proxies for the shareholders on any ballot that may be called for, unless the shareholder has directed otherwise, for the proposal to approve the special resolution authorizing the change of jurisdiction and approval of the certificate of incorporation of Nicholas Financial, Inc. (Proposal 1 in the Notice of Special Meeting) and for the proposal to approve the special resolution authorizing the sale of all or substantially all of the Corporation’s undertaking in the Loan Portfolio Sale (Proposal 2 in the Notice of Special Meeting).

Each form of proxy confers discretionary authority with respect to amendments or variations to matters identified in the Notice of Special Meeting to which the proxy relates and other matters which may properly come before the Special Meeting. Management knows of no matters to come before the Special Meeting other than the matters referred to in the Notice of Special Meeting. However, if matters which are not known to management should properly come before the Special Meeting, the proxies will be voted on such matters in accordance with the best judgment of the person or persons voting the proxies.

A shareholder may revoke the proxy at any time prior to the voting thereof. In addition to revocation in any other manner permitted by law, a proxy may be revoked by an instrument in writing executed by the shareholder or his attorney authorized in writing, or if the shareholder is a corporation, by a duly authorized officer or attorney thereof (such instrument, a “Notice of Revocation”), and deposited either at the registered office of the Corporation at any time up to and including the last business day preceding the day of the Special Meeting, or any adjournment thereof, or, as to any matter in respect of which a vote shall not already have been cast pursuant to such proxy, with the Chairman of the Meeting on the day of the Meeting, or any adjournment thereof, and upon either of such deposits the proxy is revoked. If you file a Notice of Revocation, you may then vote (or abstain from voting) your shares in person at the Special Meeting; however, if you are a beneficial owner, you must first obtain a proxy from the record holder to do so.

Abstentions and broker non-votes will have no effect with respect to the matters to be acted upon at the Special Meeting.

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THE DOMESTICATION

(Proposal 1 on the Notice of Special Meeting and the accompanying Proxy)

General

The board of directors is proposing to change our jurisdiction of incorporation from the provincial jurisdiction of British Columbia, Canada to the State of Delaware through a transaction called a “continuation” under Section 308 of the BCBCA and a “domestication” under Section 388 of the DGCL (collectively referred to as a “domestication” herein), and approve a new certificate of incorporation to be effective on the date of the domestication. We will become subject to the DGCL on the date of our domestication, but will be deemed for the purposes of the DGCL to have commenced our existence in Delaware on the date we originally commenced our existence in Canada. Under the DGCL, a corporation becomes domesticated in Delaware by filing a certificate of corporate domestication and a certificate of incorporation for the corporation being domesticated. The board of directors has approved our domestication and the related certificate of incorporation of Nicholas Financial, Inc., believes it to be in our best interests, and recommends approval of the domestication and the approval of the certificate of incorporation of Nicholas Financial, Inc. to our shareholders.

The domestication will be effective on the date set forth in the certificate of corporate domestication and the certificate of incorporation, as filed with the office of the Secretary of State of the State of Delaware. Thereafter, we will be subject to the certificate of incorporation filed in Delaware, a copy of which is attached to this Circular as Exhibit C. We will be discontinued in Canada as of the date of domestication in Delaware.

The domestication will not interrupt our corporate existence or operations or the trading markets of our common shares. Each outstanding common share at the time of the domestication will remain issued and outstanding as a share of common stock of Nicholas Financial, Inc. after our corporate existence is continued from British Columbia, Canada under the BCBCA and domesticated in Delaware under the DGCL. The common shares will continue to be listed on the NASDAQ Global Select Market under the trading symbol “NICK.”

We will continue to be subject to the rules and regulations of the NASDAQ Global Select Market and the obligations imposed by each securities regulatory authority in Canada and the United States, including the SEC. In addition, we will continue to file periodic reports with the SEC pursuant to the Exchange Act. Upon our domestication, our board of directors intends to adopt bylaws, copies of which are attached to this Circular as Exhibit D. A copy of Sections 237 - 247of the BCBCA addressing dissenters’ rights in connection with the continuation is attached to this Circular as Exhibit E.

Principal Reasons for the Domestication

We are pursuing the domestication for a number of reasons, the foremost being that we have no significant presence in Canada. Our corporate offices and operations are located in the United States, most of our shareholders reside there, and the principal market for our common shares is the NASDAQ Global Select Market. Despite these strong connections with the United States, we believe we are not uniformly perceived by investors, lenders or potential strategic partners as a U.S. company. Our board of directors believes that the absence of a clear U.S. identity may prevent us from maximizing the opportunities and relationships with investors, lenders and potential partners, many of whom prefer to engage in business with a U.S. entity.

Our board of directors chose the State of Delaware to be our domicile because the DGCL expressly accommodates continuations under Section 308 of the BCBCA and because the provisions of the DGCL, specifically those dealing with the duties and obligations of directors of a Delaware corporation, have been interpreted by a substantial body of case law in the Delaware courts. We believe the domestication will unambiguously establish us as a U.S. corporation and help us achieve our strategic goals.

In considering its recommendation in favor of the domestication, our board of directors weighed the estimated tax liability to us arising from this transaction. See “The Domestication – United States and Canadian Income Tax Considerations.” With the assistance of professional advisors, we have reviewed our assets, liabilities, paid-up capital and other tax balances. Based on our calculations and based on a number of key assumptions, if the market price of our common shares does not exceed $7.00 per share and that the exchange rate of the Canadian dollar to the U.S. dollar remains relatively constant at CDN $1.00 equals US $0.75, then the domestication is expected to result in the Corporation being liable to Canadian tax under Part XIV of the Tax Act of approximately $1,446,000, but we do not expect to incur any Canadian Part I income tax. If the closing of the Loan Portfolio Sale or other factors cause the market price of our common shares to increase above the assumed market price of $7.00 per share, we could incur more Canadian tax under Part XIV of the Tax Act and perhaps also income tax under Part I of the Tax Act. If the closing of the Loan Portfolio Sale or other factors cause the market price of our common shares to decrease below the assumed market price of $7.00 per share, we could incur less Canadian income tax.

Effects of the Domestication

There are material differences between Canadian corporate law and Delaware corporate law with respect to shareholders rights, and Delaware law may offer shareholders more or less protection depending on the particular matter. A detailed overview of the material differences is set forth below.

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Applicable Law. As of the effective date of the domestication, our legal jurisdiction of incorporation will be Delaware, and we will no longer be subject to the provisions of the BCBCA. All matters of corporate law will be determined under the DGCL. We will retain our original incorporation date in Canada as our date of incorporation for purposes of the DGCL.

Assets, Liabilities, Obligations, Etc. Under Delaware law, as of the effective date of the domestication, all of our assets, property, rights, liabilities and obligations immediately prior to the domestication will continue to be our assets, property, rights, liabilities and obligations. Canadian corporate law will cease to apply to us on the date of domestication in Delaware. We will be thereafter become subject to the obligations imposed under Delaware corporate law.

Business and Operations. The domestication, if approved, will effect a change in the legal jurisdiction of incorporation as of the effective date of the domestication, but our business and operations will remain the same.

Officers and Directors. Our board of directors currently consists of five members: Jeffrey C. Royal, Mark Hutchins, Adam K. Peterson, Jeremy Q. Zhu and Brendan Keating. These directors will continue to serve as directors from and after the effective date of the domestication. Immediately following the domestication, our officers will also be unchanged. Our officers are Michael Rost (Chief Executive Officer) and Irina Nashtatik (Chief Financial Officer and Corporate Secretary).

Treatment of Outstanding Capital Stock and Options

The existing share certificates representing our common shares will continue to represent the same number of the same class of our common stock after the domestication without any action on your part. You will not be required to exchange any share certificates. We will only issue new certificates to you representing shares of capital stock of Nicholas Financial, Inc. upon a transfer of your shares or at your request. Holders of our outstanding options will continue to hold the same securities, which will remain exercisable for an equivalent number of shares of the same class of common stock of Nicholas Financial, Inc., for the equivalent exercise price per share, without any action by the holder.

Shareholder Approval

The domestication is subject to various conditions, including approval of the special resolution authorizing the domestication and the approval of the certificate of incorporation of Nicholas Financial, Inc. by our shareholders at the Special Meeting. A copy of the special resolution is attached to this Circular as Exhibit A-1. Under the BCBCA, the change of jurisdiction requires affirmative votes, whether in person or by proxy, of at least three-quarters of the votes cast by the holders of our common shares at the Special Meeting where a quorum, or not less than one-third of our total outstanding common shares is present in person or by proxy. Assuming we receive the requisite shareholder approval for the domestication, our board of directors will retain the right to terminate or abandon the domestication if it determines that consummating the domestication would be inadvisable or not in our best interests, or if all of the respective conditions to consummation of the domestication have not occurred. There are no time limits on the duration of the authorization resulting from a favorable shareholder vote.

Regulatory and Other Approvals

The change of jurisdiction is subject to the prior authorization of the Registrar of Companies for British Columbia. The director is empowered to authorize the change of jurisdiction if, among other things, he is satisfied that the change of jurisdiction will not adversely affect our creditors or shareholders.

Subject to obtaining the authorization of the continuation by the Registrar and the approval of our shareholders, before applying to the Secretary of State of Delaware, we anticipate that we will file a certificate of corporate domestication and a certificate of incorporation with the Secretary of State of the State of Delaware pursuant to the DGCL promptly following the Special Meeting, and that we will be domesticated in Delaware on the effective date of such filings. Promptly thereafter, we intend to give notice to the Registrar that we have been domesticated under the laws of the State of Delaware and the Registrar will publish in the prescribed manner a notice that the Corporation has been continued into the State of Delaware.

Comparison of Shareholder Rights

The principal attributes of our capital stock before and after domestication are comparable, however, there will be material differences in the rights of our shareholders under Delaware law as described below.

General. On the effective date of the domestication, we will be deemed for purposes of the DGCL to have been incorporated under the laws of the State of Delaware from our inception and we will be governed by the Delaware certificate of incorporation filed with the certificate of corporate domestication. Differences between British Columbian corporate law and Delaware corporate law and between our current articles of incorporation and the proposed Delaware certificate of incorporation and bylaws will result in various changes in the rights of our shareholders. The following summary comparison highlights provisions of applicable British Columbian corporate law and our current British Columbia articles of incorporation and Delaware corporate law and the proposed certificate of incorporation and bylaws of Nicholas Financial, Inc. The proposed certificate of incorporation and bylaws of Nicholas Financial, Inc. are attached to this Circular as Exhibit C and Exhibit D, respectively. The following summary is not a complete statement of the rights of

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shareholders or a complete description of the specific provisions referred to below. This summary is qualified in its entirety by reference to the BCBCA and the DGCL and our current articles of incorporation and the proposed Delaware certificate of incorporation and bylaws, which shareholders should read.

	Nicholas Financial, Inc., as a British Columbia company	Nicholas Financial, Inc., as a Delaware corporation
Capital Structure

Under our current British Columbian articles of incorporation, we presently have the authority to issue 50,000,000 common shares, no par value per share, and 5,000,000 preferred shares, no par value per share, issuable in series.

Under our proposed Delaware certificate of incorporation, Nicholas Financial, Inc. will have the authority to issue a total of 55,000,000 shares of capital stock, consisting of 50,000,000 shares of common stock, no par value per share, and 5,000,000 shares of preferred stock, no par value per share.

Franchise Tax	Under British Columbia law, there is no franchise tax on our authorized capital stock.

Pursuant to Delaware law, Nicholas Financial, Inc. will initially be required to pay an annual corporate franchise tax of approximately $200,000 in order to maintain its good standing as a Delaware corporation. The amount of that annual franchise tax could change if Nicholas Financial, Inc.’s capital structure changes

Shareholder Approval; Vote on Extraordinary Corporate Transactions

British Columbia law generally requires a vote of shareholders on a greater number and diversity of corporate matters than Delaware law, such as a corporate name change, a creation of a new class of shares or an increase or decrease of the minimum or maximum number of directors. Furthermore, many matters requiring shareholder approval under British Columbia law must be approved by a special resolution of not less than three-quarters of the votes cast by Nicholas Financial, Inc.’s shareholders who voted on those matters. In some cases, such as an amendment to the articles that affects classes of shares differently, a special resolution to approve an extraordinary corporate action is also required to be approved separately by the holders of a class or series of shares, whether or not shares of such class or series otherwise carry the right to vote.

Under the DGCL, the affirmative vote of the holders of two-thirds of the outstanding stock entitled to vote thereon (or the affirmative vote of the holders of a majority of such outstanding stock, if a statement to that effect was included in the articles at the time they were initially filed or is included in an amendment to the articles approved by the affirmative vote of the holders of two-thirds of the then outstanding stock entitled to vote thereon) is required to authorize any merger, share exchange, consolidation, dissolution or sale of all or substantially all of the assets of the corporation, except that, unless required by its certificate of incorporation: no authorizing shareholder vote is required to approve a plan of merger or share exchange if (i) the articles of incorporation of the surviving corporation will not differ from the corporation’s articles (other than certain inconsequential differences), (ii) each shareholder of the surviving corporation whose shares were outstanding immediately before the effective date of the transaction will hold the same number of shares, with identical designations, preferences, limitations, and relative rights, immediately after the transaction, (iii) the number of voting shares outstanding immediately after the transaction plus the number of voting shares issuable as a result of the transaction, either by conversion or upon the exercise of rights and warrants issued pursuant to the transaction, will not exceed by more than 20 percent the total number of voting shares of the surviving corporation

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	Nicholas Financial, Inc., as a British Columbia company	Nicholas Financial, Inc., as a Delaware corporation

outstanding immediately before the transaction, and (iv) the number of participating shares (defined to mean shares that entitled their shareholders to participate without limitation in dividends) outstanding immediately after the transaction plus the number of participating shares issuable as a result of the transaction, either by the conversion or upon the exercise of rights and warrants issued pursuant to the transaction, will not exceed by more than 20 percent the total number of participating shares outstanding immediately before the transaction. In certain cases, a plan of merger or share exchange is also required to be approved separately by the holders of a class or series of shares.

Amendments to the Governing Documents

Under British Columbia law, amendments to the articles of incorporation generally require the approval of not less than three-quarters of the votes cast by Nicholas Financial Inc.’s shareholders voting on the resolution. If the proposed amendment would affect a particular class of securities in certain specified ways, the holders of shares of that class would be entitled to vote separately as a class on the proposed amendment, whether or not the shares otherwise carried the right to vote.

Under the DGCL, the board of directors must first recommend the amendment to the certificate of incorporation to the shareholders unless the board determines that, because of conflict of interest or other special circumstances, it cannot make a recommendation. Unless a greater level of approval is required by the articles or by the board (which can condition its submission of a proposed amendment on any basis), the amendment must be approved by (i) a majority of the votes entitled to be cast on the amendment by any voting group with respect to which the amendment would create dissenters’ appraisal rights and (ii) a majority of the votes cast by any other voting group entitled to vote on the amendment.

The DGCL also provides that the board of directors may amend or repeal a corporation’s bylaws unless the certificate of incorporation reserve the power exclusively to the shareholders in whole or in part or unless the shareholders, in amending, adding or repealing a particular bylaw, provide expressly that the board may not amend or repeal that bylaw. The foregoing notwithstanding, the shareholders may amend or repeal a corporation’s bylaws even though the bylaws may also be amended or repealed by the board of directors. The proposed bylaws of Nicholas Financial, Inc. are consistent with these DGCL provisions.

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	Nicholas Financial, Inc., as a British Columbia company	Nicholas Financial, Inc., as a Delaware corporation
Place of Meetings

The BCBCA provides that meetings of shareholders must be held at the place within British Columbia, unless otherwise provided in the articles. Our articles provide that meetings of shareholders may be held in any location as may be determined by our directors.

The DGCL provides that meetings of the stockholders be held at any place in or outside of Delaware designated by, or in the manner provided in, the certificate of incorporation or bylaws. The proposed bylaws of Nicholas Financial, Inc. provide that meetings of the stockholders will be held at any place designated by the board of directors.

Quorum of Shareholders

The BCBCA provides that, unless the articles provide otherwise, a quorum of shareholders is two shareholders entitled to vote at the meeting whether present personally or by proxy at a meeting of shareholders. The current articles provide that holders of shares representing, in the aggregate, not less than one third of the shares entitled to vote at a meeting of shareholders, whether present in person or represented by proxy, will constitute a quorum at that meeting.

Under the DGCL, the certificate of incorporation or bylaws may specify the required quorum, but generally a quorum may consist of not less than one-third of the total voting power. The proposed bylaws of Nicholas Financial, Inc. provide that the holders of not less than one third of the voting power of the outstanding shares entitled to vote at the meeting shall constitute a quorum at a meeting of stockholders.

Call of Meetings

The BCBCA provides that a special meeting of shareholders may be called by the directors. In addition, the holders of not less than five percent of our issued voting shares may requisition the directors requiring them to call and hold a special meeting for the purposes stated in the requisition.

The DGCL provides that a special meeting of the stockholders may be called by the board of directors or by any person or persons as may be authorized by the certificate of incorporation or bylaws. The proposed bylaws of Nicholas Financial, Inc. provide that a special meeting of stockholders may be called by the directors, by the chairman or by the president and chief executive officer

Shareholder Consent in Lieu of Meeting	Under the BCBCA, shareholders can take action by written resolution and without a meeting only if all shareholders entitled to vote on that resolution sign the written resolution.

Under the DGCL, unless otherwise limited by the certificate of incorporation, stockholders may act by written consent without a meeting if holders of outstanding stock representing not less than the minimum number of votes that would be necessary to take the action at an annual or special meeting execute a written consent providing for the action. The proposed bylaws of Nicholas Financial, Inc. specifically allow the shareholders to take action by written resolution.

Director Election, Qualification and Number	The BCBCA provides for the election of directors by a majority of votes cast at an annual meeting of shareholders. The BCBCA states that a public company must have at least three directors.

The DGCL has no similar requirements, however, the governance standards of NASDAQ require a majority of a listed company’s directors to be independent. The proposed bylaws of Nicholas Financial, Inc. prescribe a minimum of three and a maximum of eleven directors

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	Nicholas Financial, Inc., as a British Columbia company	Nicholas Financial, Inc., as a Delaware corporation
Fiduciary Duty of Directors

Directors of a company incorporated under the BCBCA have fiduciary obligations to the corporation. The BCBCA requires directors of a British Columbia company, in exercising their powers and discharging their duties, to act honestly and in good faith with a view to the best interests of the corporation and exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

The fiduciary obligations of directors of corporations incorporated or organized under the DGCL are more expansive and run not just to the corporation but to the corporation’s shareholders. These obligations fall into two broad categories: duty of care and a duty of loyalty. The duty of care requires a director to act in good faith, with the care an ordinarily prudent person in a like position would exercise under similar circumstances, and in a manner he or she believes to be in the best interests of the corporation. It is qualified by the business judgment rule, which protects a disinterested director from personal liability to the corporation and its shareholders if the director acted in good faith, was reasonably informed and rationally believed the action taken was in the best interests of the corporation. The duty of loyalty requires directors to exercise their powers in the interests of the corporation and not in the directors own interest or in the interest of another person (including a family member) or organization. Stated more simply, the duty of loyalty precludes directors from using their corporate position to make a personal profit or gain, or for other personal advantage.

Personal Liability of Directors

The BCBCA prescribes circumstances where directors can be liable for malfeasance or nonfeasance. Certain actions to enforce a liability imposed by the BCBCA must be brought within two years from the date of the resolution authorizing the act at issue. A director will be deemed to have complied with his fiduciary obligations to the corporation under the BCBCA if he relied in good faith on:

•
financial statements represented to him by an officer or in a written report of the auditors fairly reflecting the financial condition of the corporation; or
•
a report of a person whose profession lends credibility to a statement made by the professional person.

The BCBCA also contains other provisions limiting personal liability of a corporation’s directors.

The personal liability of a director under the DGCL for breach of his or her fiduciary duty is expansive and can be established by the corporation, through a derivative action brought on behalf of the stockholders, or by an aggrieved stockholder, in a separate action. The proposed certificate of incorporation of Nicholas Financial, Inc. seeks to limit such personal liability, however these limitations may not be effective with respect to the following proscribed conduct under the DGCL:

•
any breach of the director’s duty of loyalty to the corporation or its stockholders;
•
acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
•
an unlawful payment of a dividend or an unlawful stock purchase or redemption; and
•
any transaction from which the director derived an improper personal benefit.

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	Nicholas Financial, Inc., as a British Columbia company	Nicholas Financial, Inc., as a Delaware corporation
Indemnification of Officers and Directors

Under the BCBCA and pursuant to our current articles, we will indemnify present or former directors or officers against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment that is reasonably incurred by the individual in relation to any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of his or her association with us. In order to qualify for indemnification such directors or officers must:

•
have acted honestly and in good faith with a view to the best interests of the corporation; and
•
in the case of a criminal or administrative action or proceeding enforced by a monetary penalty, have had reasonable grounds for believing that such conduct was lawful.

We currently have indemnity agreements in place for all of our directors and officers, and we carry liability insurance for our and our subsidiaries’ officers and directors. These agreements will continue following the domestication.

The BCBCA also provides that such persons are entitled to indemnity from the corporation in respect of all costs, charges and expenses reasonably incurred in connection with the defense of any such proceeding if the person was not judged by the court or other competent authority to have committed any fault or omitted to do anything that the person ought to have done, and otherwise meets the qualifications for indemnity described above.

Delaware law permits a corporation to indemnify its present or former directors and officers, employees and agents made a party, or threatened to be made a party, to any third party proceeding by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, if such person:

•
acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation; and
•
with respect to any criminal action or proceeding, had no reasonable cause to believe such conduct was unlawful.

In a derivative action, or an action by or in the right of the corporation, the corporation is permitted to indemnify directors, officers, employees and agents against expenses actually and reasonably incurred by them in connection with the defense or settlement of an action or suit if they acted in good faith and in a manner that they reasonably believed to be in or not opposed to the best interests of the corporation. However, in such a case, no indemnification shall be made if the person is adjudged liable to the corporation, unless and only to the extent that, the court in which the action or suit was brought or the Chancery Court of the State of Delaware shall determine upon application that such person is fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability to the corporation.

The DGCL allows the corporation to advance expenses before the resolution of an action, if in the case of current directors and officers, such persons agree to repay any such amount advanced if they are later determined not to be entitled to indemnification. The proposed bylaws of Nicholas Financial, Inc. generally provide for mandatory indemnification and advancement of expenses of our directors and officers to the fullest extent permitted under the DGCL; provided, however, that directors and officers shall not be entitled to indemnification for actions initiated by such parties unless the board of directors authorizes such action. Following the domestication, Nicholas Financial, Inc. will carry liability insurance for its and its subsidiaries’ officers and directors.

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	Nicholas Financial, Inc., as a British Columbia company	Nicholas Financial, Inc., as a Delaware corporation
Derivative Actions

Under the BCBCA, a complainant, who is defined as either a present or former registered holder or beneficial owner of a security of a corporation or any of its affiliates; a present or former director or officer of a corporation or any of its affiliates; the Registrar of Companies for British Columbia; or any other person who, in the discretion of a court, is a proper person to make an application under the BCBCA relating to shareholder remedies, may apply to the court for the right to bring an action in the name of and on behalf of a corporation or any of its subsidiaries, or to intervene in an existing action to which they are a party for the purpose of prosecuting, defending or discontinuing the action on behalf of the entity. Under the BCBCA, the court must be satisfied that:

•
the complainant has given proper notice to the directors of the corporation or its subsidiary of the complainant’s intention to apply to the court if the directors of the corporation or its subsidiary will not bring, diligently prosecute or defend or discontinue the action;
•
the complainant is acting in good faith; and
•
it appears to be in the interest of the corporation or its subsidiary that the action be brought, prosecuted, defended or discontinued.

Under the BCBCA, the court in a derivative action may make any order it sees fit including orders pertaining to the control or conduct of the lawsuit by the complainant or the making of payments to former and present shareholders and payment of reasonable legal fees incurred by the complainant.

Similarly, under Delaware law a stockholder may bring a derivative action on behalf of the corporation to enforce a corporate right, including the breach of a director’s duty to the corporation. Delaware law requires that the plaintiff in a derivative suit be a stockholder of the corporation at the time of the wrong complained of and remain so throughout the duration of the suit; that the plaintiff make a demand on the directors of the corporation to assert the corporate claim unless the demand would be futile; and that the plaintiff is an adequate representative of the other stockholders.

Dissenters’ Rights

The BCBCA provides that shareholders of a corporation entitled to vote on certain matters are entitled to exercise dissent rights and demand payment for the fair value of their shares. Dissent rights exist when there is a vote upon matters such as:

•
any amalgamation with another corporation (other than with certain affiliated corporations);

The DGCL grants the holder of any class or series of shares to dissent from and obtain payment of the fair value of his shares with respect to any plan of merger to which the corporation is a party (other than mergers with certain subsidiary corporations) requiring shareholder approval; any plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan; the sale or exchange of all or substantially all of the property of the

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	Nicholas Financial, Inc., as a British Columbia company	Nicholas Financial, Inc., as a Delaware corporation

•
an amendment to our articles of incorporation to add, change or remove any provisions restricting the issue, transfer or ownership of shares;
•
an amendment to our articles of incorporation to add, change or remove any restriction upon the business or businesses that the corporation may carry on;
•
a continuation under the laws of another jurisdiction;
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a sale, lease or exchange of all or substantially all the property of the corporation other than in the ordinary course of business; and
•
a court order permitting a shareholder to dissent in connection with an application to the court for an order approving an arrangement proposed by the corporation.

However, a shareholder is not entitled to dissent if an amendment to the articles of incorporation is effected by a court order approving a reorganization or by a court order made in connection with an action for an oppression remedy.

corporation other than in the normal course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan through which all of the net proceeds of sale will be distributed to the shareholders within one year; an amendment to the articles that materially and adversely affects the dissenting shareholder because it (i) alters or abolishes a preferential right, (ii) creates, alters or abolishes a right in respect of redemption, (iii) alters or abolishes a preemptive right, (iv) excludes or limits the right of shares to be voted on any matter or to accumulate votes, or (v) reduces the number of shares owned by a shareholder to a fractional share if the fractional share so created is to be acquired for cash; and any corporate action taken pursuant to a shareholder vote to the extent the articles, bylaws or a resolution of the board provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

Oppression Remedy

Under the BCBCA, a complainant has the right to apply to a court for an order where an act or omission of the corporation or an affiliate effects a result, or the business or affairs of which are or have been conducted in a manner, or the exercise of the directors’ powers are or have been exercised in a manner, that is oppressive or unfairly prejudicial to or that unfairly disregards the interests of any security holder, creditor, director or officer of the corporation. On such application, the court may make any interim or final order it thinks fit, including an order restraining the conduct complained of.

The DGCL does not contain a similar remedy, although causes of action seeking to obtain comparable remedies can be asserted against a corporation and its affiliates under any of several common law theories.

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	Nicholas Financial, Inc., as a British Columbia company	Nicholas Financial, Inc., as a Delaware corporation
Business Combinations

There is no comparable provision relating to business combinations under the BCBCA, but restrictions on business combinations involving interested parties do exist under applicable Canadian securities laws.

Section 203 of the DGCL provides, with some exceptions, that a Delaware corporation may not engage in any business combination with a person, or an affiliate or associate of such person, who is an interested stockholder for three years from the time that person became an interested stockholder unless:

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the board of directors approved the transaction before the “interested stockholder” obtained such status;
•
upon consummation of the transaction that resulted in the stockholder becoming an “interested stockholder,” the “interested stockholder” owned at least 85% of a Delaware corporation’s outstanding voting stock at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (i) by persons who are directors and are also officers and (ii) employee stock plans in which the participants do not have the right to determine confidentially whether shares held subject to the plans will be tendered in the tender or exchange offer; or
•
on or subsequent to such date, the business combination or merger is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by two-thirds of the holders of the outstanding common stock not owned by the “interested stockholder.”

A “business combination” is defined to include mergers, asset sales and other transactions resulting in financial benefit to a stockholder. In general, an “interested stockholder” is a person who, together with affiliates and associates, owns 15% or more of a corporation’s voting stock or within three years did own 15% or more of a corporation’s voting stock.

A corporation may, at its option, exclude itself from the coverage of Section 203 by an appropriate provision in its certificate of incorporation. The proposed certificate of incorporation of Nicholas Financial, Inc. does not contain such an exclusion from Section 203 of the DGCL.

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	Nicholas Financial, Inc., as a British Columbia company	Nicholas Financial, Inc., as a Delaware corporation
Examination of Corporate Records

Under the BCBCA, shareholders, creditors and their personal representatives may examine certain corporate records, such as the securities register and a list of shareholders, and any other person may do so on payment of a reasonable fee. Each such person must provide an affidavit containing specific information. A list of shareholders or information from a securities register may not be used except in connection with an effort to influence the voting of shareholders of the corporation, an offer to acquire securities of the corporation or any other matter relating to the affairs of the corporation.

Under Delaware law, for any proper purpose, shareholders have the right to inspect, upon written demand under oath stating the purpose for such inspection, the corporation’s stock ledger, list of stockholders and other specified books and records, and to make copies or extracts of the same. A proper purpose means a purpose reasonably related to a person’s interest as a stockholder

Anti-Takeover Effects

There are no comparable provisions relating to protection from hostile take-over attempts under the BCBCA. However, the current articles do contain provisions for the staggered election of the board of directors. In addition, as noted above under “Call of Meetings”, the holders of not less than five percent of our issued voting shares may requisition the directors requiring them to call and hold a special meeting for the purposes stated in the requisition.

Some powers granted to companies under Delaware law may allow a Delaware corporation to make itself potentially less vulnerable to hostile takeover attempts. These powers include the ability to:

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implement a staggered board of directors, which prevents an immediate change in control of the board;
•
require that notice of nominations for directors be given to the corporation prior to a meeting where directors will be elected, which may give management an opportunity to make a greater effort to solicit its own proxies;
•
only allow the board of directors to call a special meeting of stockholders, which may deny a raider the ability to call a meeting to make disruptive changes;
•
eliminate stockholders’ action by written consent, which would require a raider to attend a meeting of stockholders to approve any proposed action by the corporation;
•
remove a director from a staggered board only for cause, which gives some protection to directors on a staggered board from arbitrary removal;
•
provide that the power to determine the number of directors and to fill vacancies be vested solely in the board, so that the incumbent board, not a raider, would control vacant board positions; and

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Nicholas Financial, Inc., as a British Columbia company	Nicholas Financial, Inc., as a Delaware corporation

•
provide for supermajority voting in some circumstances, including mergers and certificate of incorporation amendments; and issue “blank check” preferred stock, which may be used to make a corporation less attractive to a raider.

The proposed certificate of incorporation and bylaws of Nicholas Financial, Inc. include the following provisions, which may discourage a hostile takeover attempt:

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a requirement that stockholders provide prior notice to nominate directors;
•
prohibitions on the ability of stockholders to call a special meeting of stockholders;
•
provisions that give the board of directors the authority to determine the number of directors and fill vacancies on the board of directors; and
•
provisions that give the board of directors the authority to issue preferred stock having rights, privileges, limitations and other characteristics that are established by the board of directors without shareholder approval.

Proposed Certificate of Incorporation and Bylaws of Nicholas Financial, Inc.

We have included provisions in the proposed certificate of incorporation and bylaws of Nicholas Financial, Inc. that do not simply reflect the default provisions of Delaware law. They are as follows:

“Blank-Check” Preferred Stock Issuance Authority for Board of Directors. Under Delaware law, the powers, preferences and rights, and the qualifications, limitations or restrictions in respect of any series of preferred stock must be set forth in the certificate of incorporation, or, if authority is vested in the board of directors by the certificate of incorporation, in the resolutions providing for the issuance of such series of preferred stock. The proposed certificate of incorporation of Nicholas Financial, Inc. contains a provision granting its board of directors the authority to fix by resolution the rights, preferences, limitations and other characteristics in respect of any series of preferred stock.

Increase or Decrease In Amount of Authorized Stock. Under Delaware law, the holders of outstanding shares of a class of stock are entitled to vote as a class on a proposed amendment to increase or decrease the number of authorized shares of such class unless the certificate of incorporation provides that such number of shares may be increased or decreased by the affirmative vote of holders of a majority of the voting power of the outstanding stock entitled to vote.

The proposed certificate of incorporation of Nicholas Financial, Inc. contains such a provision and requires the vote of the holders of a majority of the voting power of all of its outstanding stock entitled to vote to increase or decrease the aggregate number of authorized shares of any class of stock.

Bylaws. Under Delaware law, unless otherwise provided in the certificate of incorporation or bylaws, the holders of a majority in voting power of the shares present at a meeting of stockholders have the power to adopt, amend or repeal the bylaws of the corporation. In addition, if the certificate of incorporation so provides, the board of directors also has the power to adopt, amend or repeal the bylaws. The proposed certificate of incorporation of Nicholas Financial, Inc. provides that the board of directors has the power to make, alter or repeal the bylaws. Additionally, the proposed bylaws of Nicholas Financial, Inc. provide that a majority in outstanding voting power of the shares entitled to vote shall have the power to adopt, amend or repeal the bylaws.

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Stockholder Action by Written Consent. Under Delaware law, unless otherwise provided in a corporation’s certificate of incorporation, stockholders representing a majority of the outstanding voting power of a corporation entitled to vote on a matter may act by written consent. The proposed certificate of incorporation of Nicholas Financial, Inc. will allow action by written consent of the stockholders.

Presentation of Nominations and Proposals at Meetings of Stockholders. The DGCL does not specify whether or how stockholders can nominate directors or submit other proposals for consideration at meetings of stockholders. The proposed bylaws of Nicholas Financial, Inc. contain procedures governing stockholder nominations To nominate an individual to the board of directors of Nicholas Financial, Inc. at an annual or special stockholders meeting, or to present other proposals at an annual meeting, a stockholder must provide advance notice to Nicholas Financial, Inc., in the case of an annual meeting, not fewer than 90 days nor more than 120 days prior to the first anniversary of the date of Nicholas Financial, Inc.’s annual meeting for the preceding year and, in the case of a special meeting, not later than the close of business on the later of the 90th day prior to such special meeting or the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the board of directors to be elected at such meeting.

Number of Directors. Under Delaware law, the number of directors is fixed by, or in the manner provided in, the bylaws of a corporation, unless the certificate of incorporation fixes the number of directors. The proposed bylaws of Nicholas Financial, Inc. provides that the number of directors must be set by a resolution adopted by a majority of the authorized number of directors. The proposed bylaws of Nicholas Financial, Inc. provide that the number of directors on the board of directors may not be less than five nor more than eleven.

Vacancies and Newly Created Directorships. Under Delaware law, vacancies and newly created directorships may be filled by a majority of directors then in office unless the certificate of incorporation or the bylaws otherwise provide. The proposed bylaws of Nicholas Financial, Inc. provide that any vacancies and newly created directorships on the board of directors may be filled by a majority of the directors then in office.

Dissent Rights of Shareholders

Sections 237 - 247 of the BCBCA is reprinted in their entirety as Exhibit E to this Circular. Shareholders may exercise their dissent rights in connection with the proposal to approve the continuation (Proposal 1 in the Notice of Special Meeting).

If you wish to dissent and do so in compliance with Sections 237 - 247 of the BCBCA, you will be entitled to be paid the fair value of the shares you hold if the continuation occurs. Fair value is determined as of the close of business on the day before the continuation is approved by shareholders.

If you wish to dissent, you must send us your written objection to the continuation at or before the Special Meeting. If you vote in favor of the continuation, you in effect lose your rights to dissent. If you abstain or vote against the continuation, you preserve your dissent rights if you comply with Sections 237 - 247 of the BCBCA.

However, it is not sufficient to vote against the continuation or to abstain. You must also provide a separate dissent notice at least two days before the date of the Special Meeting. If you grant a proxy and intend to dissent, the proxy must instruct the proxy holder to vote against the continuation in order to prevent the proxy holder from voting such shares in favor of the continuation and thereby voiding your right to dissent. Under the BCBCA, you have no right of partial dissent. Accordingly, you may only dissent as to all your shares.

Under Section 242 of the BCBCA, you may dissent for shares that are registered in your name, or that you hold on behalf of a beneficial owner of the shares which are registered in the dissenter’s name, provided that the dissenter makes a statement to that effect, and the name and address of the beneficial owner, in accordance with Section 242(4) of the BCBCA (the “Dissent Notice”). In such case, the Dissent Notice should set forth the number of shares in respect of which the Dissent Rights are being exercised (the “Notice Shares”) and: (a) if such Notice Shares constitute all of the shares of Nicholas Financial, Inc. which the dissenting shareholder is the registered and beneficial owner and the registered and a statement to the effect that the shareholder owns no other shares of Nicholas Financial, Inc. beneficially; (b) if such Notice Shares constitute all of the shares of which the dissenting shareholder is both the registered and beneficial owner, but the registered Shareholder owns additional shares beneficially, a statement to that effect and the names of the registered shareholders of those other shares and the number of shares held by each such registered shareholder and a statement that written notices of dissent are being or have been sent with respect to such other shares; and (c) if the dissent rights are being exercised by a registered shareholder who is not the beneficial owner of such shares, a statement to that effect and the name and address of the non-registered shareholder and a statement that the registered shareholder is dissenting with respect to all shares of the non-registered shareholder registered in such registered shareholder’s name.

When and if the continuation is approved, we are required by Section 243 of the BCBCA to notify each shareholder who has filed a Dissent Notice of our intention to proceed. This notice must be sent promptly after the later of: (i) the date on which Nicholas Financial, Inc. forms the intention to proceed, and (ii) the date on which the notice of dissent was received. We will not send a notice to any dissenting shareholder who voted to approve the continuation or who has withdrawn a Dissent Notice.

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Within one month after receiving from us the above notice of our intention to proceed, you must send us a written statement of dissent signed by the dissenter, and any applicable beneficial owner, that the dissenter, and any applicable beneficial owner, that the dissenter requires Nicholas Financial, Inc. to purchase all of the Notice Shares, and the certificates, if any representing the Notice Shares duly endorsed for transfer, in accordance with Section 244 of the BCBCA to complete the dissent.

If the dissent is being exercised by the dissenting shareholder on behalf of a non-registered shareholder, a written statement that: (i) is signed by the non-registered shareholder on whose behalf dissent is being exercised; and (ii) sets out whether or not the such non-registered shareholders is the beneficial owner of other shares and, if so, sets out: (A) the names of the registered owners of those other shares, (B) the number, and the class and series, if applicable, of those other shares that are held by each of those registered owners, and (C) that dissent is being exercised in respect of all of those other shares, all in accordance with Section 244 of the BCBCA. Upon such delivery, a dissenting shareholder will be bound to sell and the Corporation will be bound to purchase the shares subject to the demand for a payment equal to their fair value as of the day before the day on which the continuation resolution was passed by the shareholders, excluding any appreciation or depreciation in anticipation of the vote (unless such exclusion would be inequitable). If you fail to send us a Dissent Notice, a written statement of dissent, or your share certificates within the appropriate time frame, you will forfeit your right to dissent and your right to be paid the fair value of your shares. The Corporation or its transfer agent will endorse on your share certificates a notice that you are a dissenting shareholder and will return the share certificates to you.

Once you send your written statement of dissent and share certificates to us, you cease to have any rights as a shareholder. Your only remaining right is the right to be paid the fair value of your common shares. Your rights as a shareholder will be reinstated if:

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you withdraw your written statement of dissent prior to an offer being made by us to pay out your Notice Shares;
•
we fail to make you an offer of payment and you withdraw the dissent notice; or
•
the continuation does not happen.

We must promptly send you a written offer to pay for your Notice Shares. This must include a written offer to pay you an amount considered by our board of directors to be the fair value of your shares accompanied by a statement showing how that value was determined. The offer must include a statement showing the manner used to calculate the fair value. Each offer to pay shareholders must be on the same terms. We must pay you for your shares promptly after you accept our offer. Any such offer lapses if we do not receive your acceptance within 30 days after the offer to pay has been made to you.

If we fail to make an offer to pay for your shares, or if you fail to accept the offer within the specified period, we or the dissenter may, apply to a court to fix a fair value for your common shares.

All dissenting shareholders whose shares have not been purchased will be joined as parties and bound by the decision of the court. We are required to notify each affected dissenting shareholder of the date, place and consequences of the application and of his right to appear and be heard in person or by counsel. The court may determine whether any person who is a dissenting shareholder should be joined as a party. The court will then fix a fair value for the shares of all dissenting shareholders who have not accepted a payment offer from us. The final order of a court will be rendered against us for the amount of the fair value of the shares of all dissenting shareholders. The court may, in its discretion, allow a reasonable rate of interest on the amount payable to each dissenting shareholder and appoint an appraiser to assist in the determination of a fair value for the shares.

THIS IS ONLY A SUMMARY OF THE DISSENTING SHAREHOLDER PROVISIONS OF THE BCBCA. THEY ARE TECHNICAL AND COMPLEX. IT IS SUGGESTED THAT IF YOU WANT TO AVAIL YOURSELF OF YOUR RIGHTS THAT YOU SEEK YOUR OWN LEGAL ADVICE. FAILURE TO COMPLY STRICTLY WITH THE PROVISIONS OF THE BCBCA MAY PREJUDICE YOUR RIGHT OF DISSENT. SECTIONS 237 - 247 OF THE BCBCA ARE ATTACHED HEREIN AS EXHIBIT E AND IS INCORPORATED HEREIN BY REFERENCE.

United States and Canadian Income Tax Considerations

The domestication may have income tax consequences in both the United States and Canada. The material tax consequences of the domestication to us and our current shareholders are summarized below.

United States Federal Income Tax Consequences.

The following discussion sets forth certain material United States federal income tax consequences of the domestication to Nicholas Financial, Inc., the British Columbia, Canada corporation (hereinafter referred to as the “Corporation”), and the U.S. Holders (as defined below) and Non-U.S. Holders (as defined below) of its common shares, as well as certain of the expected material federal income and estate tax consequences of the ownership and disposition of the shares of common stock of Nicholas Financial, Inc., the Delaware corporation. Legal conclusions contained in this section, unless otherwise noted, are the opinion of Kutak Rock LLP, U.S. tax counsel to the Corporation.

This discussion does not address all aspects of taxation that may be relevant to particular holders in light of their personal investment or tax circumstances or to persons that are subject to special tax rules. In particular, this description of United States tax

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consequences does not address the tax treatment of special classes of holders, such as banks, insurance companies, tax-exempt entities, financial institutions, broker-dealers, persons holding shares of our capital stock as part of a hedging or conversion transaction or as part of a “straddle,” United States expatriates, holders who acquired their common shares in the Corporation pursuant to the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan and holders who exercise dissent rights. We assume in this discussion that you hold our capital stock as a capital asset within the meaning of the Internal Revenue Code of 1986, as amended, or the Code. This discussion is based on current provisions of the Code, United States Treasury Regulations, judicial opinions, published positions of the United States Internal Revenue Service, or the IRS, and other applicable authorities, all as in effect on the date of this Circular and all of which are subject to differing interpretations or change, possibly with retroactive effect. This discussion does not give a detailed discussion of any state, local or foreign tax considerations. We urge you to consult your tax advisor about the United States federal tax consequences of acquiring, holding, and disposing of the capital stock of the Corporation and Nicholas Financial, Inc., as well as any tax consequences that may arise under the laws of any foreign, state, local, or other taxing jurisdiction or under any applicable tax treaty.

As used in this summary, the term “U.S. Holder” means a beneficial owner of our capital stock that is for United States federal income tax purposes:

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a citizen or resident of the United States;
•
a corporation (including any entity treated as a corporation for United States federal income tax purposes) created or organized under the laws of the United States, any state thereof, or the District of Columbia;
•
an estate the income of which is taxable in the United States regardless of its source; or
•
a trust, the administration of which is subject to the primary supervision of a United States Court and one or more United States persons have the authority to control all substantial decisions of the trust, or that has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

If a partnership (including for this purpose any other entity, either organized within or without the United States, that is treated as a partnership for United States federal income tax purposes) holds the shares, the tax treatment of a partner as a beneficial owner of the shares, generally will depend upon the status of the partner and the activities of the partnership. Foreign partnerships also generally are subject to special United States federal income tax documentation requirements. A beneficial owner of our capital stock who is not a U.S. Holder is referred to below as a “Non-U.S. Holder.”

Code Section 368 Reorganization Provisions. Under Section 368(a)(1)(F) of the Code, a reorganization is a “mere change in identity, form , or place of organization of one corporation, however effected.” Pursuant to the domestication, the Corporation will change its jurisdiction of incorporation from Canada to Delaware. The change in our place of incorporation should constitute a reorganization within the meaning of Code Section 368(a)(1)(F) and generally should not represent a taxable transaction to the Corporation for United States federal income tax purposes.

Effects of Code Section 367. Code Section 367 applies to certain non-recognition transactions involving foreign corporations. When it applies, Code Section 367 has the effect of imposing income tax on U.S. Holders in connection with transactions that would otherwise be tax free. Code Section 367 would apply to the domestication under the circumstances discussed below.

U.S. Holders who own, directly or by attribution, 10% or more of the voting power of the Corporation’s common shares, which we refer to as a 10% Shareholder, would be required to recognize as dividend income the “all earnings and profits amount”, which we refer to as the “all earnings and profits amount”, as determined under Section 1.367(b) -2 of the United States Treasury Regulations, attributable to their shares in the Corporation.

A U.S. Holder that is not a 10% Shareholder is not required to include the “all earnings and profits amount” attributable to such U.S. Holder’s shares in the Corporation in income. Instead, absent making an election discussed below to include the “all earnings and profits amount” attributable to such U.S. Holder’s shares in the Corporation in income, which we refer to as a Deemed Dividend Election, such U.S. Holder must recognize gain, but will not recognize any loss, on his or her shares if such shares have a fair market value of $50,000 or more on the date of the exchange and the fair market value of Nicholas Financial, Inc. stock received in the exchange exceeds the U.S. Holder’s tax basis of the shares of the Corporation surrendered in the exchange. However, such U.S. Holder can make the Deemed Dividend Election to include in income as a dividend the “all earnings and profits amount” attributable to the shares owned by such U.S. Holder in the Corporation If a U.S. Holder makes such an election, then such holder does not recognize any gain on the exchange.

A Deemed Dividend Election can be made only if the company gives the U.S. Holder the information which provides the “all earnings and profits amount” for such holder and the U.S. Holder elects and files certain notices with such holder’s federal income tax return for the year in which the exchange occurred. U.S. Holders should consult with their own tax advisors regarding whether to make the Deemed Dividend Election and, if advisable, the appropriate filing requirements with respect to this election.

A U.S. Holder that is not a 10% Shareholder and owns shares in the Corporation with a fair market value of less than $50,000 on the day of the exchange is not subject to tax on the domestication.

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The term “all earnings and profits amount” as defined under Treas.Reg.§1.367(b) -2(d) means the net positive earnings (if any) of a foreign corporation that are determined according to principles substantially similar to those applicable to domestic corporations, but taking into account the adjustments under the provisions of Code §312(k) relating to the computation of depreciation, Code §312(n) relating to adjustments to earnings and profits for certain items that more closely conform to economic gain or loss, and the miscellaneous provisions under Code §964 relating to foreign taxes and foreign corporation’s earnings and profits. Code §964 and §986, and the regulations thereunder, contain the rules for adjusting earnings and profits under foreign GAAP to U.S. GAAP and U.S. tax accounting, as well as rules for determining the currency in which earnings must be computed for U.S. tax purposes.

Based on all available information, we believe that it is possible that no U.S. Holder should have a positive “all earnings and profits amount” attributable to such U.S. Holder’s shares of the Corporation, and accordingly no U.S. Holder, neither a 10% Shareholder nor a U.S. Holder that is not a 10% Shareholder and who makes a Deemed Dividend Election, should be required to include any such amount in income on the domestication. However, no assurance can be given that the IRS will agree with us. If it does not, a U.S. Holder may be subject to adverse U.S. federal tax consequences. Further, Kutak Rock expresses no opinion as to whether any U.S. Holder would or would not have a positive “all earnings and profits amount” attributable to such holder’s shares in the Corporation.

Passive Foreign Investment Company Considerations. In addition to the discussion under the heading “Effects of Code Section 367” above, the domestication might be a taxable event to U.S. Holders if the Corporation is or ever was a passive foreign investment company, or a PFIC, under Section 1297 of the Code, provided that Section 1291(f) of the Code is currently effective.

Generally, a foreign corporation is a PFIC if 75% or more of its gross income for a taxable year is passive income or if, on average for such taxable year, 50% or more of the value of its assets held by the corporation during a taxable year produce or are held to produce passive income. Passive income includes dividends, interest, rents and royalties, but excludes rents and royalties that are derived in the active conduct of a trade or business and that are received from an unrelated person, as well as interest, dividends, rents and royalties received from a related person that are allocable to income of such related person other than passive income. For purposes of these rules, the Corporation would be considered to own the assets of and recognize the income of any subsidiary corporations as to which it owns 25% or more of the value of their outstanding stock, in proportion to such ownership. If a foreign corporation is classified as a PFIC for any taxable year during which a U.S. Holder owns stock in the foreign corporation, the foreign corporation generally remains thereafter classified as a PFIC with respect to that stockholder. The Corporation believes that it is not and has never been a PFIC. Accordingly, the domestication should not be a taxable event for any U.S. Holder based on an application of the PFIC rules. However, the determination of whether a foreign corporation is a PFIC is primarily factual and there is little administrative or judicial authority on which to rely to make a determination. Hence, the IRS might not agree that the Corporation is not a PFIC. Further, Kutak Rock LLP expresses no opinion as to whether the Corporation is or is not a PFIC.

Section 1291(f) of the Code generally requires that, to the extent provided in regulations, a United States person who disposes of stock of a PFIC recognizes gain notwithstanding any other provision of the Code. No final Treasury regulations have been promulgated under this statute. Proposed Treasury regulations were promulgated in 1992 with a retroactive effective date. If finalized in their current form, these regulations would generally require gain recognition by United States persons exchanging common shares of the Corporation for common stock of Nicholas Financial, Inc., if the Corporation were classified as a PFIC at any time during such United States person’s holding period in such stock and such person had not made either a “qualified electing fund” election under Code Section 1295, for the first taxable year in which such U.S. Holder owned shares of the Corporation or in which the Corporation was a PFIC, whichever is later; or a “mark-to-market” election under Code Section 1296. The tax on any such gain so recognized would be imposed at the rate applicable to ordinary income and an interest charge would apply based on a complex set of computational rules designed to offset the tax deferral to such stockholders on our undistributed earnings. However, we are unable to predict at this time whether, in what form, and with what effective date, final Treasury Regulations under Code Section 1291(f) will be adopted.

Basis and Holding Period Considerations. If the domestication is a tax free reorganization within the meaning of Section 368 of the Code, the tax basis of Nicholas Financial, Inc.’s stock received by the shareholder in the exchange will equal his or her tax basis in the Corporation’s shares surrendered in the exchange increased by any gain recognized by such U.S. Holder in the exchange or the “all earnings and profits amount” included in the income of such U.S. Holder. The holding period for the Nicholas Financial, Inc. common stock will be the same as the U.S. Holder holding period for the common shares of the Corporation surrendered in the exchange, provided that the shares were held as a capital asset.

If the domestication is not a tax free reorganization within the meaning of Section 368 of the Code, the tax basis of Nicholas Financial, Inc.’s stock distributed to the U.S. Holder will equal his or her tax basis in the shares surrendered plus any gain recognized. The holding period will begin on the date of the exchange.

Consequences to Non-U.S. Holders. The exchange of common shares of the Corporation for common stock of Nicholas Financial, Inc. by a Non-U.S. Holder will not be a taxable transaction for such holder for United States federal income tax purposes.

Dividends. Nicholas Financial, Inc. does not anticipate paying cash dividends on its stock. Were it do so, however, dividends paid to Non-U.S. Holders would generally be subject to withholding of United States federal income tax at the rate of 30%, or such lower rate as may be specified by an applicable income tax treaty, provided Nicholas Financial, Inc. has received proper certification (generally on IRS Form W-8BEN) of the application of such income tax treaty. A Non-U.S. Holder that is eligible for a reduced rate of

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United States federal withholding tax under an income tax treaty may obtain a refund or credit of any excess amounts withheld by filing an appropriate claim for a refund with the IRS. Pursuant to the income tax treaty between the United States and Canada (the “Treaty”), dividends paid by a United States corporation to a Canadian resident where each qualifies for benefits under the Treaty are subject to United States federal withholding tax at a maximum rate of 15%. Non-U.S. Holders should consult their tax advisors regarding their eligibility for claiming benefits under the Treaty and regarding their particular circumstances to claim a tax credit or tax deduction against their Canadian (or other) tax liability for any United States federal withholding tax.

Dividends that are effectively connected with a Non-U.S. Holder’s conduct of a trade or business in the United States or, if provided in an applicable income tax treaty, dividends that are attributable to a Non-U.S. Holder’s permanent establishment in the United States, are not subject to the U.S. withholding tax, but are instead taxed in the manner applicable to U.S. Holders. In that case, we will not have to withhold United States federal withholding tax if the Non-U.S. Holder complies with applicable certification and disclosure requirements (generally on IRS Form W-8ECI). In addition, dividends received by a foreign corporation that are effectively connected with the conduct of a trade or business in the United States may be subject to a branch profits tax at a 30% rate, or a lower rate specified in an applicable income tax treaty.

Gain on Disposition. A Non-U.S. Holder generally will not be subject to United States federal income tax, including by way of withholding, on gain recognized on a sale or other disposition of stock of Nicholas Financial, Inc. unless any one of the following is true:

•
the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States and, if an applicable tax treaty requires, attributable to a U.S. permanent establishment maintained by such Non- U.S. Holder;
•
the Non-U.S. Holder is an individual who is present in the United States for 183 or more days in the taxable year of the sale, exchange or other disposition and certain other requirements are met; or
•
the stock of Nicholas Financial, Inc. constitutes a United States real property interest by reason of our status as a “United States real property holding corporation” (which we refer to as a “USRPHC”) for United States federal income tax purposes at any time during the shorter of the period during which such Non-U.S. Holder holds the stock of Nicholas Financial, Inc.; or the five-year period ending on the date such Non-U.S. Holder disposes of the stock of Nicholas Financial, Inc. and, in the event of common stock that is regularly traded on an established securities market for tax purposes, the Non-U.S. Holder held, directly or indirectly, at any time within the five-year period preceding such disposition more than 5% of such regularly traded common stock.

We do not anticipate that Nicholas Financial, Inc. will become a USRPHC. However, since the determination of USRPHC status in the future will be based upon the composition of its assets from time to time and there are uncertainties in the application of certain relevant rules, there can be no assurance that it will not become a USRPHC in the future.

U.S. Federal Estate Taxes. Capital stock of Nicholas Financial, Inc. owned or treated as owned by an individual who at the time of death is a Non-U.S. Holder will be included in his or her estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Information Reporting and Backup Withholding. A Non-U.S. Holder may have to comply with specific certification procedures to establish that the holder is not a United States person as described above (generally on IRS Form W-8BEN), or otherwise establish an exemption, in order to avoid backup withholding and information reporting tax requirements with respect to our payments of dividends on the stock of Nicholas Financial, Inc.

The payment of the proceeds of the disposition of stock by a Non-U.S. Holder to or through the United States office of a broker generally will be reported to the IRS and reduced by backup withholding unless the Non-U.S. Holder either certifies its status as a Non-U.S. Holder under penalties of perjury or otherwise establishes an exemption and the broker has no actual knowledge to the contrary. Information reporting requirements, but not backup withholding, will also apply to payments of the proceeds from sales of our stock by foreign offices of United States brokers or foreign brokers with certain types of relationships to the United States, unless the broker has documentary evidence in its records that the holder is a Non-U.S. Holder and certain other conditions are met, or the holder otherwise establishes an exemption.

Backup withholding is not an additional tax. Any amounts that are withheld under the backup withholding rules will be refunded or credited against the Non-U.S. Holder’s United States federal income tax liability if certain required information is furnished to the IRS. Non-U.S. Holders should consult their own tax advisors regarding application of backup withholding in their particular circumstance and the availability of and procedure for obtaining an exemption from backup withholding under current United States Treasury regulations.

Material Canadian Federal Tax Considerations Under the Income Tax Act

The following is a summary of the material Canadian federal income tax considerations generally applicable to the Corporation and to shareholders of the Corporation in connection with the domestication. The summary applies to the Corporation and to holders of shares who, for the purposes of the Income Tax Act (Canada), or Tax Act, hold shares as capital property, who deal at arm’s length, and

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are not affiliated, with the Corporation and in the case of a shareholder who is or is deemed to be resident in Canada for purposes of the Tax Act, for whom the Canadian dollar is the functional currency for the purposes of the Tax Act. This summary does not apply to shareholders that are “financial institutions” as defined for the purposes of the “mark-to-market” rules in the Tax Act or in respect of whom the Corporation will, at any time after the domestication, be a “foreign affiliate” for purposes of the Tax Act. Such shareholders should consult their own tax advisors with respect to the particular tax consequences to them of the domestication, which tax consequences may vary depending upon their particular circumstances.

Legal conclusions contained in this section, unless otherwise noted, are the opinion of Thorsteinssons LLP (“Canadian Counsel”) insofar as they relate to matters of Canadian federal income tax law and are dependent on the accuracy of representations made to Canadian Counsel by management of the Corporation for this purpose.

This summary is based upon the current provisions of the Tax Act, the regulations thereunder, all proposals to amend the Tax Act and the regulations publicly announced by the Department of Finance prior to the date hereof and the current published administrative and assessing practices of the Canada Revenue Agency, or CRA. This summary does not otherwise take into account or anticipate any changes in law, whether by legislative, judicial, governmental or administrative decision or action, nor does it take into account provincial, territorial or foreign income tax legislation or considerations, except as specifically stated below.

This summary has limited applicability to partnerships, estates, trusts, persons subject to specialized tax treatment such as registered charities or tax-exempt persons, tax deferred retirement savings or other plans, real estate investment trusts or mutual funds. It is strongly recommended that each shareholder consult his or her own tax advisors with respect to the particular tax consequences to them of the domestication, which tax consequences may vary depending upon his or her own particular circumstances.

The Corporation. Upon the domestication, the Corporation will cease to be a Canadian resident corporation and a “public corporation” for the purposes of the Tax Act. The taxation year of the Corporation that would otherwise have included the time of the domestication will be deemed to end immediately before that time and a new taxation year will be deemed to have begun at that time. In addition, each property owned by the Corporation immediately before the deemed year end will be deemed to have been disposed of for proceeds of disposition equal to the fair market value of the property at that time. The Corporation will be subject to income tax under Part I of the Tax Act on any income and net taxable capital gains arising as a result of the deemed dispositions of its properties. The Corporation will be deemed to have reacquired each such property at the time of its domestication at a cost equal to its deemed proceeds of disposition.

The Corporation will also be subject to an additional tax under Part XIV of the Tax Act on the amount by which the fair market value, immediately before its deemed year end resulting from the domestication, of all of the property owned by the Corporation exceeds the total of its liabilities and the paid-up capital of all the issued and outstanding shares of the Corporation immediately before the deemed year end. This additional tax is generally payable at the rate of 25 percent, but will be reduced to 5 percent under the Canada-United States Income Tax Convention (the “Treaty”) unless it can reasonably be concluded that one of the main reasons for the Corporation becoming resident in the United States was to reduce the amount of such additional tax or Canadian withholding tax.

The Canadian tax consequences to the Corporation associated with the proposed domestication will be dependent principally upon the valuation of the property of the Corporation, and upon certain Canadian tax amounts, accounts and balances of the Corporation, each as of the time of the domestication. Canadian Counsel is not qualified to opine on such valuations and has relied upon a certificate of management of the Corporation with respect to both such valuations and the Canadian tax amounts, accounts and balances of the Corporation. In particular, management of the Corporation has advised that, in its view and as of the date hereof, the current fair market value of the properties of the Corporation does not materially exceed the tax costs of such properties and the estimated available tax-free surplus balances of its foreign affiliates in respect of a tax election pursuant to subsection 93(1) of the Tax Act (the “Canadian Income Tax Differential”). Management has further advised that, in its view and as of the date hereof, the current fair market value of the properties of the Corporation materially exceeds the aggregate of the paid-up capital of the shares and the liabilities of the Corporation (the “Canadian Part XIV Tax Differential”). Provided that the Canadian Part XIV Tax Differential is as described in this paragraph, the estimated Part XIV tax of approximately $1,446,000 is expected to apply as a result of the domestication. This estimate is based in part on determinations of factual matters and a number of key assumptions any or all of which could change prior to the effective time of the domestication or prove to be inaccurate, in which case the actual Part XIV tax could be materially greater than the estimated amount.

Shareholders are cautioned that the Canadian Income Tax Differential described above is not supported by independent valuations, audits, or tax opinions. Furthermore, the CRA may not agree with the Corporation’s determination of fair market value at the relevant time. It is also possible that the fair market value of the Corporation’s property may change between the date hereof and the time of the domestication. Should unforeseen events lead to a potential for greater tax liability than currently expected, the board of directors has the right to not proceed with the domestication.

Subsequent to the domestication, the Corporation will not be subject to Canadian federal income tax except on its income from business operations that are attributable to a permanent establishment in Canada and on gains from the disposition of “taxable Canadian property” (as defined in the Tax Act) which are not otherwise exempt from Canadian tax under the provisions of the Treaty.

Shareholders Resident in Canada. The following portion of the summary is applicable to a holder of common shares who is or is deemed to be resident in Canada for purposes of the Tax Act and who will continue to be resident in Canada at all times while such holder holds the shares (a “Resident Shareholder”).

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A Resident Shareholder who is resident in Canada for purposes of the Tax Act will not be considered to have disposed of his or her shares or to have realized a taxable capital gain or loss by reason only of the domestication. The domestication will also have no effect on the adjusted cost base of a Resident Shareholder’s shares.

Following the domestication, any dividends received by a Resident Shareholder on shares will be included in computing the shareholder’s income as U.S. source non-business income. As described below, such dividends may be subject to U.S. withholding tax. A Resident Shareholder will be entitled to include any U.S. taxes that are required to be withheld on the dividend in computing any deduction or a foreign tax credit under the Tax Act in relation thereto, subject to the detailed rules of the Tax Act. A Resident Shareholder who is an individual will not be entitled to the gross-up and dividend tax credit rules normally applicable to taxable dividends on shares of taxable Canadian corporations. Similarly, a Resident Shareholder that is a corporation will not be entitled to a deduction in respect of any dividends received as it would for dividends received on shares of a taxable Canadian corporation. A Resident Shareholder that is a “Canadian-controlled private corporation” (as defined in the Tax Act) will be subject to the rules that can impose an additional refundable tax of 10 2/3% on such dividends.

The tax treatment under the Tax Act of a disposition or deemed disposition of shares by a Resident Shareholder will not be affected by the domestication and such a disposition arising after the domestication will generally result in a capital gain (or capital loss) to the extent that the proceeds of disposition, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base to the holder of the shares immediately before the disposition. One-half of any capital gain (a “taxable capital gain”) realized by a Resident Shareholder on a Share will be included in the Resident Shareholder’s income for the year of disposition. One-half of any capital loss (an “allowable capital loss”) realized is required to be deducted by the Resident Shareholder against taxable capital gains realized in the year of disposition. Any excess of allowable capital losses over taxable capital gains of the Resident Shareholder for the year of disposition may be carried back up to three taxation years or forward indefinitely and deducted against net taxable capital gains in those other years to the extent and in the circumstances prescribed in the Tax Act.

Following the domestication, the Corporation will cease to be a public corporation for purposes of the Tax Act. However, Canadian Counsel has been advised that the Corporation intends that the shares continue to be listed on the NASDAQ. Provided that the shares are listed on a designated stock exchange such as the NASDAQ at the time of the domestication and thereafter, the shares will continue to be qualified investments while they are so listed on a designated stock exchange for trusts governed by registered retirement savings plans, registered retirement income funds, deferred profit-sharing plans, education savings plans, tax‑free savings accounts, registered disability savings plans and first‑time home buyers plans.

Following the domestication, shares of the Corporation will be “specified foreign property” for the purposes of the foreign property reporting rules in Section 233.3 of the Tax Act and may be shares of a foreign affiliate of a holder of the Corporation’s shares. Resident Shareholders should consider the implications of this on their reporting obligations, if any, under these rules which may include reporting ownership of such shares on forms T1135 and T1134.

Shareholders Not Resident in Canada. The following portion of this summary is applicable to a holder of common shares who, for the purposes of the Tax Act and at all relevant times, (i) has not been, is not and will not be resident or deemed to be resident in Canada and (ii) does not, will not and will not be deemed to use or hold the shares in carrying on a business in Canada (a “Non-resident Shareholder”). Special rules, which are not discussed in this summary, may apply to a holder that is an insurer carrying on business in Canada and elsewhere.

A Non-resident Shareholder will not be considered to have disposed of his or her shares or to have realized a taxable capital gain or loss by reason only of the domestication. The domestication will also have no effect on the adjusted cost base of a Non-resident Shareholder’s shares for purposes of the Tax Act. After the domestication, dividends paid to a Non-resident Shareholder on shares will not be subject to Canadian withholding tax.

Non-resident Shareholders will not be subject to Canadian tax on any capital gain arising on the eventual disposition of shares after the domestication because the shares will not be “taxable Canadian property” provided that it continues to be the case that the shares do not derive their value, directly or indirectly, principally from certain Canadian connected property, notably real property located in Canada, Canadian resource property (as defined in the Tax Act) and property used or held in respect of a business carried on in Canada.

Tax Treatment of Dissenting Shareholders

Please see the discussion of the treatment of dissenting shareholders under the heading “Tax Treatment of Dissenting Shareholders” below.

SHAREHOLDERS ARE URGED TO CAREFULLY REVIEW THIS DESCRIPTION AND TO CONSULT THEIR OWN TAX ADVISORS AS TO DETERMINE ANY SPECIFIC TAX CONSEQUENCES TO THE SHAREHOLDER IN CONNECTION WITH THE DOMESTICATION PROPOSAL, INCLUDING, ANY U.S. FEDERAL INCOME TAX CONSEQUENCES, CANADIAN INCOME TAX CONSEQUENCES AND/OR ANY U.S., CANADIAN NON-INCOME, STATE, PROVINCIAL, LOCAL OR NON-U.S. OR NON-CANADIAN TAX CONSEQUENCES RELAVANT TO SUCH STOCKHOLDER AS A RESULT OF THE DOMESTICATION.

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THE LOAN PORTFOLIO SALE

(Proposal 2 on the Notice of Special Meeting and the accompanying Proxy)

General

As reported in the Corporation’s Form 10-Q for the quarterly period ended September 30, 2023 our automobile finance installment contracts have suffered large credit losses. If the Loan Portfolio Sale does not close, we believe that our automobile finance installment contracts will continue to rapidly suffer large credit losses, which we believe would in turn result in a significant devaluation of the Corporation and the market value of its stock and add uncertainty to our ability to successfully implement our restructuring plan. See “Background” and “Reasons for the Loan Portfolio Sale Proposal” below. As part of our change in operating strategy and evolving restructuring in an effort to mitigate against these potential adverse effects and to maximize shareholder value, our Board seeks to effect the sale of all or substantially all of the undertaking of the Corporation and its affiliates. In furtherance of these efforts, the Board is presenting the Loan Portfolio Sale proposal for approval by the Corporation’s shareholders. See “Reasons for the Loan Portfolio Sale Proposal” below.

At the Special Meeting, you will be asked to consider and vote upon a proposal to approve the sale of all or substantially all of the undertaking of the Corporation, consisting of automobile finance installment contracts, (the “Loan Portfolio Sale”) pursuant to the Master Asset Purchase Agreement dated November 13, 2023, by and between Westlake Services, LLC dba Westlake Financial, a California limited liability company (“Westlake”), the Corporation and Nicholas Financial, Inc., a Florida corporation and wholly-owned indirect subsidiary of the Corporation (“Nicholas Financial-Florida”), substantially in the form attached to this Circular as Exhibit F (such agreement, the “Asset Purchase Agreement,” and such proposal the “Loan Portfolio Sale”), which was ratified and approved by the Board on November 13, 2023, subject to shareholder approval. The Board also recommended that our shareholders approve the Loan Portfolio Sale pursuant to the Asset Purchase Agreement.

The BCBCA law provides that a corporation may sell all or substantially all of its undertaking upon the recommendation of its board of directors, followed by the requisite approval of its stockholders. At the Special Meeting, you will be asked to consider and vote upon the Loan Portfolio Sale proposal to approve the Loan Portfolio Sale pursuant to the Asset Purchase Agreement. We encourage you to read the Asset Purchase Agreement in its entirety.

The board of directors has determined that the Loan Portfolio Sale is in the best interests of the shareholders and recommends a vote “FOR” for the Loan Portfolio Sale because it believes we will have a better chance to enhance shareholder value by using the net proceeds from the Loan Portfolio Sale to acquire or invest in other businesses rather than by continuing to operate its existing business or liquidating. The board believes that if shareholders do not approve the Loan Portfolio Sale that: (i) the value of our contracts and the receivables will decrease over time; and (ii) the purchase price offered by another potential buyer, if any, will be lower than the purchase price offered in the Loan Portfolio Sale. If the loan portfolio is not sold we expect the costs to run off the business will be significant. See “THE LOAN PORTFOLIO SALE- -Reasons for the Loan Portfolio Sale Proposal.”

Background

The Corporation announced in a Form 8-K filed on November 3, 2022 a change in its operating strategy and restructuring plan with the goal of reducing operating expenses and freeing up capital to increase shareholder returns, whether by acquiring loan portfolios or businesses or by investing outside of our traditional business. As also previously disclosed: during fiscal 2023 the Company did not complete any bulk portfolio purchases; all of our direct loan licenses have been cancelled, not renewed, or otherwise terminated; all of ours brick and mortar branch locations in 18 states were closed, with the headquarters in Florida and central operations office remaining; we expect our total direct loans portfolio to be reduced over time as such direct loans are paid off or otherwise liquidated until there are no direct loans in our portfolio. The Corporation also disclosed in its Form 10-Q for the quarterly period ended September 30, 2023 that in connection with the Asset Purchase Agreement, the Corporation does not intend to continue any significant contract purchases and origination activities, except on a much smaller scale, than it has historically. The Board continued to evaluate the restructuring plan and strategic alternatives to continuation of the existing business, including investments outside of our traditional business. See “Reasons for the Loan Portfolio Sale Proposal” below.

In July 2023, Westlake contacted Jeremy Zhu, a director of the Corporation, to inquire if there was any potential interest in preliminary discussions regarding the sale of the loan portfolio to Westlake. Mr. Zhu later participated in the negotiations of the sale of the loan portfolio to Westlake as set forth below. The inquiry was immediately brought to the attention of the Board; however, the Board decided to focus on the existing business and act to minimize losses, rather than pursue sale of the loan portfolio at that time. See “INTEREST OF MANAGEMENT IN THE DOMESTICATION AND LOAN PORTFOLIO SALE” regarding Mr. Zhu’s lack of current or prior relationship with Westlake.

Prior to a Board meeting held on August 24, 2023, the Board requested that the CFO provide updated financial information reflecting the effects of recent adverse developments in the loan portfolio. Prior to the meeting, Westlake and a Director held further preliminary discussions regarding any potential interest in a sale of the loan portfolio to Westlake. Based on information then available, the tax implications associated with selling the loan portfolio prior to the proposed domestication weighed in favor of pursuing the proposed domestication and not pursuing a potential sale of the loan portfolio to Westlake or any other potential buyer at that time.

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On September 1, 2023, Westlake provided a proposed, draft Letter of Intent regarding its potential purchase of our loan portfolio.

On a call held on September 6, 2023 the Board discussed whether or not to continue discussions with Westlake regarding the proposed sale. While the Board was open to further discussions, a determinative decision was not made at that time.

Soon after the September 6 board call, the board was made aware of adverse developments in the loan portfolio, including charge offs, increased at a rate higher than expected, indicating a likely significant deterioration of financial condition and future business prospects. These developments and the expectation that they would likely continue and increase were of such significance to cause the Corporation, along with its legal counsel, to engage in further discussions with Westlake and its legal counsel regarding a proposed sale of the loan portfolio. See “Reasons for the Loan Portfolio Sale Proposal” below.

On September 14, 2023 legal counsel for the Corporation received the first draft of the Asset Purchase Agreement from Westlake and its legal counsel. Members of the Board were informed of the receipt of the draft and the general terms and conditions of the draft. The Board authorized a Director along with the Corporation’s legal counsel to initiate discussions regarding the draft with Westlake and its legal counsel.

At a Board meeting on October 5, 2023 in response to a request from the Board to assess the recent adverse developments in the loan portfolio, the Corporation’s Chief Financial Officer presented several financial models reflecting the potential effects of continuing credit losses on the current business, operations and financial condition and likely future business prospects for the Corporation over the next four years. The models were based on the assumptions that: credit losses continue at certain assumed rates, one that was believed to be the most likely, another at a rate slightly less than that assumed most likely and another at a rate much less than that assumed most likely; our loan portfolio is run off, new loan originations are less than $1 million annually; no loan portfolio acquisitions are made; Westlake continues to service our loan portfolio, we continue to employ approximately the same number of employees or fewer and the Financial Accounting Standards Board’s current expected credit losses methodology for estimating allowances for credit losses is applied. The models indicated that, based on the assumptions used, that the book value per share of the Corporation’s common stock is likely to decrease or remain relatively stagnant over the next four years and the Corporation’s net income and cash flow are likely to be adversely impacted. The various models included the estimated effect of selling the loan portfolio at different times and indicated that the potential sales price of the receivables would decrease over time. See “Reasons for the Loan Portfolio Sale Proposal” below. The expected deterioration of the Corporation’s financial condition, future business prospects were of such a magnitude that the Board believed that the benefits to the Corporation and its shareholders by consummating the Loan Portfolio Sale prior to the domestication outweighed the tax implications associated with selling the loan portfolio prior to the proposed domestication. After full consideration and discussion of the financial models and the Corporation’s likely business and financial prospects, potential options to pursue and other factors relevant to determining whether to continue the Corporation’s business or pursue other options, the Board determined to fully pursue the proposed sale to Westlake if mutually agreeable terms and conditions could be reached.

During October and November 2023, Jeremy Zhu, a director of the Corporation, and the Corporation’s legal counsel negotiated the provisions of the Asset Purchase Agreement and exchanged multiple drafts of the Asset Purchase Agreement. The Board was kept informed of these negotiations. See “INTEREST OF MANAGEMENT IN THE DOMESTICATION AND LOAN PORTFOLIO SALE” regarding Mr. Zhu’s lack of current or prior relationship with Westlake.

On November 7, 2023 the Board conducted a call to discuss the draft Asset Purchase Agreement. The Board engaged in a full discussion of the terms and conditions of the Asset Purchase Agreement and other significant corporate and financial developments, including the lawsuit described in “LEGAL PROCEEDINGS.” In light of these developments, the Board determined to continue the negotiations with Westlake regarding the Asset Purchase Agreement and the Loan Portfolio Sale.

On November 13, 2023 the Board approved the Asset Purchase Agreement and Loan Portfolio Sale, conditioned on receiving the requisite shareholder approval.

On November 13. 2023 the Asset Purchase Agreement was executed by Westlake and Nicholas Financial-Florida.

The Asset Purchase Agreement

The “Seller” under the Asset Purchase Agreement is the Corporation’s wholly owned subsidiary, Nicholas Financial-Florida. The “Purchaser” is Westlake. All capitalized, undefined terms used herein shall have the meanings ascribed to such terms in the Asset Purchase Agreement.

Summary

The following is a summary of the key terms of the Asset Purchase Agreement, which are further described under and qualified in their entirety by the full text of the Asset Purchase Agreement a copy of which is attached to this Circular as Exhibit F. You are encouraged to read the Asset Purchase Agreement in its entirety.

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The Parties

The Seller under the Asset Purchase Agreement is the Corporation’s wholly owned indirect subsidiary, Nicholas Financial-Florida. The Corporation is also a party to the Asset Purchase Agreement. The Purchaser is engaged in the business of consumer automotive financing by purchasing retail installment sales contracts from automobile dealers and finance companies, and financing and purchasing unsecured consumer loan contracts. The Purchaser’s principal executive office is located at 4751 Wilshire Boulevard, Suite 100, Los Angeles, California 90010.

Prior to entering into the Asset Purchase Agreement, there have been significant business relationships and material agreements between the Purchaser or its affiliates and the Corporation and its affiliates. The Purchaser is the beneficial owner of approximately [6.9]% of the Corporation’s common stock as of [DATE], 2024. As previously disclosed, on November 3, 2022, Nicholas Financial-Florida entered into a loan servicing agreement (the “Servicing Agreement”) with Westlake Portfolio Management, LLC, a California limited liability company and affiliate of the Purchaser (“WPM”). Under the Servicing Agreement, the Corporation originates and acquires receivables and Westlake performs the servicing duties with respect to such receivables, including without limitation managing, servicing, administering and collecting on the receivables, including with respect to any repossession of any financed vehicle securing a receivable under which it is determined that payments thereunder are not likely to be resumed. Unless earlier terminated in accordance with its provisions, the Servicing Agreement shall expire upon the earliest to occur of (i) the date on which the Company sells, transfers or assigns all outstanding receivables to a third party (including Westlake), (ii) the date on which the last receivable is repaid or otherwise terminated, or (iii) three years from the closing date of the Servicing Agreement. As previously disclosed, on January 18, 2023, Nicholas Financial-Florida and NDS entered into a new senior secured revolving credit facility (the “Loan and Security Agreement”) with Westlake Capital Finance, LLC, a California limited liability company (the “Lender”), who is an affiliate of WPM, the servicer of substantially all of our receivables, and the Purchaser.

Principal Terms and Conditions

The following is a summary of the principal terms and conditions of the Asset Purchase Agreement, which are further described under and qualified in their entirety by the full text of the Asset Purchase Agreement. Pursuant to the Asset Purchase Agreement, the parties agreed to, among other things, the following terms and conditions:

The Assets Being Sold

Subject to the terms and conditions of the Asset Purchase Agreement, Seller will sell to Westlake at closing all of the conveyed interests (which are summarized below), for the purchase price, as adjusted (See “Purchase Price and Purchase Price Adjustment” below). The contracts and the corresponding receivables payable under the contracts that will be included in the conveyed assets will be sold at a discount.

The conveyed interests include: (i) the specified motor vehicle retail installment sale contracts and unsecured consumer loan contracts evidencing the receivables; (ii) the specified receivables related to the contracts and the corresponding security interest in the financed vehicles; (iii) all monies due or to become due after September 30, 2023 with respect to the contracts and the receivables; (iv) the vehicles securing the debt related to the receivables including the certificates of title (or other ownership documents), and all other interests and other property securing the contracts; (v) the proceeds from physical damage, credit life, credit disability, comprehensive, collision and other insurance policies, if any, covering the vehicles or purchasers of the vehicles or any other person who owes payments on the receivables and rebates of premiums and other amounts relating to any insurance policies and other items financed under the contracts, to the extent applied (or to be applied) to reduce the principal balance of the related contract after September 30, 2023; (vi) all books and records related to any of the foregoing including payment history, personal information and original application of the purchasers of the vehicles or any other person who owes payments on the receivables;, (vii) all proceeds thereof; and (viii) all liabilities or obligations (including taxes) in connection with the foregoing items.

The ownership of the conveyed interests shall not transfer until closing, and the ownership of the conveyed interests will not transfer if closing does not occur.

Purchase Price and Purchase Price Adjustments

On the closing date for the Loan Portfolio Sale, Purchaser will pay the “purchase price” to the Seller. The purchase price will be based on a discount applied to the outstanding principal balance of purchased receivables due as of September 30, 2023. All accrued interest on all accounts less than 60 days delinquent will be included in the purchase price. Receivables not included in the Loan Portfolio Sale are those identified as subject to: (i) the lawsuit styled Nicholas Financial, Inc. v. Jeremiah Gross, No. 21CY-CV02148-01, 7th Judicial Circuit, Clay County, Missouri summarized in “LEGAL PROCEEDINGS” as of September 30, 2023 (ii) bankruptcy as of September 30, 2023; (iii) charge off as of September 30, 2023; (iv) a delinquency status of not less than 120 days as of September 30, 2023; or (v) being an unsecured motor vehicle retail installment sale contract as of September 30, 2023). Subject to adjustment (both increases and deductions) as set forth in the Asset Purchase Agreement, the purchase price will be approximately $65.6 million. See the Asset Purchase Agreement attached hereto as Exhibit F.

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Closing Date

The closing of the purchase and sale of the conveyed interests will take place on a date mutually agreed to by Seller and Purchaser after the shareholders approve the Loan Portfolio Sale. Seller and Purchaser have agreed to make their best effort to close the Loan Portfolio Sale no more than ten business days after the date of shareholder approval. Additionally, closing will occur only if Seller has entered into a settlement agreement regarding the lawsuit styled Nicholas Financial, Inc. v. Jeremiah Gross, No. 21CY-CV02148-01, 7th Judicial Circuit, Clay County, Missouri summarized in “Legal Proceedings” above that is reasonably satisfactory to Purchaser. On the Closing Date, Purchaser shall pay the Purchase Price, as adjusted, in immediately available funds to Seller.

Representations and Warranties of Seller

The Asset Purchase Agreement contains a number of representations and warranties of Seller to Purchaser relating to, among other things: organization and good standing; power, authority and binding obligation; no violation; no proceedings; and compliance with laws. The Asset Purchase Agreement also includes representations and warranties of Seller to Purchaser regarding each contract, the schedule of receivables, no prior lien; and title.

Seller Breach of Representations or Warranties and Repurchase of Receivables

If Seller violates any representation or warranty in the Asset Purchase Agreement regarding a file related to a contract sold to the Purchaser and such violation is discovered and not cured within 120 days of the closing date, Seller shall repurchase the related receivable for the purchase price related to the receivable, minus any payments received by Purchaser after the closing date related to such receivable’s principal balance. To the extent Seller fails to perform any repurchase obligation, Nicholas Financial-Canada will fulfill such obligations.

Representations and Warranties of Purchaser

The Asset Purchase Agreement contains a number of representations and warranties of Purchaser to Seller relating to, among other things: organization and good standing; power, authority and binding obligation; no violation; no proceedings; compliance with laws; servicing of the contracts; and sufficiency of funds to pay the purchase price and consummate the transactions contemplated by the Asset Purchase Agreement

Servicing Under the Servicing Agreement

On and after September 30, 2023, the services of WPM required under the Servicing Agreement shall continue pursuant to the terms and conditions of the Servicing Agreement. Except as otherwise provided for in the Asset Purchase Agreement, the duties and obligations of each party under the Servicing Agreement shall remain in full force and effect unless and until closing takes place. On and after the closing date, Seller shall not repossess any vehicles, other than as provided for in the Asset Purchase Agreement, as requested by Purchaser.

Closing Conditions

Closing cannot occur without the requisite approval of Nicholas Financial-Canada’s shareholders. Additionally, closing will occur only if Seller has entered into a settlement agreement regarding the lawsuit styled Nicholas Financial, Inc. v. Jeremiah Gross, No. 21CY-CV02148-01, 7th Judicial Circuit, Clay County, Missouri summarized in “LEGAL PROCEEDINGS” above. On the closing date, Purchaser must pay the purchase price in immediately available funds to Seller Assignor by wire transfer.

Termination Events and Break Fee

The Asset Purchase Agreement may be terminated prior to closing:

•
By mutual written consent of Seller and Purchaser:
•
By either Seller or Purchaser if the other party materially breaches the Asset Purchase Agreement and the breach has not been waived by the non-breaching party or cured by the breaching party within fifteen days following notice of such breach being delivered by the non-breaching party to the breaching party; or
•
By Seller if shareholder approval of the Loan Portfolio Sale is not obtained and/or no settlement agreement is reached regarding the matter described in “LEGAL PROCEEDINGS”.

Survival; Indemnification Obligations

Seller will indemnify Purchaser against any third-party claims, lawsuits, arbitrations, administrative claims, or other proceedings in which Purchaser is named as a party or potential party and relating in any way to, and to the extent of, (i) Seller’s failure to comply with the provisions of the Asset Purchase Agreement, including with respect to data and other files and records provided to Purchaser or which Seller failed to provide to Purchaser, or any applicable law, including all consumer protection laws, and (ii) any liabilities due to the acts or omissions of any of Seller’s predecessor’s in interest in the receivables. Seller will hold

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harmless Purchaser, its directors, officers and employees for all losses and reasonable expenses, including reasonable attorneys’ fees, settlements and judgments, incurred by Purchaser in connection with any such third-party claims described in the prior sentence (collectively, the “Indemnified Losses”). Seller’s obligation to indemnify Purchaser with respect to Indemnified Losses will apply regardless of whether the third-party claim arises in contract, tort, negligence, strict liability or otherwise, except to the extent for third-party claims that allege the fault or negligence of Purchaser.

Additionally, Seller will indemnify Purchaser and its respective assigns and their attorneys, accountants, employees, officers, and directors (each, a “Covered Purchaser Person”) with respect to all third-party claims, actions, suits, proceedings, losses, costs, liabilities, claims, damages, and expenses of every kind and character, including reasonable attorneys’ fees (collectively “Damages”), as incurred, to the extent resulting from or relating to or arising out of:

(i)
a material breach of any representation, warranty, covenant or agreement made by the Seller in the Asset Purchase Agreement;
(ii)
any legal action relating to the lawsuit styled Nicholas Financial, Inc. v. Jeremiah Gross, No. 21CY-CV02148-01, 7th Judicial Circuit, Clay County, Missouri summarized in “LEGAL PROCEEDINGS” above;
(iii)
actions or omissions of the Seller, or any of its employees or agents, occurring prior to the closing date with respect to any receivable or financed vehicle; or
(iv)
any failure of a receivable to be originated in compliance with all requirements of law.

The indemnification obligations of Seller under the Asset Purchase Agreement will survive for a period of twelve months from the Closing Date, excluding indemnification obligations relating to the lawsuit styled Nicholas Financial, Inc. v. Jeremiah Gross, No. 21CY-CV02148-01, 7th Judicial Circuit, Clay County, Missouri summarized in “LEGAL PROCEEDINGS” above which shall survive indefinitely and indemnification obligations for third party claims which relate to the fraud, gross negligence, or willful misconduct of Seller, which shall survive for a period twenty-four) months from the closing date.

Purchaser will assume the defense and indemnify Seller and its respective assigns and their attorneys, accountants, employees, officers, and directors (each, a “Covered Seller Person”) against any third-party claims, lawsuits, arbitrations, administrative claims, or other proceedings in which a Covered Seller Person is named as a party or potential party and relating to, and to the extent of: (i) Purchaser’s failure to comply with the provisions of the Asset Purchase Agreement or any applicable law, including all consumer protection laws; (ii) any material breach of any representation, warranty, covenant or agreement made by Purchaser in the Asset Purchase Agreement; and (iii) Purchaser’s handling of any customer, contract, vehicle or conveyed interest following the Closing Date. To the full extent permitted by law, Purchaser will hold harmless, and assume the defense of a Covered Seller Person and their respective directors, officers and employees for all losses and reasonable expenses, including reasonable attorneys’ fees, settlements and judgments, incurred by Seller in connection with any such third-party claims. Purchaser’s obligation to defend and indemnify a Covered Seller Person under the Asset Purchase Agreement will apply regardless of whether the third-party claim arises in contract, tort, negligence, strict liability or otherwise, except to the extent of third-party claims that allege the fault or negligence of a Covered Seller Person.

Additionally, Purchaser will indemnify the Seller and its respective Covered Seller Persons with respect to all Damages, as incurred, to the extent resulting from or relating to or arising out of the inaccuracy, nonfulfillment or breach of any representation, warranty, covenant or agreement made by Purchaser in this Agreement.

Reasons for the Loan Portfolio Sale Proposal

As reported in the Corporation’s Form 10-Q for the quarterly period ended September 30, 2023 our automobile finance installment contracts have suffered large credit losses. If the Loan Portfolio Sale does not close, we believe that our automobile finance installment contracts will continue to rapidly suffer large credit losses, which we believe would in turn result in a significant devaluation of the receivables associated with these contracts, the Corporation and the market value of its stock and add uncertainty to our ability to successfully implement our restructuring plan. See “THE LOAN PORTFOLIO SALE-“Background” and “-Reasons for the Loan Portfolio Sale Proposal.” We also believe that if shareholders do not approve the Loan Portfolio Sale that: : (i) the value of our contracts and the receivables will decrease over time; and (ii) the purchase price offered by another potential buyer, if any, will be lower than the purchase price offered in the Loan Portfolio Sale. If the loan portfolio is not sold we expect the costs to run off the business will be significant. As part of our change in operating strategy and evolving restructuring in an effort to mitigate against these potential adverse effects and to maximize shareholder value, our Board seeks to effect the sale of all or substantially all of the undertaking of the Corporation and its affiliates. In furtherance of these efforts, the Board is presenting the Loan Portfolio Sale proposal for approval by the Corporation’s shareholders. The aggregate cash purchase price of approximately $65.5 million under the Asset Purchase Agreement equates to a book value per share of approximately $9.00 per share, subject to adjustment (both increases and deductions) in accordance with the terms of the Asset Purchase Agreement, as of November 13, 2023, compared to the closing price of the Corporation’s common stock on November 13, 2023 of $4.5285 per share. As reported in the Corporation’s Form 10-Q for the quarterly period ended September 30, 2023, the book value of the Corporation’s receivables, net of unearned discounts and fees and accrued interest receivable and the allowance for credit losses was $72,152,361. The Corporation divided that net book value by

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7,290,557 shares of its common stock outstanding to calculate that the implied net book value of the receivables per share of common stock was approximately $9.90 per share. As also reported in the Corporation’s Form 10-Q for the quarterly period ended September 30, 2023, the “fair value” of the Corporation’s receivables as of September 30, 2023 was $67,187,210. The Corporation divided that fair value amount by 7,290,557 shares of its common stock outstanding to calculate that the implied fair value of the receivables per share of common stock was $9.22 per share The book value per share based on the purchase price under the Asset Purchase Agreement, the closing price of the Corporation’s Common Stock on November 13, 2023, the implied net book value of the receivables per share of common stock and the implied fair value of the receivables per share of common stock is not determinative of fair value under the BCBCA for shareholders who dissent to the Loan Portfolio Sale. See “Dissent Rights of Shareholders” below.

If the Loan Portfolio Sale proposal is approved by the requisite vote of our shareholders and the Loan Portfolio Sale closes, among other things we intend to continue to pursue our restructuring plan. As part of our restructuring plan, we intend to use net proceeds from the Loan Portfolio Sale to either acquire or invest in businesses outside of the Corporation’s traditional business and seek to maximize the value of deferred tax assets, including net operating losses, available to the Corporation. The board of directors intends to explore acquisitions of businesses in industries with respect to which they have familiarity based on their other business and investment activities; however, the board does not intend to limit its acquisition and investment activities to those businesses and industries. The overall timeframe for potential acquisitions and investments remains uncertain. The board currently believes that the long-term interests of shareholders would be best served by the Corporation using the net proceeds from the Loan Portfolio Sale to acquire and invest in other businesses instead of liquidating and distributing the net sales proceeds to shareholders because it believes that such acquisitions and investments will, over time, increase shareholder value to a greater extent than what they would receive in liquidation. The liquidation value of the Corporation was not determined in connection with the Loan Portfolio Sale because we believe that there are inherent uncertainties in establishing that value based on the nature of most of our assets and their deterioration in value. There can be no assurance that any of these acquisitions or investments in other businesses, if made, will result in greater stockholder value than the liquidation and dissolution of the Corporation. See “RISK FACTORS- Risks Relating to the Loan Portfolio Sale.” In developing the restructuring plan and considering the Loan Portfolio Sale, the Board considered at length potential strategic alternatives available to us, including identifying available strategic alternatives and transactions involving the Corporation as a whole, such as a merger, reverse merger, sale of assets, strategic partnership or other business combination transaction, that would have a reasonable likelihood of providing value to our shareholders over time in excess of the amount, if any, the shareholders would receive in a liquidation. See “THE LOAN PORTFOLIO SALE- Our Business and Operations Following Approval of the Loan Portfolio Sale Proposal.” The Board determined that none of these potential strategic alternatives, other than the Loan Portfolio Sale, were viable. Currently, the Board has no plans to liquidate the Corporation’s assets and distribute funds from liquidation to the shareholders.

The BCBCA law provides that a corporation may sell all or substantially all of its undertaking upon the recommendation of its board of directors, followed by the requisite approval of its stockholders. At the Special Meeting, you will be asked to consider and vote upon the Loan Portfolio Sale proposal to approve the Loan Portfolio Sale pursuant to the Asset Purchase Agreement. We plan to complete the domestication, if approved by shareholders, after the closing of the Loan Portfolio Sale, if it occurs; however, we intend to proceed with the domestication, if the requisite shareholder approval is obtained, if the Loan Portfolio Sale does not close. The registrant intends to proceed with the Loan Portfolio Sale, if the requisite shareholder approval is obtained, if the domestication is not completed. The domestication is not conditioned on the closing of the Loan Portfolio Sale and the closing of the Loan Portfolio Sale is not conditioned on the completion of the domestication.

The board of directors has determined that effecting the Loan Portfolio Sale pursuant to the Asset Purchase Agreement is in the best interests of the Corporation and shareholders and recommends a vote “FOR” for the Loan Portfolio Sale because it believes we will have a better chance to enhance shareholder value by using the net proceeds from the Loan Portfolio Sale to acquire or invest in other businesses rather than by continuing to operate its existing business or liquidating. The board believes that if shareholders do not approve the Loan Portfolio Sale that: (i) the value of our contracts and the receivables will decrease over time; and (ii) the purchase price offered by another potential buyer, if any, will be lower than the purchase price offered in the Loan Portfolio Sale. If the loan portfolio is not sold we expect the costs to run off the business will be significant. See “THE LOAN PORTFOLIO SALE- -Reasons for the Loan Portfolio Sale Proposal.”

If the Loan Portfolio Sale is not approved by Shareholders and depending on the accuracy of the assumptions we have used, we believe that the book value per share of our common stock is likely to decrease or remain relatively stagnant over the next four years and our net income and cash flow are likely to be adversely impacted. If credit losses continue at a rate that we believe is the most likely, our loan portfolio is run off, new loan originations are less than $1 million annually, no loan portfolio acquisitions are made, Westlake continues to service our loan portfolio and we continue to employ approximately the same number of employees or fewer, then we believe that the book value per share of our common stock is likely to decrease, we are likely to suffer net losses and our cash flow could be negative over the course of the next four years. If credit losses are less than what we believe are most likely over the next four years, the book value per share of common stock could remain relatively stagnant or decrease to a lesser extent, we could experience both net income and net losses and we could have both positive and negative net cash flow in different years over the next four years. We also believe that if shareholders do not approve the Loan Portfolio Sale that the costs to run off the business will be significant. Although we believe the assumptions we have used are reasonable, there can be no assurance that they are reasonable, accurate, comprehensive or

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will be correct or that the impacts on our book value, net income and cash flow will be accurate. The actual book value of our common stock, net income and net cash flow may differ materially, either adversely or positively, from those we believe are most likely based on the assumptions we have used.

In reaching its decision to approve the Asset Purchase Agreement and to recommend that stockholders vote to approve the Loan Portfolio Sale, including the consideration to be received in the Loan Portfolio Sale, the Board, in consultation with management, considered a number of factors, including, but not limited to, the risk factors described elsewhere in this Circular or referred to herein, as well as the following factors:

•
if the Loan Portfolio Sale proposal is not approved by Shareholders we believe that our automobile finance installment contracts will continue to rapidly suffer large credit losses, which we believe would in turn result in a significant devaluation of the receivables associated with these contracts, the Corporation and the market value of its stock and add uncertainty to our ability to successfully implement our restructuring plan. We also believe that if shareholders do not approve the Loan Portfolio Sale that: (i) the value of our contracts and the receivables will decrease over time; and (ii) the purchase price offered by another potential buyer, if any, will be lower than the purchase price offered in the Loan Portfolio Sale. If the loan portfolio is not sold we expect the costs to run off the business will be significant;
•
the Board’s understanding of and familiarity with, and discussions with our management regarding, our current business, operations and financial condition and likely future business prospects for the Corporation if our restructuring plans are not pursued (as well as the risks and costs involved in pursuing our restructuring plans);
•
the potential ability to return value to our shareholders by pursuing our evolving restructuring plan in conjunction with the Loan Portfolio Sale;
•
the value of the consideration (including the liabilities and obligations to be assumed by the Purchaser) to be received by the Corporation pursuant to the Asset Purchase Agreement which will be paid all in cash;
•
the representation of the Purchaser that it has sufficient cash on hand or other sources of immediately available funds to enable it to timely make payment of the purchase price and consummate the transactions contemplated by the Asset Purchase Agreement;
•
the reasonableness of the conditions to the Loan Portfolio Sale, including Purchaser’s agreement to limit the survival period applicable to the representations and warranties to 12 months (excluding indemnification obligations relating to the lawsuit styled Nicholas Financial, Inc. v. Jeremiah Gross, No. 21CY-CV02148-01, 7th Judicial Circuit, Clay County, Missouri summarized in “LEGAL PROCEEDINGS” above which shall survive indefinitely and indemnification obligations for third party claims which relate to the fraud, gross negligence, or willful misconduct of Seller, which shall survive for a period twenty-four) months from the closing date);
•
the likelihood that the Loan Portfolio Sale will be completed based in part on Westlake’s familiarity, as servicer, with the automobile finance installment contracts, which we believe that other third parties might not obtain even through their own due diligence, and on the probability that the shareholder approval necessary to complete the Loan Portfolio Sale will be obtained;
•
the Loan and Security Agreement with the Lender would require Seller to pay prepayment penalties, termination penalties and a fee for the sale of the contracts to a third party, which another third‑party purchaser might deduct from the purchase price it would offer; and
•
the likelihood that if our shareholders do not approve the Loan Portfolio Sale, there may not be any other offers from potential acquirers.

Our Board also considered potential drawbacks or risks relating to the Loan Portfolio Sale, including the following risks and potentially negative factors, but determined that these potential risks and factors were outweighed by the expected benefits of the Loan Portfolio Sale:

•
the risks and contingencies relating to the announcement and pendency of the Loan Portfolio Sale;
•
the incurrence of significant costs and expenses in connection with attempting to complete the Loan Portfolio Sale, including legal, accounting and other costs;
•
the fact that the assets being sold to Purchaser include substantially all of our non-cash assets;
•
that the Asset Purchase Agreement obligates us to indemnify Purchaser and certain of its related parties against certain damages;

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•
one or more third parties could assert claims against us, either before or after the closing, and seek damages or other remedies. We might be required to spend substantial time and resources defending any such claims, and any amounts paid to any such third parties would reduce the net amount received from the transaction; and
•
that certain of our officers and directors may have interests with respect to the Loan Portfolio Sale in addition to their interests as stockholders generally.

The foregoing discussion of the factors considered by the Board is not intended to be exhaustive, but rather includes material factors considered by the directors. The Board also considered other factors, including those described in the section entitled “Risk Factors Regarding Loan Portfolio Sale” beginning on page [15] of this Circular, in deciding to approve, and recommending that our stockholders authorize, the Loan Portfolio Sale. In reaching its decision and recommendation to our shareholders, the Board did not quantify or assign any relative weights to the factors considered and individual directors may have given different weights to different factors. In addition, the Board did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to its ultimate determination, but rather conducted an overall analysis of the factors described above.

Our Business and Operations Following Approval of the Loan Portfolio Sale Proposal

If the Loan Portfolio Sale proposal is approved by the requisite vote of our shareholders and the Loan Portfolio Sale closes, among other things we intend to pursue our restructuring plan. We intend to use net proceeds from the sale to either acquire or invest in businesses outside of the Corporation’s traditional business. The board of directors intend to explore acquisitions of businesses in industries with respect to which they have familiarity with based on their other business and investment activities; however, the board does not intend to limit its acquisition and investment activities to those businesses and industries. The overall timeframe for potential acquisitions and investments remains uncertain. In exploring and considering potential acquisitions and investments, the Board intends to pursue opportunities that would have a reasonable likelihood of providing value to our shareholders over time in excess of the amount, if any, the shareholders would receive in a liquidation. The Board currently believes that the long-term interests of shareholders would be best served by the Corporation pursuing the Loan Portfolio Sale, the restructuring plan and other strategic initiatives that the Board may subsequently determine are in the best interests of shareholders. There can be no assurance that any of these alternatives will result in greater stockholder value than the liquidation and dissolution of the Corporation. See “RISK FACTORS- Risks Relating to the Loan Portfolio Sale.”

Shareholder Approval

The closing of the Loan Portfolio Sale is subject to various conditions, including approval of the special resolution authorizing the Loan Portfolio Sale by our shareholders at the Special Meeting. A copy of the special resolution is attached to this Circular as Exhibit A-2. Under the BCBCA, the Loan Portfolio Sale requires affirmative votes, whether in person or by proxy, of at least three-quarters of the votes cast by the holders of our common shares at the Special Meeting where a quorum, or not less than one-third of our total outstanding common shares is present in person or by proxy. Assuming we receive the requisite shareholder approval for the Loan Portfolio Sale, the Loan Portfolio Sale may not close or may be terminated if the conditions to consummation of the Loan Portfolio Sale have not occurred pursuant to the terms of the Asset Purchase Agreement. There are no time limits on the duration of the authorization resulting from a favorable shareholder vote.

Dissent Rights of Shareholders

Sections 237 - 247 of the BCBCA is reprinted in their entirety as Exhibit E to this Circular. Shareholders may exercise their dissent rights in connection with the proposal to approve the Loan Portfolio Sale Proposal 2 in the Notice of Special Meeting).

If you wish to dissent and do so in compliance with Sections 237 - 247 of the BCBCA, you will be entitled to be paid the fair value of the shares you hold if the Loan Portfolio Sale occurs. Fair value is determined as of the close of business on the day before the Loan Portfolio Sale is approved by shareholders.

If you wish to dissent, you must send us your written objection to the continuation at or before the Special Meeting. If you vote in favor of the Loan Portfolio Sale, you in effect lose your rights to dissent. If you abstain or vote against the Loan Portfolio Sale, you preserve your dissent rights if you comply with Sections 237 - 247 of the BCBCA.

However, it is not sufficient to vote against the Loan Portfolio Sale or to abstain. You must also provide a separate dissent notice at least two days before the date of the Special Meeting. If you grant a proxy and intend to dissent, the proxy must instruct the proxy holder to vote against the Loan Portfolio Sale in order to prevent the proxy holder from voting such shares in favor of the Loan Portfolio Sale and thereby voiding your right to dissent. Under the BCBCA, you have no right of partial dissent. Accordingly, you may only dissent as to all your shares.

Under Section 242 of the BCBCA, you may dissent for shares that are registered in your name, or that you hold on behalf of a beneficial owner of the shares which are registered in the dissenter’s name, provided that the dissenter makes a statement to that effect, and the name and address of the beneficial owner, in accordance with Section 242(4) of the BCBCA (the “Dissent Notice”). In such case, the Dissent Notice should set forth the number of shares in respect of which the Dissent Rights are being exercised (the “Notice

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Shares”) and: (a) if such Notice Shares constitute all of the shares of Nicholas Financial, Inc. which the dissenting shareholder is the registered and beneficial owner and the registered and a statement to the effect that the shareholder owns no other shares of Nicholas Financial, Inc. beneficially; (b) if such Notice Shares constitute all of the shares of which the dissenting shareholder is both the registered and beneficial owner, but the registered Shareholder owns additional shares beneficially, a statement to that effect and the names of the registered shareholders of those other shares and the number of shares held by each such registered shareholder and a statement that written notices of dissent are being or have been sent with respect to such other shares; and (c) if the dissent rights are being exercised by a registered shareholder who is not the beneficial owner of such shares, a statement to that effect and the name and address of the non-registered shareholder and a statement that the registered shareholder is dissenting with respect to all shares of the non-registered shareholder registered in such registered shareholder’s name.

When and if the Loan Portfolio Sale is approved, we are required by Section 243 of the BCBCA to notify each shareholder who has filed a Dissent Notice of our intention to proceed. This notice must be sent promptly after the later of: (i) the date on which Nicholas Financial, Inc. forms the intention to proceed, and (ii) the date on which the notice of dissent was received. We will not send a notice to any dissenting shareholder who voted to approve the Loan Portfolio Sale or who has withdrawn a Dissent Notice.

Within one month after receiving from us the above notice of our intention to proceed, you must send us a written statement of dissent signed by the dissenter, and any applicable beneficial owner, that the dissenter, and any applicable beneficial owner, that the dissenter requires Nicholas Financial, Inc. to purchase all of the Notice Shares, and the certificates, if any representing the Notice Shares duly endorsed for transfer, in accordance with Section 244 of the BCBCA to complete the dissent.

If the dissent is being exercised by the dissenting shareholder on behalf of a non-registered shareholder, a written statement that: (i) is signed by the non-registered shareholder on whose behalf dissent is being exercised; and (ii) sets out whether or not the such non-registered shareholders is the beneficial owner of other shares and, if so, sets out: (A) the names of the registered owners of those other shares, (B) the number, and the class and series, if applicable, of those other shares that are held by each of those registered owners, and (C) that dissent is being exercised in respect of all of those other shares, all in accordance with Section 244 of the BCBCA. Upon such delivery, a dissenting shareholder will be bound to sell and the Corporation will be bound to purchase the shares subject to the demand for a payment equal to their fair value as of the day before the day on which the Loan Portfolio Sale resolution was passed by the shareholders, excluding any appreciation or depreciation in anticipation of the vote (unless such exclusion would be inequitable). If you fail to send us a Dissent Notice, a written statement of dissent, or your share certificates within the appropriate time frame, you will forfeit your right to dissent and your right to be paid the fair value of your shares. The Corporation or its transfer agent will endorse on your share certificates a notice that you are a dissenting shareholder and will return the share certificates to you.

Once you send your written statement of dissent and share certificates to us, you cease to have any rights as a shareholder. Your only remaining right is the right to be paid the fair value of your common shares. Your rights as a shareholder will be reinstated if:

•
you withdraw your written statement of dissent prior to an offer being made by us to pay out your Notice Shares;
•
we fail to make you an offer of payment and you withdraw the dissent notice; or
•
the Loan Portfolio Sale does not happen.

We must promptly send you a written offer to pay for your Notice Shares. This must include a written offer to pay you an amount considered by our board of directors to be the fair value of your shares accompanied by a statement showing how that value was determined. The offer must include a statement showing the manner used to calculate the fair value. Each offer to pay shareholders must be on the same terms. We must pay you for your shares promptly after you accept our offer. Any such offer lapses if we do not receive your acceptance within 30 days after the offer to pay has been made to you.

If we fail to make an offer to pay for your shares, or if you fail to accept the offer within the specified period, we or the dissenter may, apply to a court to fix a fair value for your common shares.

All dissenting shareholders whose shares have not been purchased will be joined as parties and bound by the decision of the court. We are required to notify each affected dissenting shareholder of the date, place and consequences of the application and of his right to appear and be heard in person or by counsel. The court may determine whether any person who is a dissenting shareholder should be joined as a party. The court will then fix a fair value for the shares of all dissenting shareholders who have not accepted a payment offer from us. The final order of a court will be rendered against us for the amount of the fair value of the shares of all dissenting shareholders. The court may, in its discretion, allow a reasonable rate of interest on the amount payable to each dissenting shareholder and appoint an appraiser to assist in the determination of a fair value for the shares.

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THIS IS ONLY A SUMMARY OF THE DISSENTING SHAREHOLDER PROVISIONS OF THE BCBCA. THEY ARE TECHNICAL AND COMPLEX. IT IS SUGGESTED THAT IF YOU WANT TO AVAIL YOURSELF OF YOUR RIGHTS THAT YOU SEEK YOUR OWN LEGAL ADVICE. FAILURE TO COMPLY STRICTLY WITH THE PROVISIONS OF THE BCBCA MAY PREJUDICE YOUR RIGHT OF DISSENT. SECTIONS 237 - 247 OF THE BCBCA ARE ATTACHED HEREIN AS EXHIBIT E AND IS INCORPORATED HEREIN BY REFERENCE.

United States and Canadian Income Tax Considerations

The Loan Portfolio Sale may have income tax consequences in both the United States and Canada. The material tax consequences of the Loan Portfolio Sale to us and our current shareholders are summarized below.

United States Federal Income Tax Consequences.

For U.S. income tax purposes, the proposed Loan Portfolio Sale will be treated as a sale of corporate assets in exchange for cash, subject to certain true‑up provisions as set forth in the Asset Purchase Agreement. The amount of gain or loss we recognize with respect to the sale of the Loan Portfolio will be measured by the difference between the amount realized by us in connection with the Loan Portfolio Sale and our adjusted tax basis the Loan Portfolio. Based on the terms of the Asset Purchase Agreement and our best estimates at this time of our adjusted tax basis in the Loan Portfolio, we expect the total adjusted tax basis of all our Loan Portfolio assets to exceed the total amount realized; therefore, we expect to recognize a net income tax loss on the Loan Portfolio Sale. We currently estimate such net income tax loss on the Loan Portfolio Sale to be between $25 million to $30 million, subject to certain true‑up provisions as set forth in the Asset Purchase Agreement.

The determination of the amount of gain (if any) or loss we will recognize for tax purposes on the Loan Portfolio Sale and whether and to what extent our tax attributes will be available to reduce gain (if any) is highly complex and is based in part upon facts that will not be fully known until the completion of the Loan Portfolio Sale.

Material Canadian Federal Tax Considerations Under the Income Tax Act

The following is a summary of the material Canadian federal income tax considerations generally applicable to the Corporation and to shareholders of the Corporation in connection with the Loan Portfolio Sale. The summary applies to the Corporation and to holders of shares who, for the purposes of the Income Tax Act (Canada), or Tax Act, hold shares as capital property, who deal at arm’s length, and are not affiliated, with the Corporation and in the case of a shareholder who is or is deemed to be resident in Canada for purposes of the Tax Act, for whom the Canadian dollar is the functional currency for the purposes of the Tax Act. This summary does not apply to shareholders that are “financial institutions” as defined for the purposes of the “mark-to-market” rules in the Tax Act or in respect of whom the Corporation will, at any time after the Loan Portfolio Sale, be a “foreign affiliate” for purposes of the Tax Act.

Legal conclusions contained in this section, unless otherwise noted, are the opinion of Thorsteinssons LLP (“Canadian Counsel”) insofar as they relate to matters of Canadian federal income tax law and are dependent on the accuracy of representations made to Canadian Counsel by management of the Corporation for this purpose.

This summary is based upon the current provisions of the Tax Act, the regulations thereunder, all proposals to amend the Tax Act and the regulations publicly announced by the Department of Finance prior to the date hereof and the current published administrative and assessing practices of the Canada Revenue Agency, or CRA. This summary does not otherwise take into account or anticipate any changes in law, whether by legislative, judicial, governmental or administrative decision or action, nor does it take into account provincial, territorial or foreign income tax legislation or considerations, except as specifically stated below.

This summary has limited applicability to partnerships, estates, trusts, persons subject to specialized tax treatment such as registered charities or tax-exempt persons, tax deferred retirement savings or other plans, real estate investment trusts or mutual funds. It is strongly recommended that each shareholder consult his or her own tax advisors with respect to the particular tax consequences to them of the Loan Portfolio Sale, which tax consequences may vary depending upon his or her own particular circumstances.

Tax Treatment of the Company

The Corporation is liable to tax under the Tax Act in each taxation year on the amount of its income for the year.

In computing its income for each taxation year, the Corporation must include its share of any “foreign accrual property income” (“FAPI”) of any of its “controlled foreign affiliates” (“CFA”) or any direct or indirect subsidiary thereof that is itself a CFA (“Indirect CFA”) whether or not the Corporation actually receives a distribution of such FAPI. FAPI is generally reduced by a deduction in respect of foreign accrual tax paid by the relevant CFA or Indirect CFA.

While the Corporation does not expect that any of its income from its loan portfolio or the proceeds from the sale of the loan portfolio is FAPI, to the extent that any CFA or Indirect CFA of the Company earns income that is characterized as FAPI, the FAPI of the CFA allocable to the Corporation must be included in computing the income of the Corporation for Canadian federal income tax purposes for the fiscal year of the Corporation in which the taxation year of the CA or the Indirect CFA ends, whether the Corporation receives a distribution of that FAPI or not.

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The adjusted cost base to the Company of its shares of the particular CFA in which the FAPI was deemed to have accrued will be increased by the net amount so included in the income of the Corporation. At such time as the Corporation receives dividends from NDS or any other CFA of amounts that were previously included in its income as FAPI, that dividend will effectively not be taxable to the Corporation and there will be a corresponding reduction in the adjusted cost base to the Corporation of its shares of the particular CFA.

The Corporation is required to include in its income for each taxation year all dividends received (or deemed to be received) by it form CFAs in respect of CFA income that is not FAPI. The Corporation may then be entitled to a corresponding deduction in computing its taxable income in respect of all or a portion of dividends received. The nature and extent of the deduction in respect of foreign affiliates will depend on the surplus accounts of the foreign affiliate that paid the dividend.

Tax Treatment of Dissenting Shareholders

A Holder who validly exercises dissent rights concerning the Domestication or the Loan Portfolio Sale (A “Dissenting Holder”) will be entitled to be paid the fair value of the Holder’s Corporation shares.

Canadian Resident Dissenting Holders

If the Loan Portfolio Sale closes prior to the domestication, a Dissenting Holder who, at all relevant times, and for purposes of the Tax Act and any applicable income tax treaty or convention, is resident or deemed to be a resident of Canada (a “Dissenting Resident Holder”) will be deemed to have received a taxable dividend equal to the amount, if any, by which the amount received for the Corporation Shares (less the amount of interest, if any, awarded by the Court) exceeds the paid‑up capital of such shares (as determined under the Tax Act).

Dissenting Resident Holders will be required to include in computing income for a taxation year the amount of any such deemed dividend on the Corporation Shares.

In the case of a Dissenting Resident Holder that is an individual (other than certain trusts), such dividends will be subject to the grow‑up and dividend tax credit rules normally applicable in respect of “taxable dividends” received from “taxable Canadian corporations” (each as defined in the Tax Act). An enhanced dividend tax credit will be available to individuals in respect of “eligible dividends” (as defined in the Tax Act) designated by the Corporation in accordance with the provisions of the Tax Act.

In the case of a Dissenting Resident Holder that is a corporation, any deemed dividend will be included in income for that taxation year and generally will be deductible in computing its taxable income for that year. However, in some circumstances, the amount of any such dividend realized by a corporation may be treated as proceeds of disposition or a capital gain and not as a dividend under subsection 55(2) of the Tax Act. Resident Holders that are corporations should consult their own tax advisors in this regard.

A Dissenting Resident Holder that is a “private corporation” or a “subject corporation” (as defined in the Tax Act) may be liable to tax under Part IV of the Tax Act (refundable in certain circumstances) on dividends deemed to be received on the Corporation shares as a result of the dissent, to the extent such dividends are deductible in computing the Resident Holder’s taxable income for the taxation year.

A Dissenting Resident Holder will also be considered to have disposed of such Dissenting Resident Holder’s Corporation shares. The proceeds of disposition for such shares are reduced by the amount that the amount paid to such Dissenting Resident Holder is deemed to be a dividend under the Tax Act. A Dissenting Resident Holder will realize a capital gain (or incur a capital loss) equal to the amount by which the proceeds of disposition, net of any reasonable costs of disposition, exceed (or are less than) the Dissenting Resident Holder’s adjusted cost base thereof. Such capital gain (or capital loss) will be subject to the tax treatment described above under the heading “The Domestication—Material Canadian Federal Tax Considerations Under the Income Tax Act”.

A Dissenting Resident Holder will be required to include in computing their income any interest awarded by a Court in connection with the Loan Portfolio Sale.

A Dissenting Resident Holder that is a “Canadian‑controlled private corporation” (as defined in the Tax Act) throughout the relevant taxation year or a “substantive CCPC” (as defined in the Proposed Amendments) at any time in the relevant taxation year may be liable to pay a refundable tax on its “aggregate investment income” (as defined in the Tax Act), including amounts in respect of net taxable capital gains and, in the case of any such corporation that is a Dissenting Resident Holder, any interest income realized.

Taxable dividends received or deemed to be received by individuals (other than certain trusts) may give rise to alternative minimum tax under the Tax Act. The Minister of Finance (Canada) announced proposed changes to the existing rules in the Tax Act relating to alternative minimum tax in the federal budget on March 28, 2023. Draft legislation implementing those changes was released on August 4, 2023.

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Dissenting Resident Holders should consult with their own tax advisors with respect to the Canadian federal income tax considerations of exercising their dissent rights with respect to the Loan Portfolio Sale.

Non‑Resident Dissenting Holders

The following portion of this summary is generally applicable to a Dissenting Holder who, at all relevant times: (a) is not or is deemed not to be resident in Canada for the purposes of the Tax Act and any applicable income tax treaty or convention; (b) does not hold or use, and is not deemed to hold or use, any of the Securities in a business carried on in Canada; (c) is not an “authorized foreign bank” (as defined in the Tax Act): (d) is not an insurer carrying on business in Canada or elsewhere; and (e) is not a “foreign affiliate (as defined in the Tax Act) of a person resident in Canada (a “Non‑Resident Dissenting Holder”). Non‑Resident Dissenting Holders should consult their own tax advisors having regard to their own particular circumstances.

If the Loan Portfolio Sale closes prior to the domestication, a Non‑Resident Dissenting Holder will be deemed to have received a taxable dividend equal to the amount, if any, by which the amount received for the Corporation Shares (less the amount of interest, if any, awarded by the Court) exceed the paid‑up capital of such shares (as determined under the Tax Act).

A Non‑Resident Dissenting Holder will generally be subject to Canadian withholding tax at a rate of 25% on the gross amount of the dividend, unless such rate is reduced under the terms of an applicable income tax treaty or convention. For example, under the Canada‑United States Tax Convention (1980), as amended (the “Canada‑U.S. Treaty”), where a dividend is paid (or deemed to be paid) on the Corporation shares to an individual who is a resident of the United States for the purposes of the Canada‑U.S. Treaty, who is the beneficial owner of the dividends, and who is entitled to all the benefits under the Canada‑U.S. Treaty, the applicable rate of Canadian withholding tax generally is reduced to 15%.

A Non‑Resident Dissenting Holder will also be considered to have disposed of its Corporation shares. The Proceeds of disposition for such shares are reduced by the amount that the amount paid to such Non‑Resident Dissenting Holder is deemed to be a dividend under the Tax Act. A Non‑Resident Dissenting Holder will not be subject to tax under the Tax Act on any capital gain on the disposition of its Corporation shares unless such Corporation shares are or are deemed to be “taxable Canadian property” of the Non‑Resident Dissenting Holder and the Dissenting Non‑Resident Holder is not entitled to relief under an applicable income tax treaty or convention. See the discussion above under the heading “The Domestication—Material Canadian Federal Tax Considerations Under the Income Tax Act”. Any interest awarded by a Court in connection with the Loa Portfolio Sale and paid or deemed to be paid to a Non‑Resident Dissenting Holder will not be subject to Canadian withholding tax, unless such interest constitutes “participating debt interest” for purposes of the Tax Act.

Non‑Resident Dissenting Holders should consult with their own tax advisors with respect to the Canadian federal income tax considerations of exercising their dissent rights.

SHAREHOLDERS ARE URGED TO CAREFULLY REVIEW THIS DESCRIPTION AND TO CONSULT THEIR OWN TAX ADVISORS AS TO DETERMINE ANY SPECIFIC TAX CONSEQUENCES TO THE SHAREHOLDER IN CONNECTION WITH THE LOAN PORTFOLIO SALE PROPOSAL, INCLUDING, ANY U.S. FEDERAL INCOME TAX CONSEQUENCES, CANADIAN INCOME TAX CONSEQUENCES AND/OR ANY U.S., CANADIAN NON-INCOME, STATE, PROVINCIAL, LOCAL OR NON-U.S. OR NON-CANADIAN TAX CONSEQUENCES RELAVANT TO SUCH STOCKHOLDER AS A RESULT OF THE SALE PURSUANT TO THE ASSET PURCHASE AGREEMENT.

DESCRIPTION OF CAPITAL STOCK

Unless the context provides otherwise, the following description of our capital stock assumes the consummation of the domestication has already occurred. The following description of Nicholas Financial, Inc.’s capital stock is not complete and is subject to and qualified in its entirety by its proposed certificate of incorporation and bylaws, which are attached as Exhibits C and D, respectively, to this Circular, and by the provisions of Delaware law.

Nicholas Financial, Inc.’s authorized capital stock consists of 50,000,000 shares of common stock, no par value per share, and 5,000,000 shares of preferred stock, no par value per share.

Assuming the domestication had occurred on [DATE], 2024, being the date of this Circular, [NUMBER] shares of common stock would have been issued and outstanding and no shares of preferred stock would have been issued and outstanding.

Common Stock

Holders of common stock are entitled to one vote for each share held of record on all matters on which stockholders are permitted to vote. Holders of common stock are not entitled to vote on any matters unless expressly permitted under Delaware law. The proposed certificate of incorporation of Nicholas Financial, Inc. provides that, except as otherwise provided by law, the affirmative vote of a majority in voting power of the shares of common stock, present in person or represented by proxy at a meeting at which a quorum is present shall be the act of the stockholders. Delaware law requires the affirmative vote of a majority in voting power of the outstanding shares to authorize certain extraordinary actions, such as mergers, consolidations, dissolutions or an amendment to the certification of incorporation of Nicholas Financial, Inc. There is no cumulative voting for the election of directors. Upon a liquidation, Nicholas

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Financial, Inc.’s creditors and any holders of preferred stock with preferential liquidation rights will be paid before a distribution to holders of its common stock. The holders of the common stock of Nicholas Financial, Inc. would be entitled to receive a pro rata amount per share of any excess distribution. Holders of common stock have no preemptive or subscription rights. There are no conversion rights, redemption rights, sinking fund provisions or fixed dividend rights with respect to the common stock. All outstanding shares of the common stock are fully paid and nonassessable.

Preferred Stock

The proposed certificate of incorporation of Nicholas Financial, Inc. empowers the board of directors to issue up to 5,000,000 shares of preferred stock from time to time, in one or more series. The board of directors also may fix the designation, powers, preferences and rights and the qualifications, limitations and restrictions of those shares, including dividend rights, conversion rights, voting rights, redemption rights, terms of sinking funds, liquidation preferences and the number of shares constituting any series or the designation of the series. Terms selected could decrease the amount of earnings and assets available for distribution to holders of common stock. The rights of holders of the common stock will be subject to the rights of the holders of any preferred shares that may be issued in the future. Additionally, the issuance of preferred stock may have the effect of decreasing the market price of the common stock. Although there are no shares of preferred stock currently outstanding and Nicholas Financial, Inc. has no present intention to issue any shares of preferred stock, any issuance could have the effect of making it more difficult for a third party to acquire a majority of Nicholas Financial, Inc.’s outstanding voting stock.

Potential Anti-takeover Effect of Delaware Law, Our Certificate of Incorporation and Bylaws

Nicholas Financial, Inc. will be subject to the “business combinations” provisions of the DGCL. In general, such provisions prohibit a publicly held Delaware corporation from engaging in various “business combination” transactions with any “interested stockholder” for a period of three years after the time of the transaction on which the person became an “interested stockholder,” unless:

•
the corporation’s board of directors approved the transaction before the “interested stockholder” obtained such status;
•
upon consummation of the transaction that resulted in the stockholder becoming an “interested stockholder,” the “interested stockholder” owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (i) by persons who are directors and are also officers and (ii) employee stock plans in which the participants do not have the right to determine confidentially whether shares held subject to the plans will be tendered in the tender or exchange offer; or
•
on or subsequent to such time, the business combination or merger is approved by the corporation’s board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by two-thirds of the holders of the outstanding common stock not owned by the “interested stockholder”.

A “business combination” is defined to include certain mergers, asset sales and other transactions resulting in financial benefit to a stockholder. In general, an “interested stockholder” is a person who, together with affiliates and associates, owns 15% or more of a corporation’s voting stock or within three years owned 15% or more of a corporation’s voting stock. The statute could prohibit or delay mergers or other takeover or change in control attempts.

Listing

The common stock of Nicholas Financial, Inc. will be listed on the NASDAQ Global Select Market under the trading symbol “NICK”.

Transfer Agent and Registrar

The transfer agent and registrar for the common stock of Nicholas Financial, Inc. is Computershare Investor Services Inc., 8th Floor, 100 University Avenue, Toronto, Ontario. The transfer agent’s fax numbers are (416) 263-9524 and 1-866-249-7775.

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INTEREST OF MANAGEMENT IN THE DOMESTICATION AND LOAN PORTFOLIO SALE

Jeffrey Royal, Jeremy Zhu, Mark Hutchins and Brendan Keating, each a director of the Corporation, own 32,309, 627,013, 3,894 and 23,755 shares of the Corporation’s voting common stock, respectively. Magnolia Capital Fund, LP, The Magnolia Group, LLC and Adam K. Peterson, a director Nicholas Financial, Inc., share beneficial ownership of 2,439,394 shares of the voting common shares of the Corporation as reported in a Schedule 13D/A filed on March 7, 2023. The Magnolia Group, LLC is the general partner of Magnolia Capital Fund, LP and Mr. Peterson is the managing member of The Magnolia Group, LLC. Mr. Peterson and The Magnolia Group, LLC are therefore deemed to share beneficial ownership of the shares of common stock held of record by Magnolia Capital Fund, LP. Michael Rost (Chief Executive Officer) and Irina Nashtatik (Chief Financial Officer and Corporate Secretary) 6,000 and 1,400 shares of the Corporation’s voting common stock, respectively. No other person who has been our director or executive officer since the beginning of our last fiscal year nor any of their associates or affiliates has any material interest, direct or indirect, other than by way of beneficial ownership of securities, in the domestication or Loan Portfolio Sale other than in their capacities as a director, executive officer or shareholder.

Jeremy Zhu participated in the negotiations of the Loan Portfolio Sale with Westlake. See “THE LOAN PORTFOLIO SALE-Background.” Mr. Zhu does not have and has not previously had any prior relationship with Westlake. Mr. Zhu has not, and will not, receive any remuneration in connection with the Loan Portfolio Sale, including the negotiations of the Loan Portfolio Sale with Westlake.

LEGAL MATTERS

Certain legal matters relating to the domestication and the Loan Portfolio Sale under United States law will be passed upon by Kutak Rock LLP, Omaha, Nebraska. Certain legal matters relating to Canadian law for the continuation and the Loan Portfolio Sale will be passed upon by Harper Grey LLP. Certain legal matters relating to the United States tax consequences of the domestication and the Loan Portfolio Sale will be passed upon by Kutak Rock LLP, and certain legal matters relating to the Canadian tax consequences of the continuation and the Loan Portfolio Sale will be passed upon by Thorsteinssons LLP.

EXPERTS

The consolidated financial statements as of and for the year ended March 31, 2023, incorporated in this Circular by reference from the Corporation’s Annual Report on Form 10-K for the year ended March 31, 2023, have been audited by FORVIS, LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements as of and for the year ended March 31, 2022, incorporated in this Circular by reference from the Corporation’s Annual Report on Form 10-K for the year ended March 31, 2023, have been audited by RSM US LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

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WHERE YOU CAN FIND MORE INFORMATION

This Circular constitutes part of a registration statement on Form S-4 that we filed with the SEC. You may read and copy this Circular at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of this Circular by mail from the Public Reference Section of the SEC at prescribed rates. To obtain information on the operation of the Public Reference Room, you can call the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website that contains reports, proxy and information statements and other information regarding issuers, including Nicholas Financial, Inc., that file electronically with the SEC. The address of the SEC’s Internet website is http://www.sec.gov.

We file periodic reports and other documents with the SEC. The documents we file with the SEC are available on EDGAR at www.sec.gov Additional information about us is also available at this website. Persons wanting copies of these documents or any other reports we have filed with the SEC may obtain them free of charge by writing us at 26133 US Hwy 19 North, Suite 300 Clearwater, Florida 33763, Attention: Chief Financial Officer.

Incorporation by Reference

Applicable securities laws allow us to “incorporate by reference” information into this Circular, which means that the Corporation can disclose important information to you by referring you to another document filed separately with the SEC.

Incorporation by Reference for U.S. Purposes

For the purposes of the filing of this Circular with the SEC and for persons resident in or otherwise subject to applicable securities laws in the United States who receive or view this Circular, the following documents contain important information about the Corporation and the Corporation incorporates them by reference (excluding any portions of such documents that have been furnished but not filed for purposes of the U.S. Securities Exchange Act of 1934, as amended):

SEC Filings	Date Filed
Annual Report on Form 10-K for the fiscal year ended March 31, 2023	June 27, 2023
Quarterly Report on Form 10-Q for the three months ended June 30, 2023	August 16, 2023
Quarterly Report on Form 10-Q for the three months ended September 30, 2023	November 14, 2023

Current Reports on Form 8-K	August 17, 2022
June 21, 2023
June 29, 2023
August 15, 2023
August 16, 2023
November 14, 2023
November 17, 2023
November 20, 2023
Proxy Statement and Information Circular for 2023 Annual General Meeting of Shareholders on Schedule 14A	July 27, 2023

In addition, the Corporation incorporates by reference any future filings the Corporation makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the U.S. Exchange Act after the date of this Circular and prior to the date of the Special Meeting (other than information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K, unless expressly stated otherwise therein) for purposes of the Circular filed with the SEC and for persons resident in or otherwise subject to applicable securities laws in the United States who receive or view this Circular. Such documents are considered to be a part of this Circular, effective as of the date such documents are filed.

Any statement contained in any document incorporated by reference into this Circular shall be deemed to be modified or superseded to the extent that an inconsistent statement is made in this Circular or any subsequently filed document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Circular.

Financial information about the Corporation is provided in: its audited consolidated financial statements and accompanying “Management’s Discussion and Analysis of Financial Condition and Results of Operation”, which are incorporated by reference into this Circular from our Annual Report on Form 10-K for the year ended March 31, 2023; its consolidated unaudited interim financial statements and notes for the three months ended June 30, 2023 and accompanying “Management’s Discussion and Analysis of Financial Condition and Results of Operation”, which are incorporated by reference into this Circular from our Report on Form 10-Q for the three

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months ended June 30, 2023; and its consolidated unaudited interim financial statements and notes for the three months ended September 30, 2023 and accompanying “Management’s Discussion and Analysis of Financial Condition and Results of Operation”, which are incorporated by reference into this Circular from our Report on Form 10-Q for the three months ended September 30, 2023.

Obtaining Documents Incorporated by Reference

You can obtain any of the documents incorporated by reference in this Circular from us or from the SEC’s website at www.sec.gov, as applicable, at the address described above. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents, by writing us at 26133 US Hwy 19 North, Suite 300 Clearwater, Florida 33763, Attention: Chief Financial Officer. Please be sure to include your complete name and address in your request. If you request any incorporated documents, the Corporation will promptly mail them to you by first class mail, or another equally prompt means.

GENERAL

The BCBCA permits certain eligible shareholders of the Corporation to submit proposals to the Corporation for inclusion in a management information circular for an annual meeting of shareholders. Similar provisions apply under applicable United States proxy rules. If the domestication is not completed, then shareholder proposals for the next annual meeting of Nicholas Financial, Inc. must be received by [DATE], 2024. If the domestication is completed, then shareholder proposals for the next annual meeting of Nicholas Financial, Inc. must be received no more than 90 days prior to such meeting.

DIRECTORS’ APPROVAL

The contents of and sending of this Circular have been approved by our board of directors.

DATED AS OF [DATE], 2024.

Irina Nashtatik, Chief Financial Officer & Corporate Secretary

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Exhibit A-1 to Management Proxy Circular
(Special Resolution Related to Continuation and Domestication)

RESOLVED AS A SPECIAL RESOLUTION, WITH OR WITHOUT AMENDMENT, THAT:

1. The Corporation is authorized to apply to the Registrar of Companies for British Columbia under Section 308 of the British Columbia Business Corporations Act (the “BCBCA”) for a continuation to the State of Delaware.

2. The Corporation is authorized to file with the Secretary of State of the State of Delaware the certificate of corporate domestication and a certificate of incorporation pursuant to, and in accordance with the Delaware General Corporation Law (the “DGCL”) as if it has been incorporated thereunder (the “domestication”).

3. Effective on the date of the domestication, the Corporation shall file a certificate of corporate domestication and certificate of incorporation and bylaws in the forms as set out in Exhibits B, C, and D to the management proxy circular dated as of [DATE], 2024 (the “Circular”) each of which is hereby approved in all respects.

4. Notwithstanding that this special resolution shall have been duly passed by the shareholders of the Corporation, the directors of the Corporation are authorized, in their sole discretion, to abandon the application for a certificate of corporate domestication and a certificate of incorporation under the DGCL at any time prior to the filing or issue thereof without further approval of the shareholders of the Corporation.

5. Any director or officer of the Corporation is authorized and directed to execute and deliver or cause to be executed and delivered all such documents and instruments and to take or cause to be taken all such other actions as such director or officer may determine to be necessary or desirable to carry out the intent of the foregoing special resolution, such determination to be conclusively evidenced by the execution and delivery of such documents and instruments and the taking of such actions.

A-1-1

Exhibit A-2 to Management Proxy Circular
(Special Resolution Related to Loan Portfolio Sale)

RESOLVED AS A SPECIAL RESOLUTION, WITH OR WITHOUT AMENDMENT, THAT:

1. The sale of all or substantially all of our undertaking, consisting of motor vehicle retail installment sale contracts and other portions of our undertaking specified in, and pursuant to, a Master Asset Purchase Agreement with Westlake Services, LLC dba Westlake Financial, a California limited liability company (the “Loan Portfolio Sale”), be approved

2. Notwithstanding that this special resolution shall have been duly passed by the shareholders of the Corporation, the directors of the Corporation are authorized, in their sole discretion, to abandon the Loan Portfolio Sale at any time prior to the completion thereof without further approval of the shareholders of the Corporation; and

3. Any director or officer of the Corporation is authorized and directed to execute and deliver or cause to be executed and delivered all such documents and instruments and to take or cause to be taken all such other actions as such director or officer may determine to be necessary or desirable to carry out the intent of the foregoing special resolution, such determination to be conclusively evidenced by the execution and delivery of such documents and instruments and the taking of such actions.

A-2-1

Exhibit B to Management Proxy Circular
(Form of Certificate of Corporate Domestication)

CERTIFICATE OF CORPORATE DOMESTICATION
OF NICHOLAS FINANCIAL, INC.

The undersigned, presently a corporation organized and existing under the laws of British Columbia, Canada, for the purposes of domesticating under the Delaware General Corporation Law (the “DGCL”), does certify that:

1. The corporation (hereinafter called the “corporation”) was first formed, incorporated, or otherwise came into being on July 28, 1986 under the provincial laws of British Columbia, Canada with the name “Nicholas Data Services Ltd.” which was subsequently changes to “Nicholas Financial, Inc.” on August 9, 1993.

2. The name of the corporation immediately prior to the filing of this certificate of corporate domestication was Nicholas Financial, Inc.

3. The name of the corporation as set forth in its certificate of incorporation filed or to be filed in accordance with the DGCL is Nicholas Financial, Inc.

4. The jurisdiction that constituted the seat, siege social, or principal place of business or central administration of the corporation, or other equivalent thereto under applicable law immediately prior to the filing of this certificate of corporate domestication pursuant to the provisions of the DGCL is British Columbia, Canada.

5. The domestication has been approved in the manner provided for by the document, instrument, agreement or other writing, as the case may be, governing the internal affairs of the corporation and the conduct of its business or by applicable non-Delaware law, as appropriate.

6. The effective time of this certificate of corporate domestication shall be [DATE], 2024.

IN WITNESS WHEREOF, the corporation has caused this Certificate to be executed by its duly authorized officer on this [DATE] day of [MONTH], 2024.

NICHOLAS FINANCIAL, INC., a British Columbia, Canada corporation

By:	/s/ Michael Rost
Michael Rost,
its Chief Executive Officer

B-1

Exhibit C to Management Proxy Circular
(Form of Certificate of Incorporation of Nicholas Financial, Inc.)

CERTIFICATE OF INCORPORATION

OF
NICHOLAS FINANCIAL, INC.

I, the undersigned, for the purposes of incorporating and organizing a corporation under the Delaware General Corporation Law (the “DGCL”), do execute this Certificate of Incorporation and do hereby certify as follows:

Article I

The name of the corporation is Nicholas Financial, Inc. (the “Corporation”).

Article II

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, Wilmington, Delaware 19801. The registered agent at such address is The Corporation Trust Co.

Article III

The nature of the business and purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

Article IV

The total number of shares of all classes of stock which the Corporation shall have authority to issue is 55,000,000 shares, consisting solely of: 50,000,000 shares of common stock, no par value per share (the “Common Stock”); and 5,000,000 shares of preferred stock, no par value per share (the “Preferred Stock”).

Upon the effectiveness of the certificate of corporate domestication of Nicholas Financial, Inc., a British Columbia, Canada corporation, and this certificate of incorporation (the “Effective Time”), (i) each common share, no par value per share, of Nicholas Financial, Inc., a British Columbia corporation, issued and outstanding immediately prior to the Effective Time will for all purposes be deemed to be one issued and outstanding, fully paid and nonassessable share of Common Stock, without any action required on the part of the Corporation or the holders thereof. Any stock certificate that, immediately prior to the Effective Time, represented shares of common stock of Nicholas Financial, Inc., a British Columbia corporation, will, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent the same number of shares of the Common Stock.

The following is a statement of the powers, designations, preferences, relative rights, qualifications, limitations, and restrictions in respect of each class of capital stock of the Corporation.

A. COMMON STOCK.

1.General. The voting, dividend and liquidation rights of the holders of Common Stock are subject to and qualified by the rights of the holders of Preferred Stock.

2. Voting. The holders Common Stock are entitled to one vote for each share held as of the record date for each meeting of stockholders on all matters submitted to the stockholders of the Corporation for vote. There shall be no cumulative voting.

3. Dividends. Dividends may be declared and paid on the Common Stock from funds lawfully available therefor if, as and when determined by the board of directors of the Corporation (the “Board of Directors”) and subject to any preferential dividend rights of any then outstanding shares of Preferred Stock.

B. PREFERRED STOCK.

Preferred Stock may be issued from time to time in one or more series. The Board of Directors is authorized to fix the number of shares of any series of Preferred Stock and to determine the designation of any such series. The Board of Directors is also authorized to determine or alter the powers, rights, preferences, qualifications, restrictions, and limitations granted to or imposed upon any wholly unissued series of Preferred Stock and, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series subsequent to the issue of shares of that series.

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C. GENERAL.

The number of authorized shares of any class or classes of stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the outstanding stock of the Corporation entitled to vote.

Article V

The name and mailing address of the incorporator are as follows:

Anthony D. Scioli
Kutak Rock LLP
1650 Farnam Street
Omaha, Nebraska 68102

Article VI

No director of the Corporation shall be personally liable to the Corporation or to any of its stockholders for monetary damages for breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability; provided, however, that to the extent required from time to time by applicable law, this Article VI shall not eliminate or limit the liability of a director, to the extent such liability is provided by applicable law, (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transactions from which the director derived an improper personal benefit. If the DGCL hereafter is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended DGCL. No amendment to or repeal of this Article VI shall apply to or have any effect on the liability or alleged liability of any director for or with respect to any acts or omissions of such director occurring prior to the effective date of such amendment or repeal.

Article VII

Any action required or permitted to be taken by the stockholders of the Corporation may be taken only at a duly called annual or special meeting of the stockholders, or by the written consent of stockholders.

Article VIII

In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized to make, alter and repeal the bylaws of the Corporation.

Article IX

The powers of the incorporator are to terminate upon the filing of this Certificate of Incorporation with the Secretary of State of the State of Delaware. The Board of Directors of the Corporation shall be composed of not less than five (5) nor more than eleven (11) directors, the specific number to be set by resolution of the board or the stockholders. The names of the persons who are to serve as the initial directors of the Corporation until the annual meeting of stockholders of the Corporation following the filing of this certificate of incorporation, or until his or her successor is duly elected and qualified, are: Jeffrey C. Royal, Mark Hutchins, Adam K. Peterson, Jeremy Q. Zhu and Brendan Keating. The mailing address of such persons is c/o Nicholas Financial, Inc., 26133 US Hwy 19 North, Suite 300 Clearwater, Florida 33763.

The effective time of this certificate of incorporation shall be [DATE], 2024.

The undersigned incorporator hereby acknowledges that the foregoing certificate of incorporation is his act and deed on this [DATE] day of [MONTH], 2024.

Anthony D. Scioli,
Incorporator

C-2

Exhibit D to Management Proxy Circular
(Form of Bylaws of Nicholas Financial, Inc.)

NICHOLAS FINANCIAL, INC.
BYLAWS

ARTICLE 1
Registered Office and Registered Agent

The registered office of the corporation shall be located in the State of Delaware at such place as may be fixed from time to time by the board of directors (the “Board”) upon filing such notices as may be required by law, and the registered agent shall have a business office identical with such registered office. Any change in the registered agent or registered office shall be effective upon filing such change with the Office of the Secretary of State of the State of Delaware unless a later date is specified.

ARTICLE 2
Stockholders

2.1 Meeting Place. All meetings of the stockholders shall be held at the principal place of business of the corporation, or at such other place, within or without the State of Delaware, as shall be determined from time to time by the Board, and the place at which any such meeting shall be held shall be stated in the notice of the meeting.

2.2 Annual Meeting. The annual meeting of stockholders for the election of directors and for the transaction of such other business as may properly come before the meeting shall be held as nearly as practicable during the second fiscal quarter next following the end of the corporation’s fiscal year in each year, at the hour and day set by resolution of the Board as stated in the notice of the meeting. The time and place of holding any annual meeting may be changed by resolution of the Board, provided the notification of such change shall meet the notice requirements pursuant to Section 2.4 of this Article.

2.3 Special Meetings. Special meetings for any purpose may be called at any time by the Board, by the Chairman or by the President and Chief Executive Officer.

2.4 Notice of Meeting.

2.4.1 Written or printed notice of the time, the place and the purpose or purposes of the annual meeting of the stockholders shall be sent to each stockholder of record entitled to vote at the meeting by mail, private carrier, personal delivery, facsimile machine, telegram or teletype. Such notice shall be sent at least ten (10) days, and not more than sixty (60) days, prior to the meeting; provided, however, that if a purpose or purposes of such annual meeting are to consider an amendment to the corporation’s certificate of incorporation; a merger of the corporation or an exchange involving shares of the corporation’s capital stock; a sale of all or substantially all of the corporation’s assets; or consider the dissolution of the corporation, then such notice shall be sent at least twenty (20) days and not more than sixty (60) days prior to the meeting. Notice shall be considered effective upon dispatch.

2.4.2 Written or printed notice of the time, the place and the purpose or purposes of any specially called meeting of the stockholders shall be sent to each stockholder of record entitled to vote at the meeting by mail, private carrier, personal delivery or facsimile machine. Such notice shall be sent at least ten (10) days, and not more than sixty (60) days, prior to the meeting; provided, however, that if a purpose of such specially called meeting includes one of the specific purposes stated in Section 2.4.1 above, then the notice shall be sent at least twenty (20) days and not more than sixty (60) days, prior to such meeting. Notice shall be considered effective upon dispatch as specified herein.

2.5 Voting Record. At least ten days before each meeting of the stockholders, a complete record of stockholders entitled to vote at such meeting, or any adjournment thereof, shall be made, arranged in alphabetical order with the address of and number of shares held by each principal stockholder, which record shall be kept on file at the principal office of the corporation or at a place identified in the meeting notice in the city where the meeting will be held for a period of ten days prior to such meeting. The record shall be kept open at the time and place of such meeting for inspection by any stockholder during regular business hours. Failure to comply with the requirements of this subsection shall not affect the validity of any action taken at a meeting.

2.6 Quorum and Adjourned Meetings. Not less than one third of the outstanding shares of the corporation entitled to vote, represented in person or by appointment of a proxy, shall constitute a quorum at a meeting of the stockholders. If less than one third of the outstanding shares entitled to vote are represented at a meeting, a majority of the shares so represented may adjourn the meeting from time to time without further notice. If a quorum is present or represented at a reconvened meeting following such an adjournment, any business may be transacted that might have been transacted at the meeting as originally called. The stockholders present at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to then constitute less than a quorum.

2.7 Advance Notice of Director Nominations. Nominations for the Board and other business may be brought before a meeting of stockholders solely by holders of those classes of stock entitled to voting rights as set forth in the certificate of incorporation, and solely in accordance with the provisions of this Section 2.7. For such nominations for the Board or for such other business to be properly brought by a stockholder before a meeting of stockholders, the stockholder must first have given timely written notice thereof to the secretary of the corporation. To be timely, a notice of nominations or other business to be brought before an annual meeting of stockholders must be delivered to the secretary not less than 90 nor more than 120 days prior to the first anniversary of the date of the corporation’s annual meeting of the preceding year, or if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary, such notice must be delivered not earlier than 90 days prior to such annual meeting and not later than the later of (i) 60 days prior to the annual meeting or (ii) 10 days following the date on which public announcement of the date of such annual meeting is first made by the corporation. With respect to special meetings of stockholders, such notice must be delivered to the secretary not more than 120 days prior to such meeting and not later than the later of (i) 90 days prior to such meeting or (ii) 10 days following the date on which public announcement of the date of such meeting is first made by the corporation. Such notice must contain the name and address of the stockholder delivering the notice and a statement with respect to the amount of the corporation’s stock beneficially and/or legally owned by such stockholder, the nature of any such beneficial ownership of such stock, the beneficial ownership of any such stock legally held by such stockholder but beneficially owned by one or more others, and the length of time for which all such stock has been beneficially or legally owned by such stockholder, and information about each nominee for election as a director substantially equivalent to that which would be required in a proxy statement pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated by the Securities and Exchange Commission thereunder, or a description of the proposed business to be brought before the meeting, as the case may be. The foregoing notice requirements of this Section 2.7 shall be deemed satisfied by a stockholder with respect to business other than a nomination if the stockholder has notified the corporation of his, her or its intention to present a proposal at an annual meeting in compliance with applicable rules and regulations promulgated under the Exchange Act and such stockholder’s proposal has been included in a proxy statement that has been prepared by the corporation to solicit proxies for such annual meeting.

ARTICLE 3
Shares

3.1 Issuance of Shares. No shares of stock shall be issued unless authorized by the Board. Such authorization shall include the maximum number of shares to be issued and the consideration to be received for each share. No certificate shall be issued for any share until consideration for such share is fully paid.

3.2 Certificates. Certificates representing shares of the corporation shall be issued in numerical order, and each stockholder shall be entitled to a certificate signed by the president and chief executive officer or a vice president, and the secretary or an assistant secretary. The signatures of such officers may be facsimiles if the certificate is manually signed on behalf of a transfer agent or registered by a registrar other than the corporation itself or an employee of the corporation. If an officer who has signed or whose facsimile signature has been placed upon such certificate ceases to be such officer before the certificate is issued, it may be issued by the corporation with the same effect as if such person were an officer on the date of issue. Each certificate shall state:

A. the name of the corporation and its organization under the laws of the State of Delaware;

B. the name of the person to whom issued;

C. the number and class of shares and the designation of the series, if any, which such certificate represents; and

D. the restrictions set forth in Section 3.5 (if required), restrictions arising under the terms of any agreement affecting the designations, relative rights, preferences or limitations of such shares, or such other restrictions as the Board determines to be necessary.

3.3 Transfers.

3.3.1 Transfer of shares shall be made only upon the stock transfer books of the corporation which shall be kept at the registered office of the corporation, its principal place of business, or at the office of its transfer agent or registrar. The Board may, by resolution, open a share register in any state and may employ an agent or agents to keep such register and to record transfers of shares therein.

3.3.2 Shares of the corporation shall be transferred by delivery of the certificates therefor, accompanied either by an assignment in writing on the back of the certificate, an assignment separate from the certificate or a written power of attorney to sell, assign and transfer the same signed by the holder of the certificate. No shares of the corporation shall be transferred on the books of the corporation until the outstanding certificates therefor have been surrendered to the corporation.

3.4 Registered Owner. Registered stockholders shall be treated by the corporation as holders in fact of shares standing in their respective names and the corporation shall not be bound to recognize any equitable or other claim to or interest in any share on the part of any other person, whether or not it shall have express or other notice thereof, except as expressly provided below or by the laws of the State of Delaware.

3.5 Mutilated, Lost or Destroyed Certificates. In case of any mutilation, loss or destruction of any certificate of shares, another may be issued in its place on proof of such mutilation, loss or destruction. The Board may impose conditions on such issuance and may require the giving of a satisfactory bond or indemnity to the corporation in such sum as the Board might determine or establish such other procedures as the Board deems necessary.

3.6 No Fractional Shares or Scrip. The corporation shall not have the authority to issue fractions of shares or scrip. Any issuance of fractional shares or scrip shall be void ab initio.

ARTICLE 4
Board of Directors

4.1 General Powers. All corporate powers shall be exercised by or under the authority of, and the business and affairs of the corporation shall be managed under the direction of, the Board, except as may be otherwise provided in the certificate of incorporation or the Delaware General Corporation Law.

4.2 Number and Tenure. The Board shall be composed of not less than five (5) nor more than eleven (11) directors, the specific number to be set by resolution of the Board or the stockholders. The number of directors may be changed from time to time by amendment to these bylaws, but no decrease in the number of directors shall have the effect of shortening the term of any incumbent director. Unless a director dies, resigns or is removed he or she shall hold office until the next annual meeting of stockholders or until his or her successor is elected, whichever is later. Directors need not be stockholders of the corporation or residents of the State of Delaware.

4.3 Chairman and Vice-Chairman. The directors shall choose from among them a chairman and a vice-chairman. The chairman shall preside at all meetings of the stockholders and directors, and shall have such other duties as may be prescribed by the Board. During the absence or disability of the chairman, the vice-chairman shall exercise all functions of the chairman.

4.4 Vacancies. All vacancies in the Board, whether caused by resignation, death or otherwise, may be filled by the affirmative vote of a majority of the remaining directors though less than a quorum of the Board. A director elected to fill any vacancy shall hold office for the unexpired term of his or her predecessor and until his or her successor is elected and qualified. Any directorship to be filled by reason of an increase in the number of directors may be filled by the Board for a term of office continuing only until the next election of directors by the stockholders.

4.5 Removal of Directors. At a meeting of stockholders called expressly for that purpose, the entire Board or any member thereof may be removed, with or without cause, by a vote of the holders of a majority of shares then entitled to vote at an election of directors. If the certificate of incorporation permit cumulative voting in the election of directors, then if less than the entire Board is to be removed, no one of the directors may be removed if the votes cast against his or her removal would be sufficient to elect such director if then cumulatively voted at an election of the entire Board.

4.6 Annual and Regular Meetings. The annual meeting of the Board shall be held without notice immediately after and at the same place as the annual meeting of stockholders. By resolution the Board or any committee thereof may specify the time and place either within or without the State of Delaware for holding regular meetings thereof without other notice than such resolution.

4.7 Special Meetings. Special meetings of the Board or any committee appointed by the Board may be called, in the case of special Board meetings, by the President and Chief Executive Officer or by any two directors, and in the case of any special meeting of any committee appointed by the Board, by the President and Chief Executive Officer or any two members of such committee. The person or persons authorized to call special meetings may fix any place either within or without the State of Delaware as the place for holding any special Board or committee meeting called by them.

4.8 Notice of Special Meetings. Notice of a special Board or committee meeting stating the place, day and hour of the meeting shall be given to a director in writing or orally by telephone or in person. Neither the business to be transacted at, nor the purpose of, any special meeting need be specified in the notice of such meeting.

4.8.1 Personal Delivery. If notice is given by personal delivery, the notice shall be effective if delivered to a director at least 48 hours prior to the meeting.

4.8.2 Delivery by Mail or Private Carrier. If notice is delivered by mail or private carrier, the notice shall be deemed effective if deposited in the official government mail or private carrier, with postage paid, properly addressed to a director at the director’s address shown on the records of the corporation with postage prepaid at least five days before the meeting.

4.8.3 Oral, Telephone, Teletype, Telegram or Facsimile Notice. If notice is delivered orally, by telephone, teletype, telegraph, facsimile machine or in person, the notice shall be deemed effective if given to the director at least 48 hours prior to the meeting.

4.9 Quorum and Manner of Acting.

4.9.1 A majority of the number of directors then in office or one-third of the number of directors fixed by or in the manner provided in these bylaws, whichever is greater, shall constitute a quorum for the transaction of business at any Board meeting, but if less than a quorum are present at any time during a meeting, the chairman of the meeting shall adjourn the meeting without further notice.

4.9.2 The act of the majority of the directors present at a Board meeting at which there is a quorum shall be the act of the Board, unless the vote of a greater number is required by these bylaws, the Certificate of incorporation or the Delaware General Corporation Law.

4.10 Waiver of Notice.

4.10.1 In Writing. Whenever notice is required to be given to any director or committee member under these bylaws, the certificate of incorporation or the Delaware General Corporation Law, a waiver thereof in writing, signed by the person or persons entitled to such notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board or any committee appointed by the Board need be specified in the waiver of notice of such meeting.

4.10.2 By Attendance. The attendance of a director or committee member at a meeting shall constitute a waiver of notice of such meeting, except where the director or committee member attends a meeting for the express purpose of objecting to the transaction of any business because the meeting is not lawfully called or convened.

4.11 Presumption of Assent. A director present at a Board meeting at which action on any corporate matter is taken shall be presumed to have assented to the action taken unless his dissent is entered in the minutes of the meeting, unless he files his written dissent to such action with the person acting as the secretary of the meeting before the adjournment thereof, or unless he forwards such dissent by registered mail to the Secretary immediately after adjournment of the meeting. Such right to dissent shall not apply to a director who voted in favor of such action.

4.12 Resignation. Any director may resign at any time by delivering written notice to the president, secretary or registered office of the corporation, or by giving oral notice at any officially called meeting of the Board or stockholders.

4.13 Executive and Other Committees. The Board, by resolution adopted by a majority of the full Board, may designate from among its members an executive committee and one or more other standing or special committees. The executive committee shall have and may exercise all the authority of the Board, and other standing or special committees may be invested with such powers, subject to such conditions, as the Board shall see fit; provided that, notwithstanding the above, no committee of the Board shall have the authority to: authorize distributions, except according to a general formula or method prescribed by the Board; approve or propose to stockholders actions or proposals required by the Delaware General Corporation Law to be approved by stockholders; fill vacancies on the Board or any committee thereof; amend the certificate of incorporation; adopt, amend or repeal these bylaws; approve a plan of merger not requiring stockholder approval; authorize or approve the issuance or sale or contract for sale of shares, or determine the designation and relative rights, preferences, and limitations of a class or series of shares, except that the Board may authorize a committee, or a senior executive officer of the corporation to do so within limits specifically prescribed by the Board.

The creation of, delegation of authority to, or action by a committee does not alone constitute compliance by a director with the standards of conduct described in the Delaware General Corporation Law.

4.14 Remuneration. The directors shall be paid for their services in such amounts as may be fixed by resolution of the Board; provided, that nothing herein contained shall be construed to preclude any director from serving the corporation in any other capacity and receiving compensation therefor. Members of standing or special committees of the Board may also be compensated for their services in such amounts as may be fixed by resolution of the Board.

4.15 Action by Board or Committee Without a Meeting. Any action required or which may be taken at a meeting of the Board or a committee thereof may be taken without a meeting if a consent in writing, setting forth the action so taken or to be taken, shall be signed by all directors or committee members as the case may be.

4.16 Participation of Directors by Communication Equipment. Members of the Board or committees thereof may participate in a meeting of the Board or a committee by means by which all directors participating can hear each other during the meeting. Participation by such means shall constitute presence in person at a meeting.

ARTICLE 5
Officers

5.1 Designations. The officers of the corporation shall be a president and chief executive officer, a secretary and a treasurer and chief financial officer, each of whom shall be elected by the Board. In addition, one or more vice presidents and such other officers and assistant officers may be elected or appointed by the Board, such officers and assistant officers to hold office for such period, have such authority and perform such duties as are provided in these bylaws or as may be provided by resolution of the Board. Any officer may be assigned by the Board any additional title that the Board deems appropriate.

The Board may delegate to any officer or agent the power to appoint any such subordinate officers or agents and to prescribe their respective terms of office, authority and duties. Any two or more offices may be held by the same person.

5.2 Election and Term of Office. The officers of the corporation shall be elected annually by the Board at the meeting of the Board held after the annual meeting of the stockholders. If the election of officers is not held at such meeting, such election shall be held as soon thereafter as a Board meeting conveniently may be held. Unless an officer dies, resigns or is removed from office, the officer shall hold office until the next annual meeting of the Board or until his or her successor is elected.

5.3 President and Chief Executive Officer. The president and chief executive officer shall have general supervision of the affairs of the corporation, shall preside at all meetings of the stockholders during the absence or disability of the chairman and vice-chairman, and shall perform all such other duties as are incident to such office or are properly required of the president by the Board. Together with the secretary or other officer of the corporation authorized by the Board, the president and chief executive officer may sign certificates for shares of the corporation, deeds, mortgages, bonds, contracts or other instruments that the Board has authorized to be executed, except when the signing and execution thereof has been expressly delegated by the Board or by these bylaws to some other officer or agent of the corporation, or as required by law to be otherwise signed or executed by some other officer or in some other manner. In general, the president and chief executive officer shall perform all duties incident to such office, and such other duties as may be prescribed by the Board from time to time.

5.4 Vice-Presidents. During the absence or disability of the president and chief executive officer, the vice-presidents, if any, in the order designated by the Board, shall exercise all functions of the president and chief executive officer. Each vice-president shall have such powers and discharge such duties as may be assigned to him from time to time by the Board.

5.5 Secretary and Assistant Secretaries. The secretary shall issue notices for all meetings, shall keep minutes of all meetings, shall have charge of the seal, if any, and the corporate minute books and records, and shall make such reports and perform such other duties as are incident to such office or as are properly required of the secretary by the Board. The assistant secretary or assistant secretaries, in the order designated by the Board, shall perform all duties of Secretary during the absence or disability of the secretary, and at other times shall perform such duties as are directed by the president and chief executive officer or the Board.

5.6 Treasurer and Chief Financial Officer. The treasurer and chief financial officer shall have the custody of all monies and securities of the corporation and shall keep regular books of account. The treasurer and chief financial officer shall disburse the funds of the corporation in payment of the just demands against the corporation or as may be ordered by the Board, taking proper vouchers for such disbursements, and shall render to the Board, from time to time as may be required, an account of all transactions as treasurer and chief financial officer and of the corporation’s financial condition. The treasurer and chief financial officer shall perform other duties incident to his office as are properly required of him by the Board. The assistant treasurer or assistant treasurers, in the order designated by the Board, shall perform all duties of treasurer and chief financial officer in the absence or disability of the treasurer and chief financial officer, and at other times shall perform such other duties as are directed by the president and chief executive officer or the Board.

5.7 Delegation. In the case of absence or inability to act of any officer of the corporation and, of any person herein authorized to act in the place of such person, the Board may from time to time delegate the powers or duties of such officer to any other officer, director or person whom it may select.

5.8 Other Officers. The Board may appoint such other officers and agents as it shall deem necessary or expedient, who shall hold offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board.

5.9 Resignation. Any officer may resign at any time by delivering written notice to the chairman of the Board, the president, a vice president, the secretary or the Board, or by giving oral notice at any officially called meeting of the Board. Any such resignation shall take effect at the time specified therein, or if the time is not specified, upon delivery thereof and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

5.10 Removal. Any officer or agent elected or appointed by the Board may be removed by the Board whenever in its judgment the best interests of the corporation would be served thereby, but such removal shall be without prejudice to the contract rights, if any, of the person so removed.

5.11 Vacancies. A vacancy in any office because of death, resignation, removal, disqualification, creation of a new office or any other cause may be filled by the Board for the unexpired portion of the term or for a new term established by the Board.

5.12 Salaries. The salaries of the officers shall be fixed from time to time by the Board or by any person or persons to whom the Board has delegated such authority. No officer shall be prevented from receiving such salary because he or she is also a director of the corporation.

ARTICLE 6
Contracts, Loans, Checks and Deposits

6.1 Contracts. The Board may authorize any officer or officers, or agent or agents, to enter into any contract or execute and deliver any instrument in the name of and on behalf of the corporation. Such authority may be general or confined to specific instances.

6.2 Loans to the Corporation. No loans shall be contracted on behalf of the corporation and no evidences of indebtedness shall be issued in its name unless authorized by a resolution of the Board. Such authority may be general or confined to specific instances.

6.3 Checks, Drafts, Etc. All checks, drafts or other orders for the payment of money, notes or other evidences of indebtedness issued in the name of the corporation shall be signed by such officer or officers, and agent or agents, of the corporation and in such manner as shall from time to time be determined by resolution of the Board.

6.4 Deposits. All funds of the corporation not otherwise employed shall be deposited from time to time to the credit of the corporation in such banks, trust companies or other depositories as the Board may select.

ARTICLE 7
Indemnification of Officers, Directors, Employees, and Other Agents

7.1 Directors and Officers. The corporation shall indemnify its directors and officers to the fullest extent permitted by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of alleged occurrences of actions or omissions preceding any such amendment, only to the extent that such amendment permits the corporation to provide broader indemnification rights than such law permitted the corporation to provide prior to such amendment).

7.2 Employees and Other Agents. The corporation shall have power to indemnify its employees and other agents as set forth in the Delaware General Corporation Law.

7.3 No Presumption of Bad Faith. The termination of any proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed, in the case of conduct in the person’s official capacity, the person’s conduct was in the corporation’s best interests and in all other cases, the person’s conduct was at least not opposed to the corporation’s best interests, and with respect to any criminal proceeding, that the person had reasonable cause to believe that the conduct was lawful.

7.4 Advances of Expenses. The expenses incurred by a director or officer in any proceeding shall be paid by the corporation in advance at the written request of the director or officer, if the director or officer:

A. furnishes the corporation a written affirmation of such person’s good faith belief that such person is entitled to be indemnified by the corporation; and

B. furnishes the corporation a written undertaking to repay such advance to the extent that it is ultimately determined by a court that such person is not entitled to be indemnified by the expenses and without regard to the person’s ultimate entitlement to indemnification under this bylaw or otherwise.

7.5 Enforcement. Without the necessity of entering into an express contract, all rights to indemnification and advances under this bylaw shall be deemed to be contractual rights and be effective to the same extent and as if provided for in a contract between the corporation and the director or officer who serves in such capacity at any time while this bylaw and relevant provisions of the Delaware General Corporation Law and other applicable law, if any, are in effect. Any right to indemnification or advances granted by this bylaw to a director or officer shall be enforceable by or on behalf of the person holding such right in any court of competent jurisdiction if (i) the claim for indemnification or advances is denied, in whole or in part, or (ii) no disposition of such claim is made within ninety (90) days of request therefor. The claimant in such enforcement action, if successful in whole or in part, shall be entitled to be paid also the expense of prosecuting a claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in connection with any proceeding in advance of its final disposition when the required affirmation and undertaking have been tendered to the corporation) that the claimant has not met the standards of conduct which make it permissible under the Delaware General Corporation Law for the corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the corporation. Neither the failure of the corporation (including its Board, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because the claimant has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the corporation (including its Board, independent legal counsel or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

7.6 Non-Exclusivity of Rights. The rights conferred on any person by this bylaw shall not be exclusive of any other right which such person may have or hereafter acquire under any statute, provision of the certificate of incorporation, bylaws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in the person’s official capacity and as to action in another capacity while holding office. The corporation is specifically authorized to enter into individual contracts with any or all of its directors, officers, employees or agents respecting indemnification and advances, to the fullest extent permitted by the law.

7.7 Survival of Rights. The rights conferred on any person by this bylaw shall continue as to a person who has ceased to be a director, officer, employee or other agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

7.8 Insurance. To the fullest extent permitted by the Delaware General Corporation Law, the corporation, upon approval by the Board, may purchase insurance on behalf of any person required or permitted to be indemnified pursuant to this bylaw.

7.9 Amendments. Any repeal of this bylaw shall only be prospective and no repeal or modification hereof shall adversely affect the rights under this bylaw in effect at the time of the alleged occurrence of any action or omission to act that is the cause of any proceeding against any agent of the corporation.

7.10 Savings Clause. If this bylaw or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, the corporation shall indemnify each director, officer or other agent to the fullest extent permitted by any applicable portion of this Bylaw that shall not have been invalidated, or by any other applicable law.

7.11 Certain Definitions. For the purposes of this bylaw, the following definitions shall apply:

A. “corporation” shall include any domestic or foreign predecessor entity of a corporation in a merger or other transaction in which the predecessor’s existence ceased upon consummation of the transaction.

B. “director” shall mean an individual who is or was a director of a corporation or an individual who, while a director of a corporation, is or was serving at the corporation’s request as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise. A director is considered to be serving an employee benefit plan at the corporation’s request if the director’s duties to the corporation also impose duties on, or otherwise involve services by, the director to the plan or to participants in or beneficiaries of the plan. “Director” includes, unless the context requires otherwise, the estate or personal representative of a director.

C. “expenses” shall include counsel fees.

D. “official capacity” shall mean: when used in regard to a director, the office of director in a corporation or to an individual other than a director, as contemplated in the Act, the office in a corporation held by the officer or the employment or agency relationship undertaken by the employee or agent on behalf of the corporation. “Official capacity” does not include service for any other foreign or domestic corporation or any partnership, joint venture or other enterprise.

E. “proceeding” shall mean any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal.

ARTICLE 8
Books and Records

8.1 Books of Accounts, Minutes, and Share Register. The corporation shall keep the corporation’s minute books and all other official records of accounts at its registered office or principal place of business. The corporation shall keep these minute books and other official records in written form or in a form that may easily be converted to written form. These official records shall include, at a minimum, the certificate of incorporation of the corporation and all amendments thereto; the bylaws of the corporation and all amendments thereto; the minutes of all stockholder, Board and committee meetings, and records of all actions taken by the stockholders, Board and committees without a meeting; the financial statements of the corporation for the prior three years; all written communications to the stockholders of the corporation for the prior three years; a register of the names and addresses of the corporation’s directors and officers; the corporation’s annual reports for the prior three years. In addition, the corporation shall maintain at its principal place of business or at the office of its transfer agent or registrar, a share register giving the names of the stockholders in alphabetical order and showing their respective addresses and the number of shares held by each, and the stock transfer books of the corporation.

8.2 Copies of Resolutions. Any person dealing with the corporation may rely upon a copy of any of the records of the proceedings, resolutions, or votes of the Board or stockholders, when certified by the president or secretary.

ARTICLE 9
Corporate Seal

The Board may provide for a corporate seal which shall have inscribed thereon the name of the corporation, the state of incorporation, the year of incorporation and the words “corporate seal.”

ARTICLE 10
Accounting Fiscal Year

The accounting year of the corporation shall end on March 31, provided that if a different accounting year is at any time selected for purposes of federal income taxes, the accounting year shall be the year so selected.

ARTICLE 11
Amendments

The Board may alter, amend or repeal these bylaws, or adopt new bylaws. The stockholders may also alter, amend or repeal these bylaws, or adopt new bylaws by vote of a majority of the outstanding voting power of the shares entitled to vote thereon. Any alteration, amendment or repeal of these bylaws made by the Board may be altered, amended or repealed by the stockholders.

The foregoing bylaws were adopted by resolution of the Board on the ____ day of __________, 202_.

NICHOLAS FINANCIAL, INC.

By:	______________________________
Irina Nashtatik, Corporate Secretary

Exhibit E to Management Proxy Circular

(Sections 237 - 247 of the BCBCA)

SECTIONS 237 - 247 OF THE BRITISH COLUMBIA

BUSINESS CORPORATIONS ACT

Right to Dissent

Definitions and application

237 (1) In this Division:

“dissenter” means a shareholder who, being entitled to do so, sends written notice of dissent when and as required by section 242;

“notice shares” means, in relation to a notice of dissent, the shares in respect of which dissent is being exercised under the notice of dissent;

“payout value” means,

(a)
in the case of a dissent in respect of a resolution, the fair value that the notice shares had immediately before the passing of the resolution,
(b)
in the case of a dissent in respect of an arrangement approved by a court order made under section 291 (2) (c) that permits dissent, the fair value that the notice shares had immediately before the passing of the resolution adopting the arrangement, or
(c)
in the case of a dissent in respect of a matter approved or authorized by any other court order that permits dissent, the fair value that the notice shares had at the time specified by the court order,

excluding any appreciation or depreciation in anticipation of the corporate action approved or authorized by the resolution or court order unless exclusion would be inequitable.

(2)
This Division applies to any right of dissent exercisable by a shareholder except to the extent that
(a)
the court orders otherwise, or
(b)
in the case of a right of dissent authorized by a resolution referred to in section 238 (1) (g), the court orders otherwise or the resolution provides otherwise.

Right to dissent

238 (1) A shareholder of a company, whether or not the shareholder’s shares carry the right to vote, is entitled to dissent as follows:

(a)
under section 260, in respect of a resolution to alter the articles to alter restrictions on the powers of the company or on the business it is permitted to carry on;
(b)
under section 272, in respect of a resolution to adopt an amalgamation agreement;
(c)
under section 287, in respect of a resolution to approve an amalgamation under Division 4 of Part 9;
(d)
in respect of a resolution to approve an arrangement, the terms of which arrangement permit dissent;
(e)
under section 301 (5), in respect of a resolution to authorize or ratify the sale, lease or other disposition of all or substantially all of the company’s undertaking;
(f)
under section 309, in respect of a resolution to authorize the continuation of the company into a jurisdiction other than British Columbia;
(g)
in respect of any other resolution, if dissent is authorized by the resolution;
(h)
in respect of any court order that permits dissent.
(2)
A shareholder wishing to dissent must
(a)
prepare a separate notice of dissent under section 242 for
(i)
the shareholder, if the shareholder is dissenting on the shareholder’s own behalf, and
(ii)
each other person who beneficially owns shares registered in the shareholder’s name and on whose behalf the shareholder is dissenting,

(b)
identify in each notice of dissent, in accordance with section 242 (4), the person on whose behalf dissent is being exercised in that notice of dissent, and
(c)
dissent with respect to all of the shares, registered in the shareholder’s name, of which the person identified under paragraph (b) of this subsection is the beneficial owner.
(3)
Without limiting subsection (2), a person who wishes to have dissent exercised with respect to shares of which the person is the beneficial owner must
(a)
dissent with respect to all of the shares, if any, of which the person is both the registered owner and the beneficial owner, and
(b)
cause each shareholder who is a registered owner of any other shares of which the person is the beneficial owner to dissent with respect to all of those shares.

Waiver of right to dissent

239 (1) A shareholder may not waive generally a right to dissent but may, in writing, waive the right to dissent with respect to a particular corporate action.

(2)
A shareholder wishing to waive a right of dissent with respect to a particular corporate action must
(a)
provide to the company a separate waiver for
(i)
the shareholder, if the shareholder is providing a waiver on the shareholder’s own behalf, and
(ii)
each other person who beneficially owns shares registered in the shareholder’s name and on whose behalf the shareholder is providing a waiver, and
(b)
identify in each waiver the person on whose behalf the waiver is made.
(3)
If a shareholder waives a right of dissent with respect to a particular corporate action and indicates in the waiver that the right to dissent is being waived on the shareholder’s own behalf, the shareholder’s right to dissent with respect to the particular corporate action terminates in respect of the shares of which the shareholder is both the registered owner and the beneficial owner, and this Division ceases to apply to
(a)
the shareholder in respect of the shares of which the shareholder is both the registered owner and the beneficial owner, and
(b)
any other shareholders, who are registered owners of shares beneficially owned by the first mentioned shareholder, in respect of the shares that are beneficially owned by the first mentioned shareholder.
(4)
If a shareholder waives a right of dissent with respect to a particular corporate action and indicates in the waiver that the right to dissent is being waived on behalf of a specified person who beneficially owns shares registered in the name of the shareholder, the right of shareholders who are registered owners of shares beneficially owned by that specified person to dissent on behalf of that specified person with respect to the particular corporate action terminates and this Division ceases to apply to those shareholders in respect of the shares that are beneficially owned by that specified person.

Notice of resolution

240 (1) If a resolution in respect of which a shareholder is entitled to dissent is to be considered at a meeting of shareholders, the company must, at least the prescribed number of days before the date of the proposed meeting, send to each of its shareholders, whether or not their shares carry the right to vote,

(a)
a copy of the proposed resolution, and
(b)
a notice of the meeting that specifies the date of the meeting, and contains a statement advising of the right to send a notice of dissent.
(2)
If a resolution in respect of which a shareholder is entitled to dissent is to be passed as a consent resolution of shareholders or as a resolution of directors and the earliest date on which that resolution can be passed is specified in the resolution or in the statement referred to in paragraph (b), the company may, at least 21 days before that specified date, send to each of its shareholders, whether or not their shares carry the right to vote,
(a)
a copy of the proposed resolution, and
(b)
a statement advising of the right to send a notice of dissent.

(3)
If a resolution in respect of which a shareholder is entitled to dissent was or is to be passed as a resolution of shareholders without the company complying with subsection (1) or (2), or was or is to be passed as a directors’ resolution without the company complying with subsection (2), the company must, before or within 14 days after the passing of the resolution, send to each of its shareholders who has not, on behalf of every person who beneficially owns shares registered in the name of the shareholder, consented to the resolution or voted in favour of the resolution, whether or not their shares carry the right to vote,
(a)
a copy of the resolution,
(b)
a statement advising of the right to send a notice of dissent, and
(c)
if the resolution has passed, notification of that fact and the date on which it was passed.
(4)
Nothing in subsection (1), (2) or (3) gives a shareholder a right to vote in a meeting at which, or on a resolution on which, the shareholder would not otherwise be entitled to vote.

Notice of court orders

241 If a court order provides for a right of dissent, the company must, not later than 14 days after the date on which the company receives a copy of the entered order, send to each shareholder who is entitled to exercise that right of dissent

(a)
a copy of the entered order, and
(b)
a statement advising of the right to send a notice of dissent.

Notice of dissent

242 (1) A shareholder intending to dissent in respect of a resolution referred to in section 238 (1) (a), (b), (c), (d), (e) or (f) must,

(a)
if the company has complied with section 240 (1) or (2), send written notice of dissent to the company at least 2 days before the date on which the resolution is to be passed or can be passed, as the case may be,
(b)
if the company has complied with section 240 (3), send written notice of dissent to the company not more than 14 days after receiving the records referred to in that section, or
(c)
if the company has not complied with section 240 (1), (2) or (3), send written notice of dissent to the company not more than 14 days after the later of
(i)
the date on which the shareholder learns that the resolution was passed, and
(ii)
the date on which the shareholder learns that the shareholder is entitled to dissent.
(2)
A shareholder intending to dissent in respect of a resolution referred to in section 238 (1) (g) must send written notice of dissent to the company
(a)
on or before the date specified by the resolution or in the statement referred to in section 240 (2) (b) or (3) (b) as the last date by which notice of dissent must be sent, or
(b)
if the resolution or statement does not specify a date, in accordance with subsection (1) of this section.
(3)
A shareholder intending to dissent under section 238 (1) (h) in respect of a court order that permits dissent must send written notice of dissent to the company
(a)
within the number of days, specified by the court order, after the shareholder receives the records referred to in section 241, or
(b)
if the court order does not specify the number of days referred to in paragraph (a) of this subsection, within 14 days after the shareholder receives the records referred to in section 241.
(4)
A notice of dissent sent under this section must set out the number, and the class and series, if applicable, of the notice shares, and must set out whichever of the following is applicable:
(a)
if the notice shares constitute all of the shares of which the shareholder is both the registered owner and beneficial owner and the shareholder owns no other shares of the company as beneficial owner, a statement to that effect;

(b)
if the notice shares constitute all of the shares of which the shareholder is both the registered owner and beneficial owner but the shareholder owns other shares of the company as beneficial owner, a statement to that effect and
(i)
the names of the registered owners of those other shares,
(ii)
the number, and the class and series, if applicable, of those other shares that are held by each of those registered owners, and
(iii)
a statement that notices of dissent are being, or have been, sent in respect of all of those other shares;
(c)
if dissent is being exercised by the shareholder on behalf of a beneficial owner who is not the dissenting shareholder, a statement to that effect and
(i)
the name and address of the beneficial owner, and
(ii)
a statement that the shareholder is dissenting in relation to all of the shares beneficially owned by the beneficial owner that are registered in the shareholder’s name.
(5)
The right of a shareholder to dissent on behalf of a beneficial owner of shares, including the shareholder, terminates and this Division ceases to apply to the shareholder in respect of that beneficial owner if subsections (1) to (4) of this section, as those subsections pertain to that beneficial owner, are not complied with.

Notice of intention to proceed

243 (1) A company that receives a notice of dissent under section 242 from a dissenter must,

(a)
if the company intends to act on the authority of the resolution or court order in respect of which the notice of dissent was sent, send a notice to the dissenter promptly after the later of
(i)
the date on which the company forms the intention to proceed, and
(ii)
the date on which the notice of dissent was received, or
(b)
if the company has acted on the authority of that resolution or court order, promptly send a notice to the dissenter.
(2)
A notice sent under subsection (1) (a) or (b) of this section must
(a)
be dated not earlier than the date on which the notice is sent,
(b)
state that the company intends to act, or has acted, as the case may be, on the authority of the resolution or court order, and
(c)
advise the dissenter of the manner in which dissent is to be completed under section 244.

Completion of dissent

244 (1) A dissenter who receives a notice under section 243 must, if the dissenter wishes to proceed with the dissent, send to the company or its transfer agent for the notice shares, within one month after the date of the notice,

(a)
a written statement that the dissenter requires the company to purchase all of the notice shares,
(b)
the certificates, if any, representing the notice shares, and
(c)
if section 242 (4) (c) applies, a written statement that complies with subsection (2) of this section.
(2)
The written statement referred to in subsection (1) (c) must
(a)
be signed by the beneficial owner on whose behalf dissent is being exercised, and
(b)
set out whether or not the beneficial owner is the beneficial owner of other shares of the company and, if so, set out
(i)
the names of the registered owners of those other shares,
(ii)
the number, and the class and series, if applicable, of those other shares that are held by each of those registered owners, and
(iii)
that dissent is being exercised in respect of all of those other shares.
(3)
After the dissenter has complied with subsection (1),
(a)
the dissenter is deemed to have sold to the company the notice shares, and
(b)
the company is deemed to have purchased those shares, and must comply with section 245, whether or not it is authorized to do so by, and despite any restriction in, its memorandum or articles.

(4)
Unless the court orders otherwise, if the dissenter fails to comply with subsection (1) of this section in relation to notice shares, the right of the dissenter to dissent with respect to those notice shares terminates and this Division, other than section 247, ceases to apply to the dissenter with respect to those notice shares.
(5)
Unless the court orders otherwise, if a person on whose behalf dissent is being exercised in relation to a particular corporate action fails to ensure that every shareholder who is a registered owner of any of the shares beneficially owned by that person complies with subsection (1) of this section, the right of shareholders who are registered owners of shares beneficially owned by that person to dissent on behalf of that person with respect to that corporate action terminates and this Division, other than section 247, ceases to apply to those shareholders in respect of the shares that are beneficially owned by that person.
(6)
A dissenter who has complied with subsection (1) of this section may not vote, or exercise or assert any rights of a shareholder, in respect of the notice shares, other than under this Division.

Payment for notice shares

245 (1) A company and a dissenter who has complied with section 244 (1) may agree on the amount of the payout value of the notice shares and, in that event, the company must

(a)
promptly pay that amount to the dissenter, or
(b)
if subsection (5) of this section applies, promptly send a notice to the dissenter that the company is unable lawfully to pay dissenters for their shares.
(2)
A dissenter who has not entered into an agreement with the company under subsection (1) or the company may apply to the court and the court may
(a)
determine the payout value of the notice shares of those dissenters who have not entered into an agreement with the company under subsection (1), or order that the payout value of those notice shares be established by arbitration or by reference to the registrar, or a referee, of the court,
(b)
join in the application each dissenter, other than a dissenter who has entered into an agreement with the company under subsection (1), who has complied with section 244 (1), and
(c)
make consequential orders and give directions it considers appropriate.
(3)
Promptly after a determination of the payout value for notice shares has been made under subsection (2) (a) of this section, the company must
(a)
pay to each dissenter who has complied with section 244 (1) in relation to those notice shares, other than a dissenter who has entered into an agreement with the company under subsection (1) of this section, the payout value applicable to that dissenter’s notice shares, or
(b)
if subsection (5) applies, promptly send a notice to the dissenter that the company is unable lawfully to pay dissenters for their shares.
(4)
If a dissenter receives a notice under subsection (1) (b) or (3) (b),
(a)
the dissenter may, within 30 days after receipt, withdraw the dissenter’s notice of dissent, in which case the company is deemed to consent to the withdrawal and this Division, other than section 247, ceases to apply to the dissenter with respect to the notice shares, or
(b)
if the dissenter does not withdraw the notice of dissent in accordance with paragraph (a) of this subsection, the dissenter retains a status as a claimant against the company, to be paid as soon as the company is lawfully able to do so or, in a liquidation, to be ranked subordinate to the rights of creditors of the company but in priority to its shareholders.
(5)
A company must not make a payment to a dissenter under this section if there are reasonable grounds for believing that
(a)
the company is insolvent, or
(b)
the payment would render the company insolvent.

Loss of right to dissent

246 The right of a dissenter to dissent with respect to notice shares terminates and this Division, other than section 247, ceases to apply to the dissenter with respect to those notice shares, if, before payment is made to the dissenter of the full amount of money to which the dissenter is entitled under section 245 in relation to those notice shares, any of the following events occur:

(a)
the corporate action approved or authorized, or to be approved or authorized, by the resolution or court order in respect of which the notice of dissent was sent is abandoned;
(b)
the resolution in respect of which the notice of dissent was sent does not pass;
(c)
the resolution in respect of which the notice of dissent was sent is revoked before the corporate action approved or authorized by that resolution is taken;
(d)
the notice of dissent was sent in respect of a resolution adopting an amalgamation agreement and the amalgamation is abandoned or, by the terms of the agreement, will not proceed;
(e)
the arrangement in respect of which the notice of dissent was sent is abandoned or by its terms will not proceed;
(f)
a court permanently enjoins or sets aside the corporate action approved or authorized by the resolution or court order in respect of which the notice of dissent was sent;
(g)
with respect to the notice shares, the dissenter consents to, or votes in favour of, the resolution in respect of which the notice of dissent was sent;
(h)
the notice of dissent is withdrawn with the written consent of the company;
(i)
the court determines that the dissenter is not entitled to dissent under this Division or that the dissenter is not entitled to dissent with respect to the notice shares under this Division.

Shareholders entitled to return of shares and rights

247 If, under section 244 (4) or (5), 245 (4) (a) or 246, this Division, other than this section, ceases to apply to a dissenter with respect to notice shares,

(a)
the company must return to the dissenter each of the applicable share certificates, if any, sent under section 244 (1) (b) or, if those share certificates are unavailable, replacements for those share certificates,
(b)
the dissenter regains any ability lost under section 244 (6) to vote, or exercise or assert any rights of a shareholder, in respect of the notice shares, and
(c)
the dissenter must return any money that the company paid to the dissenter in respect of the notice shares under, or in purported compliance with, this Division.

Exhibit F to Management Proxy Circular

(Asset Purchase Agreement)

CERTAIN INFORMATION IDENTIFIED BY [***] HAS BEEN EXCLUDED FROM THIS AGREEMENT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED

MASTER ASSET PURCHASE AGREEMENT

THIS MASTER ASSET PURCHASE AGREEMENT, dated as of November 13, 2023 (“Effective Date”), is between Westlake Services, LLC dba Westlake Financial, a California limited liability company (“Westlake”) and Nicholas Financial, Inc., a Florida corporation (“Assignor”). Each of the parties named above may be referred to herein as a “Party” and collectively as the “Parties”.

WHEREAS, Assignor is a wholly-owned, indirect subsidiary of Nicholas Financial, Inc., a Canadian holding company incorporated under the laws of British Columbia in 1986 (“Parent”);

WHEREAS, the business activities of Parent are currently conducted exclusively through Assignor;

WHEREAS; in the regular course of business, Assignor, its affiliates and business partners, originate, finance, or purchase motor vehicle retail installment sale contracts secured by new and/or used vehicles, and unsecured consumer loan contracts, that Assignor, its affiliates or business partners sell to and arrange financing for Customers;

WHEREAS, Westlake is engaged in the business of consumer automotive financing by purchasing retail installment sales contracts from automobile dealers and finance companies, and financing and purchasing unsecured consumer loan contracts;

WHEREAS, Westlake Portfolio Management, LLC is a California limited liability company (“WPM”);

WHEREAS, Assignor and WPM entered into a Servicing Agreement dated as of November 3, 2022 (“Servicing Agreement”), for WPM to perform servicing duties with respect to the Contracts secured by Units, and WPM has been performing all such duties for Assignor since November 3, 2022, pursuant to the terms and conditions of the Servicing Agreement;

WHEREAS, WPM and Westlake understand the terms and conditions of the Contracts; and

WHEREAS, Westlake desires to purchase the Contracts and the corresponding Receivables payable under such Contracts from Assignor, and Assignor desires to sell at a discount such Contracts and Receivables related thereto to Westlake on the terms set forth herein.

NOW, THEREFORE, in consideration of the promises and mutual agreements hereinafter contained, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Parties agree as follows:

1.
DEFINITIONS.
(a)
General. The specific terms defined in this section include the plural as well as the singular. Words herein importing a gender include the other gender. References herein to “writing” include printing, typing, lithography, and other means of reproducing words in visible form. References to agreements and other contractual instruments include all subsequent amendments thereto or changes therein entered into in accordance with their respective terms and not prohibited by this Agreement. References herein to “Assignor” and “Westlake” shall include their successors and assigns permitted hereunder.
(b)
Specific Terms. The following words and phrases, unless the context otherwise requires, shall have the following meanings:
(i)
“Agreement” means this Master Asset Purchase Agreement and all amendments hereof and supplements hereto made in accordance with the terms hereof.
(ii)
[Intentionally left blank]
(iii)
“Business Day” means any day excluding Saturday, Sunday and any day which is a legal holiday under the law of the State of Delaware, or is a day on which banking institutions located in Delaware are authorized or required by law or other governmental action to be closed.
(iv)
“Contract” means each motor vehicle retail installment sale contract and unsecured consumer loan contract sold by Assignor to Westlake pursuant to this Agreement and identified on the Schedule of Receivables.
(v)
“Contract File” means, with respect to any Contract, the documents, whether in physical or electronic format, with respect to a Contract delivered or to be delivered by Assignor or its agents to Westlake or WPM.
(vi)
“Conveyed Interests” shall mean all right, title and interest of whatever kind and character of each Assignor in, to and under the following: (i) the Contracts evidencing the Receivables, (ii) the Receivables between such Assignor and its Customers that are listed in the SFPA, (iii) all monies due or to become due after the Cutoff Date with respect to any of the foregoing, (iv) the Units, including the certificates of title (or other ownership documents) with respect thereto, and all other interests and other property securing the Contracts, (v) the proceeds from physical damage, credit life, credit disability, comprehensive, collision and other insurance policies, if any, covering the Units or Customers and rebates of premiums and other amounts relating to any insurance policies and other items financed under the Contracts, to the extent applied (or to be applied) to reduce the principal balance of the related Contract after the Cutoff Date, (vi) all books and records related to any of the foregoing including Customer’s payment history, personal information and original application, (vii) all proceeds hereof, and (viii) all liabilities or obligations (including, without limitation, taxes) in connection with the items set forth in sub-clauses (i) – (vii).
(vii)
“Customer” on a Receivable means the purchaser or co-purchasers of the related Unit and any other person who owes payments under such Receivable, including any guarantor.
(viii)
“Cutoff Date” means September 30, 2023.
(ix)
“Purchase Price Percentage” means, with respect to any Contract and the related Receivable, the percentage therefor identified in the SFPA and detailed within Schedule D, attached hereto.
(x)
“Purchase Price” means the price detailed within Schedule D that Westlake will pay to Assignor in exchange for the Conveyed Interests on the Closing Date. The amount of the Purchase Price, which is listed on the SFPA and detailed within Schedule D, shall be an amount equal to the applicable Purchase Price Percentage of the principal balance of each of the Receivables due as of the Cutoff Date (other than those Receivables identified as subject to (i) Assignor’s Legal Proceeding as of the Cutoff Date, (ii) bankruptcy as of the Cutoff Date, (iii) charge off as of the Cutoff Date, (iv) a delinquency status of not less than 120 days as of the Cutoff Date; or (v) being an unsecured motor vehicle retail installment sale contract as of the Cutoff Date), with the amount of the Purchase Price reflecting the adjustments made after the Cutoff Date as detailed within Schedule D.
(xi)
“Receivable” means all rights to receive indebtedness owed to Assignor by a Customer under each and every Contract and the corresponding security interest in each and every Unit financed thereunder that is included in the Schedule of Receivables.
(xii)
[Intentionally Left Blank]
(xiii)
“Schedule of Receivables” means the schedule of all Receivables sold pursuant to this Agreement which is attached to the SFPA as Schedule A.
(xiv)
“SFPA” or “Short Form Purchase Agreement” means the short form agreement attached hereto as Exhibit A that evidences purchased receivables made by Westlake and shall accompany the purchase under this Agreement. The purchase of Conveyed Interests shall be governed by the terms of this Agreement as if set forth in full in the SFPA.
(xv)
“Unit” means a vehicle, securing an Assignor’s indebtedness under the related Receivable.
2.
Sale, Purchase and Assignment of ConVEYED INTERESTS.
(a)
Sale and Assignment. As of the Effective Date, subject to the terms and conditions of this Agreement, Assignor hereby agrees to sell, transfer, assign, set over, and otherwise convey to Westlake at Closing, and Westlake hereby agrees to purchase from such Assignor at Closing, all of the right, title, and interest of such Assignor, whether now owned or hereafter acquired, in, to, and under the Conveyed Interests, for the Purchase Price.
(b)
Payment of Purchase Price. The closing of the purchase and sale of the Conveyed Interests (the “Closing”) shall take place on a date mutually agreed by the Parties after the shareholders of Parent approve of the sale of the Conveyed Interests to Westlake (“Shareholder Approval”), which the Parties shall make best efforts to be no more than ten (10) Business Days after the date of Shareholder Approval.”). In addition, Closing shall occur only if Assignor has entered into a settlement agreement regarding the Litigation reasonably satisfactory to Westlake. The date upon which the Closing occurs is referred to in this Agreement as the “Closing Date”. On the Closing Date, Westlake shall pay the Purchase Price in immediately available funds to Assignor by wire transfer to an account designated by Assignor.
(c)
Shareholder Approval. Westlake accepts, acknowledges and agrees that Closing may not and shall not occur without Shareholder Approval, and there is no guarantee that Parent will obtain Shareholder Approval.
(d)
Actions as of the Effective Date. On and after the Effective Date, the services of WPM required under the Servicing Agreement shall continue pursuant to the terms and conditions of the Servicing Agreement (for purposes of clarification only, ownership of the Conveyed Interests shall not transfer until Closing, and ownership of the Conveyed

Interests will not transfer if Closing does not occur). Except for as detailed within this Agreement, the duties and obligations of each party under the Servicing Agreement shall remain in full force and effect unless and until Closing takes place.

On and after the Closing Date, Assignor shall not repossess any Unit or contact any Customer, other than as provided for in this Agreement, as requested by Westlake, or in response to a Customer making payment to Assignor and solely to inform the Customer to direct all future payments to Westlake.

(e)
Adjustment to Purchase Price for Collections Deposited into Assignor Collection Account from Cutoff Date to Closing Date. Pursuant to the terms and conditions of the Servicing Agreement, WPM shall continue to remit Collections (as defined therein) according to its terms (“Post Cutoff Date Collections”). At Closing, the Post Cutoff Date Collections shall be deducted from the Purchase Price as provided for within Schedule D.
3.
Assignor’s Representations, Warranties and Covenants.
(a)
The Assignor hereby makes the following representations and warranties to Westlake as of the Effective Date and as of the Closing Date:
(i)
Organization and Good Standing. Assignor is a business entity, duly organized, validly existing and in good standing under the laws of the state of its formation.
(ii)
Power and Authority; Binding Obligation. Except to the extent disclosed by Assignor to Westlake prior to the date hereof and subject to the terms and conditions detailed herein relating to Shareholder Approval, Assignor has the power and authority to execute and deliver this Agreement and to carry out its terms; and the execution, delivery, and performance of this Agreement has been duly authorized by Assignor by all necessary action. This Agreement constitutes the legal, valid, and binding obligation of Assignor, enforceable against Assignor in accordance with its terms, subject, as to enforceability, to Shareholder Approval, applicable bankruptcy, insolvency, reorganization, moratorium, conservatorship, receivership, liquidation, and other similar laws and to general equitable principles. As of the date hereof, Assignor has the power and authority to own the Conveyed Interests, and holds all necessary material licenses and permits, power, authority, and legal right to sell the Conveyed Interests, subject to Shareholder Approval.
(iii)
No Violation. The consummation of the transactions contemplated by this Agreement and the fulfillment of the terms hereof shall not conflict with, result in any breach of any of the terms and provisions of, nor constitute (with or without notice or lapse of time) a default under, the articles of incorporation or bylaws, or articles of organization or operating agreement, as applicable, of the Assignor, or conflict with or breach any of the material terms or provisions of, or constitute (with or without notice or lapse of time) a default under, any indenture, agreement or other instrument to which an Assignor is a party or by which it may be bound.
(iv)
No Proceedings. Except to the extent disclosed by Assignor to Westlake in writing prior to the date hereof, there are no undisclosed proceedings, audits or investigations pending, or threatened, against Assignor before any court, regulatory body, administrative agency or other tribunal or governmental instrumentality having jurisdiction over Assignor or its properties: (1) asserting the invalidity of this Agreement; (2) seeking to prevent the consummation of any of the transactions contemplated by this Agreement; or (3) seeking any determination or ruling that, in the reasonable judgment of Assignor would materially and adversely affect the performance by Assignor of its obligations under, or the validity or enforceability of, this Agreement or have a material adverse effect on the Conveyed Interests (“Assignor’s Legal Proceedings”). Assignor has informed Westlake of pending litigation styled: Nicholas Financial, Inc. v. Jeremiah Gross, No. 21CY-CV02148-01, 7th Judicial Circuit Court, Clay County, Missouri (the “Litigation”) which Assignor represents (i) that Assignor’s insurer has accepted the defense of the foregoing Litigation under a reservation of rights; and (ii) that Assignor shall indemnify, defend and hold Westlake harmless in connection with the Litigation.
(v)
Compliance with Laws. Except to the extent disclosed by Assignor to Westlake in writing prior to the date hereof, Assignor and its agents have complied with all applicable federal, state and local laws and regulations in all material respects, except for where the failure to be in compliance with applicable federal, state and local laws and regulations would not, individually or in the aggregate, have a material adverse effect on the Conveyed Interests.
(b)
The Assignor hereby make the following representations and warranties as of the Effective Date and as of the Closing Date:
(i)
Each Contract:
A.
Has either been originated by Assignor or has been originated by an automobile dealer (“Dealer”) that had a contractual relationship with Assignor, in the ordinary course of business in connection with the sale of a new or used automobile (no motorcycles, RVs, trailers, off-road vehicles, etc.) for a consumer purpose, or as an unsecured consumer loan, was made in good faith to a third-party Customer who is not an employee of Assignor or the Dealer, or any family member of an employee of Assignor, has been fully and properly executed by the parties thereto and accurately reflects a genuine transaction between the Dealer or Assignor and the Customer in all particulars (e.g., no straw purchasers);
B.
Together with other applicable Conveyed Interests related thereto, constitutes a legal, valid and binding obligation of the Customer and is a legally enforceable obligation of the parties thereto, except as such may be limited by bankruptcy, insolvency, reorganization, moratorium, conservatorship, receivership, liquidation, and other similar laws affecting creditors’ rights generally, and by general equitable principles, and except as contained in the Contract File, the material terms of the Contracts have not been waived, amended or modified;
C.
Provides for level monthly payments that fully amortize the amount financed under the Contract by maturity (except that the period between the date of such Contract and the date of the first scheduled payment may be less than or greater than one month and the amount of the first and last scheduled payments may be less than or greater than the level payments) and yield interest at the related APR;
D.
Other than the case of an unsecured consumer loan as of the date of its origination, is secured by a new or used Unit that had been delivered to the Customer and was in possession of the Customer as of date of execution of the applicable Contract.
(ii)
Receivable Schedule. The information set forth in any and all data tapes, files, records or otherwise provided related to the Receivables, and the Receivable Schedule of Receivables is true and correct in all material respects, including, but not limited to, data related to the Contracts and any material modifications, amendments, or extensions thereof.
(iii)
No Defenses. No Contract or Receivable is subject to any right of rescission, setoff, counterclaim or defense, including the defense of usury, and the operation of any of the terms of any Contract or Receivable, or the exercise of any right thereunder, will not render Contract or such Receivable unenforceable in whole or in part or subject to any right of rescission, setoff, counterclaim or defense, including the defense of usury, and no such right of rescission, setoff, counterclaim or any other defense is being asserted or threatened with respect to any Contract or Receivable, including claims of merchantability.
(iv)
No Liens. All material sales, use and other state taxes and fees related to the Conveyed Interests due to the appropriate state or local agency related to the Unit have been paid. There are no liens or claims that have been filed, including liens for work, labor or materials, unpaid state or federal taxes, or financing statements relating to any Unit that are prior to, or equal or coordinate with, the security interest in such Unit created by the related Contract or Receivable.
(v)
Title. Assignor intends that the transfer of the Conveyed Interests constitutes a sale of the Conveyed Interests from Assignor to Westlake and that the beneficial interest in, and title to, the Conveyed Interests not be part of the Assignor’s respective estate in the event of the filing of a bankruptcy petition by or against Assignor under any bankruptcy law. Assignor has not obtained any right in the Conveyed Interests by fraud or any other unlawful scheme, trick or device. Assignor had not sold, transferred, assigned or pledged any Conveyed Interests to any person other than Westlake. Immediately prior to the transfer of the Conveyed Interests, Assignor had good and marketable title to the Unit free and clear of any lien, claim or encumbrance of any person and, immediately upon such transfer, Westlake shall have good and marketable title to the Conveyed Interests free and clear of any lien, claim or encumbrance of any person, subject only to the rights of the Customer. The certificate of title or other lien or security interest notice for the Unit has not been issued as an impaired or branded title, including, but not limited to, salvage titles, prior government use, remanufactured, manufacturer lemon law buybacks, flood damage, or gray market title, and the Unit is in fact not salvage, prior government use, remanufactured, a manufacturer lemon law buyback, or flood damaged.
(vi)
One Original. There is only one (1) Contract in connection with the sale of the Unit to Customer or with respect to the unsecured consumer loan, as applicable, and an exact, completely filled-in, legible copy, which is certified or otherwise authoritative, as applicable, of the Contract was delivered to Customer prior to the time of its execution and where required by law, Assignor has provided Customer with a completely filled-in, unexecuted translation copy of the Contract in the language in which the negotiations were conducted, prior to the time of execution of the Contract. The Contract and each other instrument executed in connection with the Contract and all signatures thereon are genuine, each such instrument having been duly authorized and executed, all parties thereto are adults with full legal capacity to contract and such instrument is valid, binding and enforceable in accordance with its terms and against all parties thereto except as enforcement may be affected by bankruptcy and similar law affecting creditor’s rights generally.
(vii)
Commercial Use. The Unit, under the terms of its Contract, as applicable, is not to be used for commercial use, including but not limited to, use as a taxi, for hire and/or for rent or lease.
(viii)
Contract File. The Assignor shall deliver to Westlake or WPM by or before the Closing Date, a Contract File for each Contract, which includes:
A.
The Contract; and
B.
All related documents, including certificate of title, necessary for the enforcement of, collection on, and security interest in the Unit related to, the Contract, as applicable.

As of the date of this Agreement, certificates of title related to the Contracts identified in Schedule B have not been delivered to Westlake or WPM.

(ix)
Power of Attorney. Assignor has executed a Power of Attorney (attached to SFPA as Schedule C) in favor of Westlake, wherein Assignor grants Westlake the authority to release Assignor’s lien in favor of Westlake, authority to make corrections, and authority to make transfers in connection the transactions contemplated in this Agreement.
(c)
In the event Assignor violates any representation or warranty in this Section 3 with respect to a Contract File and such violation is discovered and not cured within one hundred twenty (120) days of the Closing Date, Assignor shall repurchase the related Receivable for the Purchase Price, minus any payments received by Westlake after the Closing Date related to such Receivable’s principal balance. To the extent Assignor fails to perform any repurchase obligation hereunder, Parent agrees to fulfill such obligations.
4.
westlake’s Representations and Warranties.
(a)
Westlake hereby makes the following representations and warranties to the Assignor as of the Effective Date and as of the Closing Date:
(i)
Organization and Good Standing. Westlake is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of California.
(ii)
Power and Authority; Binding Obligation. Except to the extent disclosed by Westlake to Assignor prior to the date hereof, Westlake has the power and authority to execute and deliver this Agreement and to carry out its terms; and the execution, delivery, and performance of this Agreement has been duly authorized by Westlake by all necessary action. This Agreement constitutes the legal, valid, and binding obligation of Westlake, enforceable against Westlake in accordance with its terms, subject, as to enforceability, to applicable bankruptcy, insolvency, reorganization, moratorium, conservatorship, receivership, liquidation, and other similar laws and to general equitable principles.
(iii)
No Violation. The consummation of the transactions contemplated by this Agreement and the fulfillment of the terms hereof shall not conflict with, result in any breach of any of the terms and provisions of, nor constitute (with or without notice or lapse of time) a default under, the articles of incorporation or bylaws, or articles of organization or operating agreement, as applicable, of Westlake, or conflict with or breach any of the material terms or provisions of, or constitute (with or without notice or lapse of time) a default under, any indenture, agreement or other instrument to which Westlake is a party or by which it may be bound.
(iv)
No Proceedings. Except to the extent disclosed by Westlake to Assignor prior to the date hereof, there are no undisclosed proceedings, audits or investigations pending, or, threatened, against Westlake before any court, regulatory body, administrative agency or other tribunal or governmental instrumentality having jurisdiction over Westlake or its properties: (1) asserting the invalidity of this Agreement; (2) seeking to prevent the consummation of any of the transactions contemplated by this Agreement; or (3) seeking any determination or ruling that, in the reasonable judgment of Westlake would materially and adversely affect the performance by Westlake of its obligations under, or the validity or enforceability of, this Agreement or have a material adverse effect on the Conveyed Interests.
(v)
Compliance with Laws. Except to the extent disclosed by Westlake to Assignor prior to the date hereof, Westlake and its agents have complied with all applicable federal, state and local laws and regulations in all material respects, except for where the failure to be in compliance with applicable federal, state and local laws and regulations would not, individually or in the aggregate, have a material adverse effect on the Conveyed Interests.

(vi)
Servicing of Contracts. Each Contract (excluding Contracts funded by Assignor after the Cutoff Date) has been serviced by WPM as of November 3, 2022, and WPM and its agents have complied with all applicable federal, state and local laws and regulations in all material respects, except for where the failure to be in compliance with applicable federal, state and local laws and regulations would not, individually or in the aggregate, have a material adverse effect on the Conveyed Interests.
(vii)
Sufficiency of Funds. Westlake has sufficient cash on hand or other sources of immediately available funds to enable it to timely make payment of the Purchase Price and consummate the transactions contemplated by this Agreement.
5.
TERMINATION

Termination Events. This Agreement may, by written notice given prior to the Closing, be terminated:

(i)
by mutual written consent of Westlake and Assignor;
(ii)
by either Westlake or Assignor, if a material breach of any provision of this Agreement has been committed by the other Party and such breach has not been waived or cured within fifteen (15) days following notice of such breach being delivered by the non-breaching Party to the breaching Party; or
(iii)
by Assignor if Assignor (a) fails to secure Shareholder Approval or (b) fails to agree to settlement terms regarding the Litigation.
6.
CHARGED OFF RECEIVABLES

A “Charged Off Receivable” shall be defined herein as a Receivable for which all or a portion of any payment due and owing thereon is more than one hundred and twenty (120) days past due on the last day of a collection period. Prior to the Effective Date, Assignor shall have the right to all collections related to Charged Off Receivables. After the Effective Date, (i) Assignor shall have the right to [***] percent ([***]%) of collections, less net liquidation proceeds, related to Charged Off Receivables and (ii) Westlake will, provided that the purchase under this Agreement closes, provide a quarterly report and payment to Assignor related to the foregoing. Westlake shall deliver such quarterly report and payment to Assignor within thirty (30) days after the end of each quarter.

7.
PAYMENT AND NOTICE FORWARDING PROCEDURES

Delivery of Collections and Payments. (a) From and after the Cutoff Date, Assignor shall forward to, or at the direction of, Westlake, all payments (properly endorsed where required) received in respect of the Receivable by or on behalf of Assignor as soon as practicable after receipt thereof by Assignor but in no event later than five (5) Business Days after receipt thereof, via overnight delivery or by wire transfer in accordance with the written instructions provided by Westlake to Assignor in writing. Any payments received by Assignor in respect of the Receivable shall be held by Assignor in trust for the benefit of Westlake until delivery to Westlake. From and after the Closing Date of the SFPA, Assignor shall forward to Westlake any notices or written communications that it receives with respect to the Receivables covered by the SFPA within five (5) Business Days of receipt thereof, except notices or written communications from any governmental authority or any impound notices, which, in each case, shall be forwarded within two (2) Business Days of receipt thereof. Except as otherwise provided in this Agreement, Assignor will not take any other actions with respect to the Receivable from and after the Effective Date without the prior written consent of Westlake.

8.
DEFAULT

Upon a material breach of any provision contained in this Agreement, the non-breaching Party shall provide the breaching Party with written notice of such material breach. If the breaching Party does not remedy such material breach within ten (10) business days from receipt of the notice thereof, then such breaching Party shall be deemed in default under this Agreement. In the event of a Party’s default, and in addition to any other rights under applicable law or in equity, the non-breaching Party shall have all rights granted hereunder and the breaching Party shall pay the non-breaching Party the amount equal to any and all damages and reasonable costs incurred by the non-breaching Party as a result of the breaching Party’s default. In addition, the breaching Party shall be responsible to pay and reimburse the non-breaching Party for any and all reasonable and documented out of pocket costs, including reasonable attorneys’ fees, expended by the non-breaching Party to enforce the terms of this Agreement.

9.
Waiver

Any waiver of a default or provision under this Agreement must be in writing. No such waiver constitutes a waiver of any other default or provision concerning the same or any other provision of this Agreement. No delay or omission by Westlake or Assignor in the exercise of any of its rights or remedies under this Agreement constitutes a waiver of, or otherwise impairs such right or remedy. A consent by one Party to or approval of an act by another Party does not waive or render unnecessary the consent to or approval of any other or subsequent act.

10.
Offset

The Parties agree that Westlake may, without any notice or demand to Assignor, deduct from the amounts to be paid to Assignor by Westlake under this Agreement any amounts owed by Assignor to Westlake or any of its affiliates under this Agreement for any reason.

11.
Nonpublic Personal Information

Each Party represents and warrants to the other that each maintains, and will continue to maintain, appropriate information security programs and measures designed to ensure the security and confidentiality of “nonpublic personal information” (“NPI”) (as defined in the Gramm-Leach-Bliley Act (15 U.S.C. § 6801 et seq.) and any rules promulgated thereunder). Such information security programs and measures shall include appropriate procedures designed to (a) protect against anticipated threats or hazards to the security or integrity of NPI; (b) protect the security of NPI; and (c) to protect against unauthorized access to or use of NPI. The Parties further agree that, except as may be required or allowed by law, they will not knowingly disclose any NPI to any third party, and they will not use NPI other than to carry out the purposes for which it was disclosed, unless another use is expressly permitted by a written agreement executed by the other Party or required by law. Each Party shall promptly notify the other if it receives any written complaint or written notice concerning a violation of privacy rights or becomes aware of a breach of customer data security. The obligations of each Party under this section shall survive termination of this Agreement.

12.
Non-Disclosure of Confidential Information

Each Party acknowledges and agrees that the other Party has developed and acquired certain confidential, proprietary information and trade secrets regarding its business, including, but not limited to, the contents of this Agreement and any other agreements between Assignor and Westlake, its products, fee structures, customer and dealer data, marketing plans and strategies, business plans and strategies, pricing and purchasing policies and practices, computer software, programs, source code, algorithms, record layouts, routines, report formats, data, compilers, assemblers, design concepts, inventions, discoveries, copyrights, concepts and ideas, patents, patent applications, know-how, processes and methods, and other proprietary business information and intellectual property (collectively, “Confidential Information”), all of which are valuable assets. Each Party (“Receiving Party”) further acknowledges and agrees that it has been or will be granted access to Confidential Information, and that the economic value of Confidential Information would be destroyed by its unauthorized disclosure, thereby causing significant harm to the disclosing party (“Disclosing Party”), and that this section is necessary to protect the value of Confidential Information. Therefore, Receiving Party agrees to keep all Confidential Information confidential and will not directly or indirectly disclose or reveal to any third party or utilize for its own benefit, other than pursuant to this Agreement, any Confidential Information and any information derived therefrom. Receiving Party further agrees to notify Disclosing Party in the event that it discovers any unauthorized disclosure of Confidential Information and agrees to take all reasonable steps to preserve the confidentiality of Confidential Information. Receiving Party shall assume responsibility that its employees will similarly preserve Confidential Information and agrees to limit access to Confidential Information to only those employees that have a bona fide need to know Confidential Information. Receiving Party agrees that upon termination of this Agreement, Receiving Party will discontinue all use of Confidential Information and, at no cost to Disclosing Party, promptly return or destroy all Confidential Information disclosed during the term of this Agreement and any information derived therefrom. The confidentiality obligations of each Party under this section shall survive termination of this Agreement. Receiving Party also agrees that its obligations under this section shall also apply to any Confidential Information or trade secrets of any third party which Disclosing Party has agreed to keep confidential and not disclose, and which Receiving Party has actual or constructive notice of such agreement.

The Parties agree that Confidential Information shall not include any information that (i) is or becomes available to the public other than as a result of a disclosure by the Receiving Party in breach of this Agreement, (ii) is or becomes available to the Receiving Party or any of its employees from a source other than the Disclosing Party provided that such source is not known to the Receiving Party to be subject to a contractual or fiduciary obligation of confidentiality owed to the Disclosing Party with respect to such information, (iii) was within the possession of the Receiving Party or any of its employees prior to being furnished to the Receiving Party by or on behalf of the Disclosing Party pursuant hereto, (iv) is or was independently developed or conceived by or on behalf of the Receiving Party or any of its employees without the use of the Confidential Information and/or (v) is identified by the Disclosing Party as not or no longer being proprietary or confidential.

Notwithstanding the foregoing, the Receiving Party and its employees may, without notifying the Disclosing Party or otherwise complying with the provisions of this section , disclose Confidential Information to any bank, securities, tax or other regulatory, governmental or supervisory authority in the course of any routine examination by such authority or in response to any request from such authority, provided that such examination or request does not specifically target the Disclosing Party or the transactions contemplated by this Agreement.

Westlake acknowledges and agrees that Parent is subject to public disclosure and filing requirements under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As such, Parent must disclose the proposed sale of the Conveyed Interests for purposes of complying with the disclosure rules and regulations of the Exchange Act and the Nasdaq stock exchange. Any such disclosures by Parent for purposes of complying with the disclosure rules and regulations of the Exchange Act and the Nasdaq stock exchange are specifically permitted and shall not constitute a breach of this Agreement; provided such disclosures are reasonably redacted to the satisfaction of Westlake where approval by Westlake shall not be unreasonably withheld, delayed, or conditioned.

The Parties recognize that money damages would not be an adequate remedy to Disclosing Party for breach of this section and agree that in the event of a breach of this section, Disclosing Party is entitled to seek additional judicial relief, including, but not limited to, restraining orders, injunctions and an accounting.

13.
Additional Documents and Notices

Assignor agrees to provide (or, if applicable, agrees to direct its collateral custodian to provide) Westlake with such necessary information and documents that Westlake may reasonably request from time to time so long as such requests are in connection with the transactions contemplated by this Agreement, including but not limited to, evidence of compliance by Assignor with all of Assignor’s obligations hereunder, and evidence relating to all warranties and representations of Assignor hereunder.

14.
indemnification
(a)
Assignor agrees to indemnify Westlake against any third-party claims, lawsuits, arbitrations, administrative claims, or other proceedings in which Westlake is named as a party or potential party and relating in any way to, and to the extent of, (i) Assignor’s failure to comply with the provisions of this Agreement, including with respect to data and other files and records provided to Westlake or which Assignor failed to provide to Westlake, or any applicable law, including all consumer protection laws, and (ii) any liabilities due to the acts or omissions of any of Assignor’s predecessor’s in interest in the Receivables. To the full extent permitted by law, Assignor further agrees to hold harmless Westlake, its directors, officers and employees for all losses and reasonable expenses, including reasonable attorneys’ fees, settlements and judgments, incurred by Westlake in connection with any such third-party claims described in this clause (a) (collectively, the “Indemnified Losses”). Assignor’s obligation to indemnify Westlake under this Paragraph with respect to Indemnified Losses will apply regardless of whether the third-party claim arises in contract, tort, negligence, strict liability or otherwise, except to the extent for third-party claims that allege the fault or negligence of Westlake.
(b)
In addition to the forgoing, Assignor shall indemnify Westlake and its respective assigns and their attorneys, accountants, employees, officers, and directors (each, a “Covered Westlake Person”) with respect to all third-party claims, actions, suits, proceedings, losses, costs, liabilities, claims, damages, and expenses of every kind and character, including reasonable attorneys’ fees (collectively “Damages”), as incurred, to the extent resulting from or relating to or arising out of:
(i)
a material breach of any representation, warranty, covenant or agreement made by the Assignor in this Agreement;
(ii)
any legal action relating to the Litigation;
(iii)
actions or omissions of the Assignor, or any of its employees or agents, occurring prior to the Closing Date with respect to any Receivable or Unit; or
(iv)
any failure of a Receivable to be originated in compliance with all requirements of law. These indemnity obligations shall be in addition to any obligation that the Assignor may otherwise have.

The indemnification obligations of Assignor detailed herein shall survive for a period of twelve (12) months from the Closing Date (excluding indemnification obligations relating to the Litigation which shall survive indefinitely and indemnification obligations for third party claims which relate to the fraud, gross negligence, or willful misconduct of Assignor, which shall survive for a period twenty-four (24) months from the Closing Date.

(c)
Westlake agrees to assume the defense and indemnify Assignor and its respective assigns and their attorneys, accountants, employees, officers, and directors (each, a “Covered Assignor Person”) against any third-party claims, lawsuits, arbitrations, administrative claims, or other proceedings in which a Covered Assignor Person is named as a party or potential party and relating to, and to the extent of: (i) Westlake’s failure to comply with the provisions of this Agreement or any applicable law, including all consumer protection laws; (ii) any material breach of any representation, warranty, covenant or agreement made by Westlake in this Agreement; and (iii) Westlake’s handling of any Customer, Contract, Unit or Conveyed Interest following the Closing Date. To the full extent permitted by law, Westlake further agrees to hold harmless, and assume the defense of a Covered Assignor Person and their respective directors, officers and employees for all losses and reasonable expenses, including reasonable attorneys’

fees, settlements and judgments, incurred by Assignor in connection with any such third-party claims. Westlake’s obligation to defend and indemnify a Covered Assignor Person under this Paragraph will apply regardless of whether the third-party claim arises in contract, tort, negligence, strict liability or otherwise, except to the extent of third-party claims that allege the fault or negligence of a Covered Assignor Person.
(d)
In addition to the forgoing, Westlake shall indemnify the Assignor and its respective Covered Assignor Persons with respect to all Damages, as incurred, to the extent resulting from or relating to or arising out of the inaccuracy, nonfulfillment or breach of any representation, warranty, covenant or agreement made by Westlake in this Agreement.
15.
ENTIRE AGREEMENT AND AMENDMENTS

This Agreement, including the exhibits and schedules hereto, constitute the sole and entire agreement of the Parties, and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter. Any amendment or modification of this Agreement must be made in writing and must be executed by the Assignor and Westlake.

16.
Notices

All notices hereunder shall be in writing and shall be effective upon personal delivery, facsimile or deposit in the U.S. mail and addressed to address set forth on the last page hereof or such other address of which the Party may designate. Each Party shall properly provide the other with notice of any change in address.

17.
Choice of Law; Venue; Attorneys’ Fees; Waiver of Right to Trial By Jury

This Agreement shall be governed by the laws of the State of Delaware, without regard to conflict of laws provisions. Any actions or proceedings arising out of this Agreement, including, but not limited to, actions pertaining to the formation, validity, interpretation, or alleged breach of this Agreement shall be brought against the non-filing party in the state and county of the non-filing party. Each Party consents to the jurisdiction of such courts in any such action or proceeding and waives any objection to venue laid therein. Each Party hereby waives personal service of process. The prevailing Party in any action or proceeding shall be entitled to recover all costs and reasonable attorneys’ fees from the other Party.

THE PARTIES, TO THE MAXIMUM EXTENT PERMISSIBLE BY APPLICABLE LAW, HEREBY EXPRESSLY WAIVE ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION BASED UPON, ARISING UNDER OR IN ANY WAY RELATED TO THE DEALINGS OF THE PARTIES WITH RESPECT TO THIS AGREEMENT OR ANY OTHER AGREEMENT BETWEEN THE PARTIES, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER SOUNDING IN TORT OR CONTRACT OR OTHERWISE. THE PARTIES AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. THIS SECTION SHALL SURVIVE TERMINATION OF THIS AGREEMENT.

18.
ANTI-MONEY LAUNDERING AND SUSPICIOUS ACTIVITY

Assignor acknowledged and understands that Westlake is obligated to comply with the provisions of the USA PATRIOT ACT of 2001 (the “Patriot Act”), which includes but is not limited to the requirements of filing Suspicious Activity Reports and establishing a Customer Identification Program. Assignor agrees to reasonably cooperate with Westlake in this regard and shall make available and provide information reasonably requested by Westlake so as to comply with the Patriot Act. Additionally, Assignor agrees to use its commercially reasonable efforts to detect and prevent money laundering and financing of terrorism schemes and to report suspicious activity related to or arising from this Agreement to Westlake and the appropriate agencies, which activities may include detected or attempted fraud and identity theft.

19.
Severability

If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

20.
Advice of Counsel and Interpretation

Each Party represents that it has had the opportunity to discuss this Agreement with legal counsel and it has either discussed this Agreement with legal counsel or have opted not to discuss this Agreement with legal counsel. Each Party also agrees that it shall not deny the validity of this Agreement on the ground that it did not have the advice of legal counsel. Each Party further agrees that any legal rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not apply to the interpretation of this Agreement or any addendum, amendment, or exhibits thereto.

21.
General

This Agreement inures to the benefit of and is binding upon the heirs, legatees, personal representatives, successors and assigns of the Parties. Neither Party may assign its rights or duties without the prior written consent of the other Party, where such consent shall not be unreasonably withheld, delayed, or conditioned. The Parties agree that neither Party is a partner, joint venturer, legal representative, or agent of the other Party or any of its subsidiaries or affiliates. Each Party further agrees that this Agreement is binding on all locations and fictitious business organizations under which such Party may operate. Section titles are for convenience only and are not part of the terms hereof. This Agreement shall create and constitute the continuing obligations of the Parties hereto in accordance with its terms and shall remain in full force and effect until terminated in accordance with its terms; provided, however, that the rights and remedies with respect to (i) any breach of any representation and warranty made by Assignor pursuant to Section 3 and Westlake pursuant to Section 4; (ii) the duty to maintain, appropriate information security programs and measures designed to ensure the security and confidentiality of NPI of Section 11 and the duty of confidentiality of Section 12, and (iii) the indemnification and payment provisions of Section 14 shall be continuing and shall survive any termination of this Agreement. Each Party warrants and represents that its signatory hereto is legally competent in all respects and is authorized to enter into this Agreement on behalf of the Party for which he or she purports to sign. This Agreement may be executed simultaneously in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. The Parties hereby acknowledge and agree that facsimile or electronically-scanned signatures of this Agreement shall have the same force and effect as the original signature.

Signature page follows

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed by their respective officers with the intent it be effective as of the Effective Date.

WESTLAKE SERVICES, LLC.		NICHOLAS FINANCIAL, INC., a Florida corporation
dba WESTLAKE FINANCIAL

By:	/s/ Todd C. Laruffa	By:	/s/ Michael Rost
Name:	Todd C. Laruffa	Name:	Michael Rost
Title:	Vice President	Title:	CEO
Address:	4751 Wilshire Boulevard, Suite 100	Address:
Los Angeles, California 90010
Tel: (323) 900-3293		Tel:
Fax: (323) 330-8662		Fax:

Date: November 13, 2023		Date: November 13, 2023

NICHOLAS FINANCIAL, INC., a Canadian holding company

By:	/s/ Michael Rost
Name:
Title:
Address:

Tel:
Fax:

Date: November 13, 2023

Exhibit A

WESTLAKE SHORT FORM PURCHASE AGREEMENT

THIS SHORT FORM PURCHASE AGREEMENT (“SFPA”) is entered into as of November 13, 2023, and is made pursuant to the Master Asset Purchase Agreement (“Agreement”) executed on November 13, 2023, by and among Westlake Services, LLC dba Westlake Financial, a California limited liability company (“Westlake”) and Nicholas Financial, Inc., a Florida corporation (“Assignor”), which is incorporated into this Short Form Purchase Agreement by reference, except that the Contracts and related Receivables purchased and sold pursuant to this Short Form Purchase Agreement are identified in Schedule A. attached to this Short Form Purchase Agreement.

This purchase and sale, the terms of which are more specifically set forth below, is made pursuant to the terms and conditions of the Agreement, whose terms and conditions are incorporated herein by reference and made a part hereof as if fully set forth herein.

Portfolio

Assignor/Seller:	Nicholas Financial, Inc.
Buyer:	Westlake Services, LLC dba Westlake Financial
Number of Contracts:
List of Receivables:	Attached hereto as Schedule A
Pricing and Receivables Summary	Attached hereto as Schedule D

Cutoff Date:	September 30, 2022

The parties hereto have executed this SFPA as of November 13, 2023 (the “Effective Date”).

WESTLAKE SERVICES, LLC.		NICHOLAS FINANCIAL, INC.
dba WESTLAKE FINANCIAL

By:	/s/ Todd C. Laruffa	By:	/s/ Michael Rost
Name:	Todd C. Laruffa	Name:	Michael Rost
Title:	Vice President	Title:	CEO
Address:	4751 Wilshire Boulevard, Suite 100	Address:
Los Angeles, California 90010
Tel: (323) 900-3293		Tel:
Fax: (323) 330-8662		Fax:

Date: November 13, 2023		Date: November 13, 2023

Exhibit G to Management Proxy Circular

(Form of Proxy Card)

Nicholas Financial YOUR VOTE IS IMPORTANT! PLEASE VOTE BY: INTERNET Go To: www.proxypush.com/NICK Cast your vote online Have your Proxy Card ready Follow the simple instructions to record your vote PHONE Call 1-866-485-1031 Use any touch-tone telephone Have your Proxy Card ready Follow the simple recorded instructions MAIL Mark, sign and date your Proxy Card Fold and return your Proxy Card in the postage-paid envelope provided P.O. BOX 8016, CARY, NC 27512-9903 Nicholas Financial, Inc.

Special Meeting of Shareholders For Shareholders of record as of July 10, 2023 TIME: [DAY], [DATE], 2023 at [TIME] [a.m. [p.m.]. [TIME ZONE]PLACE: [ADDRESSS] This proxy is being solicited on behalf of the Board of Directors The undersigned hereby appoints Jeffrey Royal and Mark Hutchins (the "Named Proxies"), and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of Nicholas Financial, Inc. which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED IDENTICAL TO THE BOARD OF DIRECTORS’ RECOMMENDATION. This proxy, when properly executed, will be voted in the manner directed herein. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or postponement thereof. You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this card.PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE

G-1

Nicholas Financial, Inc. Special Meeting of Shareholders Please make your marks like this: THE BOARD OF DIRECTORS RECOMMENDS A VOTE: ‘FOR’ PROPOSALS 1 AND 2 PROPOSAL YOUR VOTE BOARD OF DIRECTORS RECOMMENDS 1. RESOLVED AS A SPECIAL RESOLUTION, WITH OR WITHOUT AMENDMENT, THAT: 1. The Corporation is authorized to apply to the Registrar of Companies for British Columbia under Section 308 of the British Columbia Business Corporations Act (the “BCBCA”) for a continuation to the State of Delaware. 2.The Corporation is authorized to file with the Secretary of State of the State of Delaware the certificate of corporate domestication and a certificate of incorporation pursuant to, and in accordance with the Delaware General Corporation Law (the “DGCL”) as if it has been incorporated thereunder (the “domestication”). 3.Effective on the date of the domestication, the Corporation shall file a certificate of corporate domestication and certificate of incorporation and bylaws in the forms as set out in Exhibits B, C, and D to the management proxy circular dated as of [DATE], 2023 (the “Circular”) each of which is hereby approved in all respects. 4.Notwithstanding that this special resolution shall have been duly passed by the shareholders of the Corporation, the directors of the Corporation are authorized, in their sole discretion, to abandon the application for a certificate of corporate domestication and a certificate of incorporation under the DGCL at any time prior to the filing or issue thereof without further approval of the shareholders of the Corporation. 5.Any director or officer of the Corporation is authorized and directed to execute and deliver or cause to be executed and delivered all such documents and instruments and to take or cause to be taken all such other actions as such director or officer may determine to be necessary or desirable to carry out the intent of the foregoing special resolution, such determination to be conclusively evidenced by the execution and delivery of such documents and instruments and the taking of such actions.. 2.RESOLVED AS A SPECIAL RESOLUTION, WITH OR WITHOUT AMENDMENT, THAT: 1.The sale of all or substantially all of our undertaking, consisting of motor vehicle retail installment sale contracts and other portions of our undertaking specified in, and pursuant to, a Master Asset Purchase Agreement with Westlake Services, LLC, dba Westlake Financial, a California limited liability company (the “Loan Portfolio Sale”), be approved; 2.Notwithstanding that this special resolution shall have been duly passed by the shareholders of the Corporation, the directors of the Corporation are authorized, in their sole discretion, to abandon the Loan Portfolio Sale at any time prior to the completion thereof without further approval of the shareholders of the Corporation; and 3.Any director or officer of the Corporation is authorized and directed to execute and deliver or cause to be executed and delivered all such documents and instruments and to take or cause to be taken all such other actions as such director or officer may determine to be necessary or desirable to carry out the intent of the foregoing special resolution, such determination to be conclusively evidenced by the execution and delivery of such documents and instruments and the taking of such actions. FOR AGAINST ABSTAIN FOR FOR CHECK HERE IF YOU WOULD LIKE TO ATTEND THE MEETING IN PERSON. Authorized Signatures - Must be completed for your instructions to be executed. Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy/Vote Form. Signature (and Title if applicable) Date Signature (if held jointly) Date

G-2

Part II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

Under the BCBCA and pursuant to the current bylaws, we will indemnify a director or officer or a former director or officer or another individual who acts or acted at our request as a director or officer, or an individual acting in a similar capacity of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with us or another entity. In order to qualify for indemnification such director or officer or other individual must have (i) acted honestly and in good faith with a view to our best interests or, as the case may be, the other entity for which the individual acted as director or officer or in a similar capacity; and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, had reasonable grounds for believing that the conduct was lawful.

The BCBCA also provides that such persons are entitled to indemnity from us in respect of all costs, charges and expenses reasonably incurred by the individual in connection with the defense of any civil, criminal, administrative, investigative or other proceeding to which the individual is subject because of the individual’s association with us or other entity, if the individual was not judged by the court or other competent authority to have committed any fault or omitted to do anything that the person ought to have done and otherwise fulfills the conditions for indemnity described above.

We may advance moneys to an individual for the costs, charges and expenses of a proceeding referred to above. The individual is required to repay the moneys if the individual does not fulfill the conditions for indemnity described above.

The proposed certificate of incorporation of Nicholas Financial, Inc. includes a provision that eliminates the personal liability of the directors for monetary damages to the fullest extent permitted by Delaware law. Under current Delaware law, a director’s liability to a corporation and its stockholders may not be limited for:

•
a breach of the director’s duty of loyalty to the corporation or its stockholders;
•
acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; an unlawful payment of a dividend or an unlawful stock purchase or redemption; and
•
any transaction from which the director derived an improper personal benefit.

The proposed bylaws of Nicholas Financial, Inc. generally provide for mandatory indemnification and advancement of expenses of our directors and officers to the fullest extent permitted under Delaware law; provided, however, that directors and officers shall not be entitled to indemnification for actions initiated by such parties unless the board of directors authorizes such action.

Currently, there is no pending litigation or proceeding involving any of our Corporation’s directors or executive officers for which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification. We have directors’ and officers’ liability insurance and Nicholas Financial, Inc. intends to maintain the directors’ and officers’ liability insurance.

Item 21. Exhibits and Financial Statement Schedules

The following exhibits and financial statement schedules are filed as part of this registration statement. Exhibits and financial statement schedules that have previously been filed are incorporated by reference, as noted.

Exhibit No.	Exhibit or Financial Statement Schedule

3.1	Articles of Nicholas Financial, Inc. (1)
3.2	Notice of Articles of Nicholas Financial, Inc. (2)
3.3	Form of Certificate of Domestication**
3.4	Form of Certificate of Incorporation of Nicholas Financial, Inc.**
3.5	Form of Bylaws of Nicholas Financial, Inc**
4.1	Form of Common Stock Certificate (3)
4.2	Description of the Registrant’s Securities (4)
5.1	Form of Opinion of Kutak Rock LLP regarding validity of the securities being registered**
8.1	Form of Opinion of Kutak Rock LLP**
8.2	Form of Opinion of Thorsteinssons LLP**
10.1

Loan and Security Agreement, dated as of January 18, 2023, by and between Westlake Capital Finance, LLC, a California limited liability company, as lender, and Nicholas Financial, Inc., a Florida corporation and Nicholas Data Services, Inc., a Florida corporation, as borrowers (5)

10.2	Purchase and Sale Agreement, dated December 11, 2019, by and between Platinum Auto Finance of Tampa Bay, LLC (6)
10.3	Purchase and Sale Agreement, dated January 30, 2020, by and between Platinum Auto Finance of Tampa Bay, LLC (7)
10.4	Purchase and Sale Agreement, dated February 20, 2020, by and between Platinum Auto Finance of Tampa Bay, LLC (8)
10.5	Nicholas Financial, Inc. 2015 Omnibus Incentive Plan (9) *
10.6	Form of Nicholas Financial, Inc. 2015 Omnibus Incentive Plan Stock Option Award (10) *
10.7	Form of Nicholas Financial, Inc. 2015 Omnibus Incentive Plan Restricted Stock Award (11) *
10.8	Form of Nicholas Financial, Inc 2015 Omnibus Incentive Plan Performance Share Award (12) *
10.9	Employment Agreement between the Corporation and Michael Rost, dated as of August 10, 2023 (13) *
10.10	Employment Agreement between the Corporation and Irina Nashtatik, dated as of July 21, 2022 (14) *
10.11	Separation and General Release Agreement between the Corporation and Douglas W. Marohn, dated as of May 9, 2022 (15)*
10.12	Form of Dealer Agreement and Schedule thereto listing dealers that are parties to such agreements (16)
10.13

Master Asset Purchase Agreement dated November 13, 2023, by and between Westlake Services, LLC dba Westlake Financial, a California limited liability company, Nicholas Financial, Inc., a Florida corporation and Nicholas Financial, Inc., a British Columbia corporation (17)

21	Subsidiaries of Nicholas Financial, Inc. (18)
23.1	Consent of FORVIS, LLP
23.2	Consent of RSM US LLP
24	Powers of Attorney (included on signature page hereto)
107	Filing Fee Table**

* Represents a management contract or compensatory plan, contract or arrangement in which a director or named executive officer of the Corporation participated.

** Previously filed.

(1)
Incorporated by reference to Appendix B to the Corporation’s Proxy Statement and Information Circular for the 2006 Annual General Meeting of Shareholders filed with the SEC on June 30, 2006.
(2)
Incorporated by reference to Exhibit 4.2 to the Corporation’s Registration Statement on Form S-8 filed with the SEC on May 24, 2007.
(3)
Incorporated by reference to Exhibit 4 to the Corporation’s Annual Report on Form 10-KSB for the fiscal year ended March 31, 2004, as filed with the SEC on June 29, 2004.
(4)
Incorporated by reference to Exhibit 4.2 to the Corporation’s Annual Report on Form 10-K for the fiscal year ended March 31, 2020, as filed with the SEC on June 22, 2020.
(5)
Incorporated by reference to Exhibit 10.2 to the Corporation’s Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2022, as filed with the SEC on February 14, 2023.
(6)
Incorporated by reference to Exhibit 10.22.1 to the Corporation’s Annual Report on Form 10-K for the fiscal year ended March 31, 2020, as filed with the SEC on June 22, 2020.
(7)
Incorporated by reference to Exhibit 10.22.2 to the Corporation’s Annual Report on Form 10-K for the fiscal year ended March 31, 2020, as filed with the SEC on June 22, 2020.
(8)
Incorporated by reference to Exhibit 10.22.3 to the Corporation’s Annual Report on Form 10-K for the fiscal year ended March 31, 2020, as filed with the SEC on June 22, 2020.
(9)
Incorporated by reference to Appendix A to the Corporation’s Proxy Statement and Information Circular for the 2015 Annual General Meeting of Shareholders, as filed with the SEC on July 6, 2015.
(10)
Incorporated by reference to Exhibit 10.13 to the Corporation’s Annual Report on Form 10-K for the fiscal year ended March 31, 2016, as filed with the SEC on June 14, 2016.
(11)
Incorporated by reference to Exhibit 10.14 to the Corporation’s Annual Report on Form 10-K for the fiscal year ended March 31, 2016, as filed with the SEC on June 14, 2016.
(12)
Incorporated by reference to Exhibit 10.15 to the Corporation’s Annual Report on Form 10-K for the fiscal year ended March 31, 2016, as filed with the SEC on June 14, 2016.
(13)
Incorporated by reference to Exhibit 10.1 to the Corporation’s Current Report on Form 8-K, dated August 10, 2023, as filed with the SEC on August 25, 2023.
(14)
Incorporated by reference to Exhibit 10.1 to the Corporation’s Current Report on Form 8-K, dated July 21, 2022, as filed with the SEC on July 22, 2022.
(15)
Incorporated by reference to Exhibit 10.1 to the Corporation’s Current Report on Form 8-K, dated May 10, 2022, as filed with the SEC on May 10, 2022.
(16)
Incorporated by reference to Exhibit 10.20 to the Corporation’s Annual Report on Form 10-K for the fiscal year ended March 31, 2017, as filed with the SEC on June 14, 2017.
(17)
Incorporated by reference to Exhibit 2.1 to the Corporation’s Current Report on Form 8-K, dated November 13, 2023, filed with the SEC on November 17, 2023.
(18)
Incorporated by reference to Exhibit 21 to the Corporation’s Annual Report on Form 10-K for the fiscal year ended March 31, 2023, as filed with the SEC on June 27, 2023.

Item 22. Undertakings

(a)
The undersigned registrant hereby undertakes:
(1)
to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)
to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
(ii)
to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.
(iii)
to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
(2)
that, for the purpose of determining any liability under the Securities Act of 1933, each such post- effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)
to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(6)
that, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)
any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)
any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)
the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
(iv)
any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(i)
The undersigned registrant hereby undertakes that:
(1)
for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.
(2)
for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Nicholas Financial, Inc. has duly caused this Amendment No. 1 to Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Clearwater, Florida on January 10, 2024.

NICHOLAS FINANCIAL, INC.

By:	/s/ Michael Rost
Michael Rost
Chief Executive Officer (Principal Executive Officer)

By:	/s/ Irina Nashtatik
Irina Nashtatik
Chief Financial Officer (Principal Financial and Accounting Officer)

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to Registration Statement on Form S-4 has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael Rost	Chief Executive Officer(Principal Executive Officer)	January 10, 2024
Name: Michael Rost

/s/ Irina Nashtatik	Chief Financial Officer (Principal Financial Officer)	January 10, 2024
Name: Irina Nashtatik

/s/ Jeffrey C. Royal	Chairman of the Board and Director	January 10, 2024
Name: Jeffrey C. Royal

/s/ Mark Hutchins	Director	January 10, 2024
Name: Mark Hutchins

/s/ Adam K. Peterson	Director	January 10, 2024
Name: Adam K. Peterson

/s/ Jeremy Q. Zhu	Director	January 10, 2024
Name: Jeremy Q. Zhu

/s/ Brendan Keating	Director	January 10, 2024
Name: Brendan Keating